     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                  TRACOR, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE
 (State or other jurisdiction                8711                         74-2618088
      of incorporation or        (Primary Standard Industrial          (I.R.S. Employer
          organization)            Classification Code No.)           Identification No.)

                             ---------------------

                                                              JAMES B. SKAGGS
               6500 TRACOR LANE                                 TRACOR, INC.
             AUSTIN, TEXAS 78725                              6500 TRACOR LANE
                (512) 926-2800                              AUSTIN, TEXAS 78725
      (Address, including zip code, and              (Address, including zip code, and
  telephone number, including area code, of        telephone number, including area code,
  registrant's principal executive offices)                of agent for service)

                             ---------------------

                                   Copies to:
                              DARREL A. RICE, ESQ.
                        WINSTEAD SECHREST & MINICK P.C.
                                1201 ELM STREET,
                                   SUITE 5400
                              DALLAS, TEXAS 75270
                                 (214) 745-5400

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS DESCRIBED IN THE ENCLOSED PROXY STATEMENT/PROSPECTUS HAVE BEEN SATISFIED OR WAIVED.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                            PROPOSED            PROPOSED
                                                             MAXIMUM             MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE PER       AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED             UNIT          OFFERING PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
8 1/2% Senior Subordinated
  Exchange Notes due 2007.........    $249,005,000           $996.02          $249,005,000           $75,456
==================================================================================================================

(1) Estimated pursuant to Rule 457(a) of the Securities Act of 1933, solely for the purpose of calculating the registration fee.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                  TRACOR, INC.

                                    FORM S-4
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                             LOCATION IN
                       FORM S-4 ITEM                                 PROXY STATEMENT/PROSPECTUS
                       -------------                                 --------------------------
A. INFORMATION ABOUT THE TRANSACTION
   1.  Forepart of Registration Statement and Outside Front
         Cover of Prospectus...............................    Facing Page of Registration Statement;
                                                                 Cross Reference Sheet; Outside Front
                                                                 Cover Page of Prospectus
   2.  Inside Front and Outside Back Cover Pages of
         Prospectus........................................    Available Information; Incorporation of
                                                                 Certain Documents by Reference; Table
                                                                 of Contents
   3.  Risk Factors, Ratio of Earnings to Fixed Charges and
         Other Information.................................    Summary; Selected Pro Forma and
                                                                 Historical Financial Data; Risk
                                                                 Factors
   4.  Terms of the Transaction............................    The Exchange Offer; Description of the
                                                                 Notes; Certain Federal Income Tax
                                                                 Considerations
   5.  Pro Forma Financial Information.....................    Summary; Selected Pro Forma and
                                                                 Historical Financial Data
   6.  Material Contacts with the Company Being Acquired...    Not Applicable
   7.  Additional Information Required for Reoffering by
         Persons and Parties Deemed To Be Underwriters.....    Not Applicable
   8.  Interests of Named Experts and Counsel..............    Not Applicable
   9.  Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities....................    Not Applicable

B. INFORMATION ABOUT THE REGISTRANT
  10.  Information with Respect to S-3 Registrants.........    Available Information; Incorporation of
                                                                 Certain Documents by Reference;
                                                                 Selected Pro Forma and Historical
                                                                 Financial Data; Recent Developments
  11.  Incorporation of Certain Information by Reference...    Incorporation of Certain Documents by
                                                                 Reference
  12.  Information with Respect to S-2 or S-3
         Registrants.......................................    Not Applicable
  13.  Incorporation of Certain Information by Reference...    Not Applicable
  14.  Information with Respect to Registrants Other than
         S-2 or S-3 Registrants............................    Not Applicable

                                                                             LOCATION IN
                       FORM S-4 ITEM                                 PROXY STATEMENT/PROSPECTUS
                       -------------                                 --------------------------
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  15.  Information with Respect to S-3 Companies...........    Not Applicable
  16.  Information with Respect to S-2 or S-3 Companies....    Not Applicable
  17.  Information with Respect to Companies Other than S-2
         or S-3 Companies..................................    Not Applicable

D. VOTING AND MANAGEMENT INFORMATION
  18.  Information if Proxies, Consents or Authorization
         Are to be Solicited...............................    Not Applicable
  19.  Information if Proxies, Consents or Authorization
         Are Not to be Solicited, or in an Exchange
         Offer.............................................    Management; Certain Transactions;
                                                                 Principal Stockholders

                   SUBJECT TO COMPLETION, DATED APRIL 1, 1997

PROSPECTUS

                               OFFER TO EXCHANGE
        8 1/2% SENIOR SUBORDINATED NOTES DUE 2007 (THE "EXCHANGE NOTES")
  FOR ALL OUTSTANDING 8 1/2% SENIOR SUBORDINATED NOTES DUE 2007 (THE "ORIGINAL
                                    NOTES")
                                       OF

                                     TRACOR
                         ------------------------------
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON             ,
                             1997 UNLESS EXTENDED.

    Tracor, Inc., a Delaware corporation (the "Company" or "Tracor"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 8 1/2% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding
8 1/2% Senior Subordinated Notes due 2007 (the "Original Notes"), of which $250.0 million in aggregate principal amount are outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the exchange will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be entitled to the benefits of an indenture dated as of March 14, 1997 governing the Original Notes and the Exchange Notes (the "Indenture"). The Original Notes and the Exchange Notes are sometimes referred to herein collectively as the "Senior Subordinated Notes" or the "Notes." See "The Exchange Offer" and "Description of Notes."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Original Notes. Consequently, the Exchange Notes will bear interest at the rate of 8 1/2% per annum and the interest will be payable semi-annually on March 1 and September 1 of each year commencing on September 1, 1997. The Exchange Notes will bear interest from and including the date of issuance of the Original Notes (March 14, 1997) (the "Issue Date"). Holders whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

    The Notes are redeemable, in whole or in part, at the option of the Company, on or after March 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time, or from time to time, on or prior to March 1, 2000, the Company, at its option, may redeem up to $87.5 million of the aggregate principal amount of the Notes originally issued, with the net cash proceeds of one or more Public Equity Offerings (as defined herein), at the redemption price set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption; provided that at least 65% of the principal amount of the Notes originally issued remains outstanding immediately after giving effect to such redemption.

    The Notes will be general unsecured obligations of the Company and will rank subordinate in right of payment to all Senior Indebtedness (as defined herein) of the Company. Pursuant to the terms of the Indenture (as defined herein), the Notes will be guaranteed on a senior subordinated unsecured basis by the Company's domestic wholly-owned subsidiaries (the "Subsidiary Guarantors"). The Guarantees (as defined herein) will be general unsecured obligations of the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined herein). At December 31, 1996, after giving effect to the Transactions (as defined herein), the aggregate amount of Senior Indebtedness outstanding would have been approximately $104.7 million (including $32.1 million of issued but undrawn letters of credit and $31.5 million of fully cash collateralized promissory notes payable issued in conjunction with the acquisition of Cordant Holdings, Inc. in September 1996) and the aggregate amount of Guarantor Senior Indebtedness (excluding guarantees of Senior Indebtedness) outstanding would have been approximately $5.9 million.

    In the event of a Change of Control (as defined herein), (i) the Company will have the option, at any time on or prior to March 1, 2002, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium (as defined herein), together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not so redeem the Notes, each holder of the Notes will have the right, subject to certain conditions, to require the Company to repurchase such holder's Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. In addition, the Company will be obligated to make an offer to purchase Notes in the event of certain asset sales. See "Description of Notes."

    SEE "RISK FACTORS" COMMENCING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF ORIGINAL NOTES SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

    The Company will accept for exchange any and all validly tendered Notes not
withdrawn prior to 5:00 p.m., New York City time, on            , 1997 unless
extended by the Company, in its sole discretion (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Date is subject to certain customary conditions. See "The Exchange
Offer -- Certain Conditions to the Exchange Offer." Notes may be tendered only in integral multiples of $1,000.
                         ------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------
                THE DATE OF THIS PROSPECTUS IS            , 1997

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Original Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met.

     Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution." The Company believes that none of the registered holders of the Original Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     Prior to this Exchange Offer, there has been no public market for the Senior Subordinated Notes. The Company does not intend to list the Senior Subordinated Notes on any securities exchange or to seek approval for quotations through any automated quotation system. There can be no assurance that an active market for the Senior Subordinated Notes will develop. To the extent that a market for the Senior Subordinated Notes does develop, the market value of the Senior Subordinated Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the Senior Subordinated Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Lack of Public Market."

     The Company will not receive any proceeds from this Exchange Offer. The Company has agreed to bear the expenses of this Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF ORIGINAL NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal, nor any exchange made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

     The Company files periodic reporting and other information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such material may be accessed electronically by means of the Commission's home page on the Internet at http: //www.sec.gov.

     In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144(d)(4) under the Securities Act.

                 CERTAIN INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference into this Prospectus.

     1. Annual Report of the Company on Form 10-K for the year ended December 31, 1996; and

     2. Current Report of the Company on Form 8-K filed with the Commission on February 14, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and the accompanying Prospectus and to be a part hereof from the date of filing such documents.

     Any statements contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus to the extent that a statement contained in this Prospectus and the accompanying Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus and the accompanying Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and the accompanying Prospectus.

                               TABLE OF CONTENTS

Available Information.......................................    ii
Certain Information Incorporated By Reference...............    ii
Prospectus Summary..........................................     1
The Exchange Offer..........................................     5
Summary Pro Forma and Historical Financial Data.............    10
Risk Factors................................................    11
The Transactions............................................    15
Use of Proceeds.............................................    15
Capitalization..............................................    16
Selected Pro Forma and Historical Financial Data............    17
Selected Pro Forma and Historical Sales Percentages.........    18
Management's Discussion and Analysis of Financial Condition
  and Results of Operation..................................    19
Business....................................................    23
Management..................................................    37
Retirement Plan Benefits....................................    43
Certain Transactions........................................    47
Recent Developments.........................................    47
Principal Stockholders......................................    48
Description of New Bank Credit Facility.....................    51
The Exchange Offer..........................................    52
Description of Notes........................................    62
Book-Entry; Delivery and Form...............................    85
Certain Federal Income Tax Considerations...................    87
Plan of Distribution........................................    89
Legal Matters...............................................    90
Experts.....................................................    90
Audited Financial Statements................................   F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors that should be considered by potential investors.

                                  THE COMPANY

     Tracor, Inc. (collectively with its subsidiaries, "Tracor" or the "Company") provides sophisticated electronic and information technology products, systems and services to the U.S. Department of Defense ("DOD"), other U.S. government agencies, foreign governments and commercial customers. The Company's business units operate in the U.S. and foreign defense electronics, information technology and systems engineering and integration markets and largely support existing high-priority DOD weapons, platforms and systems. The Company's products and services enable defense customers to enhance the operational performance and readiness of existing weapons and platforms as well as extend their useful lives and survivability. As a result, the Company believes it is well positioned to benefit from fundamental changes in national defense strategy precipitated by the end of the Cold War. Since August 1993, the Company has made three substantial acquisitions as part of its strategy to take advantage of a consolidating defense industry. With the Company's recent acquisition of Cordant Holdings, Inc. and its subsidiaries (collectively, "Cordant"), it has achieved a major presence, and substantially increased its revenues in the information technology market serving a broad range of new DOD and other government customers. Largely as a result of such acquisitions, Tracor's revenues and operating income have increased from $261.8 million and $11.1 million, respectively, in 1992 to $1,082.5 million and $92.6 million, respectively, in 1996.

     A key component of the Company's strategy has been establishing itself as an industry leader in several high-priority DOD program areas, including:

     - Navy Systems Engineering and Integration: Tracor is a major provider of systems engineering and integration services to the U.S. Navy and is the principal systems integrator for certain key programs, including both the radio communication suite and the combatant systems for cruisers and destroyers equipped with the AEGIS weapon system. Combatant systems include anti-air defense missile systems, Tomahawk cruise missiles, Harpoon missiles, undersea warfare systems and supporting systems. The Company has a similar position in submarine ballistic missile programs.

     - Imagery Exploitation and Mission Planning: Tracor develops enhanced image interpretation and mission planning systems for the DOD and provides these high-priority systems to several critical areas within the defense and intelligence markets.

     - Information Systems: Tracor is a leading provider of a wide range of information technology products, systems and services to the DOD, nondefense government agencies and the commercial market through its newly formed Tracor Information Systems Company, which combined the recently acquired Cordant with the Company's Quality Systems, Inc. and Software Center of Excellence. The work in this area includes offering information systems solutions to customers, which include certain intelligence agencies, the U.S. Postal Service and the U.S. Department of Justice.

     - Electronic Warfare: The Company designed, and currently is the only manufacturer of, the most advanced and widely used countermeasures dispenser systems in the U.S. and is a major supplier of countermeasures expendables in the domestic and international defense markets. The Company is also a major supplier of communications and radar countermeasures and radar warning receiver subsystems. These systems provide an important, cost-effective means of protecting combat aircraft and crews.

     - Drones: Tracor designs, modifies and converts military aircraft into remotely controlled aerial targets ("drones") and produces sub-scale drones, both of which are critical elements of weapons testing and evaluation and training. To date, the Company has produced more full-scale target drones than any other DOD contractor.

     - Automatic Test Systems: The Company is the largest supplier of avionics automatic test equipment to the U.S. Air Force which substantially improves the readiness of advanced military aircraft, including the F-16 fighter. Tracor also is supplying test equipment for the new Japanese F-2 fighter.

     The Company believes its established positions in high-priority programs are due, in part, to its longstanding, consistently high-quality performance under existing contracts. Tracor has a strong record of winning contract recompetitions in which it has been involved in the last several years and is the recipient of numerous performance awards, including 25 Blue Ribbon awards, placing the Company among the approximately top one percent of contractors who received these awards based on their individual records for on-schedule, high-quality performance under existing contracts. For the high-priority AEGIS program, Tracor provides primary support for a U.S. Navy unit which has been selected to receive an unprecedented fourteenth AEGIS Excellence Award. All Tracor units emphasize continuous improvement to increase efficiencies and enhance competitiveness. Several operations have achieved ISO 9001 certification, enabling the Company to reduce costs associated with military specifications and to comply with foreign customer requirements. Two of Tracor's major subsidiaries also achieved the Software Engineering Institute ("SEI") Level 3 certification, placing it in the elite class of the 10 percent of software companies which have adopted a standard software process for both management and engineering activities. The Company's competitive performance and cost structure have allowed it to develop strong, long-lasting relationships with its major customers. The Company has been the prime contractor for services and products for many of the U.S. government's key existing programs for periods ranging from 15 to 40 years, and in many cases has been involved in the evolution of a program or weapons class since its inception. The Company currently is performing under more than 700 contracts with approximately 100 separate agencies of the U.S. government. This existing business base led to a firm backlog of $1.0 billion on December 31, 1996. Unexercised contract options as of December 31, 1996 were $1.6 billion. This total backlog of $2.6 billion is the highest in the Company's history and represents a 40% increase over total backlog at December 31, 1995. Approximately 80% of firm backlog is expected to be realized as sales within one year and approximately 76% represents contracts with agencies of the U.S. government or its prime contractors.

     A major portion of Tracor's business is in the operations and maintenance segment of the U.S. defense budget. Operations and maintenance now exceed procurement as the largest segment of the DOD budget. DOD operations and maintenance expenditures emphasize maintaining the readiness of armed forces and are focused on upgrading the effectiveness of existing combat systems and on extending their useful lives. Because the Company is a major supplier of systems and services which improve effectiveness, prolong the life of existing weapons platforms and enhance the survivability of combat systems at a relatively low cost, management believes the Company will benefit from these priorities in the DOD budget. A modest increase in the procurement portion of the budget is expected, and Tracor is also well positioned to benefit from this upturn.

     A primary component of Tracor's business strategy has been selected strategic acquisitions of companies with complementary business areas where significant consolidation and cost reduction opportunities exist. The Company's recent acquisitions have broadened and strengthened the Company's position in core business areas and have created significant opportunities for cost savings. The acquisition of Vitro Corporation and its subsidiaries (individually and collectively, "Vitro") in August 1993 established the Company as a major provider of engineering and management support to the U.S. Navy. The acquisition of GDE Holdings, Inc. and its subsidiaries (individually and collectively, "GDE") in November 1994 established Tracor as a major provider of advanced digital imagery and mission planning technology and has made it the largest supplier of avionics automatic test equipment to the U.S. Air Force. The acquisitions of Vitro and GDE also established Tracor as a key supplier to the intelligence organizations of the U.S. government. The acquisition of AEL Industries, Inc. ("AEL") in February 1996 strengthened Tracor's position in long-term electronic warfare production programs and added key capabilities in radio frequency, antenna and microwave technologies. The acquisition of Cordant in September 1996 strengthened Tracor's information systems integration capabilities and established the Company with a new group of DOD and other government customers. Concurrently with the Cordant acquisition, Tracor formed Tracor Information Systems Company, consisting of Cordant, Quality Systems, Inc. and Software Center of Excellence.

     The acquisitions of Vitro, GDE and AEL and the recent acquisition of Cordant have broadened and strengthened the Company's position in core business areas and enhanced the Company's ability to compete in new business areas. In particular, the Company expects to have an increased ability to bid on contracts in new business areas which draw upon complementary capabilities or customer relationships of any or all of the acquired companies. In addition, since the acquisition of Vitro, significant cost savings have been realized resulting from the consolidation of facilities, staff reductions, process improvements and elimination of other duplicative costs. While a substantial portion of such savings have resulted in reductions in sales under cost-reimbursement contracts, management believes the Company's cost competitiveness has been enhanced. The Company has also realized significant net cost savings in connection with the GDE and AEL acquisitions and has identified additional savings in connection with the Cordant acquisition. As planned in connection with the AEL acquisition, several excess facilities and two non-core lines of business at AEL have been sold for $14 million and another facility is for sale. In addition to these major acquisitions, the Company has acquired six small complementary business units since 1994 which enhance the execution of its strategic plans. Although there can be no assurance of the successful consummation of any further acquisitions, management believes the continuing consolidation within the defense industry will result in additional opportunities for the Company to make attractive acquisitions.

     Tracor is organized under the laws of Delaware with principal executive offices located at 6500 Tracor Lane, Austin, Texas 78725 (telephone number:
(512) 926-2800).

                                THE TRANSACTIONS

     On March 14, 1997, the Company consummated its offer (the "Tender Offer") to purchase for cash up to the entire outstanding principal amount of the Company's 10 7/8 Senior Subordinated Notes due 2001 (the "Old Notes") and the related solicitation of consents (the "Consent Solicitation") to modify certain terms of the indentures under which the Old Notes were issued. Pursuant to the Tender Offer $112,891,000 of Old Notes were tendered. The Company also refinanced, as of March 14, 1997, its outstanding indebtedness under its existing bank credit agreement and obtained a new bank credit facility (the "New Bank Credit Facility") providing for a revolving line of credit in the initial principal amount of $200 million (the Tender Offer and related Consent Solicitation and the refinancing of such bank indebtedness are collectively referred to as the "Transactions").

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER:........  The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Original Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. There is $250.0 million aggregate principal amount of Original Notes outstanding. See "The Exchange Offer."

                             Based on an interpretation by the staff of the
                               Securities and Exchange Commission (the
                               "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemptions under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

REGISTRATION RIGHTS
  AGREEMENT:...............  The Original Notes were sold by the Company on
                               March 14, 1997 to the Initial Purchasers pursuant to a Purchase Agreement dated February 28, 1997 by and among the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement dated as of March 14, 1997 (the "Registration Rights Agreement") which grants the holders of the Original Notes certain exchange and registration rights. See "The Exchange
                               Offer -- Termination of Certain Rights." This Exchange Offer is intended to satisfy such rights, which terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes.

EXPIRATION DATE:...........  The Exchange Offer will expire at 5:00 p.m., New
                               York City time, on             , 1997, unless the
                               Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND
  ORIGINAL NOTES:..........  The Exchange Notes will bear interest from and including the Issue Date. Holders whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

CONDITIONS TO THE EXCHANGE
  OFFER:...................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Certain Conditions to the Exchange Offer." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

PROCEDURES FOR TENDERING
  NOTES:...................  Each holder of Original Notes wishing to accept the
                               Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Original Notes and any other
                               required documentation to                     ,
                               as Exchange Agent, at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder of the Original Note in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer -- Resale of Exchange Notes"), (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities act. See "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS:.........  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Original Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange
                               Offer -- Procedures for Tendering." If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

GUARANTEED DELIVERY
  PROCEDURES:..............  Holders of Original Notes who wish to tender their
                               Original Notes and whose Original Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal
                               to                     , as Exchange Agent, prior
                               to the Expiration Date, must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF THE ORIGINAL
  NOTES AND DELIVERY OF THE
  EXCHANGE NOTES:..........  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Original Notes which are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS:.........  Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. See "The
                               Exchange Offer -- Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS:..........  For a discussion of certain federal income tax considerations relating to the exchange of the Exchange Notes for the Original Notes, see "Certain Federal Income Tax Considerations."

EXCHANGE AGENT:............                      is serving as the exchange
                               agent (the "Exchange Agent") in connection with the Exchange Offer.

CONSEQUENCES OF FAILURE TO
  EXCHANGE:................  The Original Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                               Offer -- Consequences of Failure to Exchange."

                                   THE NOTES

THE EXCHANGE NOTES.........  The Exchange Offer applies to $250.0 million aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. See "Description of Notes" for further information and for definitions of certain capitalized terms used below.

MATURITY DATE..............  March 1, 2007.

INTEREST PAYMENT DATES.....  Interest on the Exchange Notes will accrue from the date of original issuance (the "Issue Date") and is payable semi-annually on each March 1 and September 1, commencing September 1, 1997.

RANKING....................  The Exchange Notes will be general unsecured obligations of the Company and will be
                               subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Exchange Notes will rank pari passu with the Original Notes and any future senior subordinated indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. As of December 31, 1996, after giving effect to the Transactions, the Company would have had approximately $104.7 million of Senior Indebtedness (including $32.1 million of issued but undrawn letters of credit and $31.5 million of fully cash collateralized promissory notes payable issued in conjunction with the acquisition of Cordant).

OPTIONAL REDEMPTION........  The Exchange Notes are redeemable in whole or in part, at the option of the Company on or after March 1, 2002, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, prior to March 1, 2000, the Company, at its option, may redeem up to $87.5 million of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings, at the redemption prices set forth herein plus accrued interest to the date of redemption; provided that at least 65% of the principal amount of the Notes originally issued remains outstanding immediately after giving effect to any such redemption.

CHANGE OF CONTROL..........  Upon a Change of Control (as defined), (i) the
                               Company will have the option, at any time on or prior to March 1, 2002, to redeem the Notes in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, and (ii) if the Company does not so redeem the Notes, each holder will have the right, subject to certain conditions, to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase.

GUARANTEES.................  The Exchange Notes will be guaranteed on a senior subordinated basis by the Subsidiary Guarantors. The Guarantees will be general un-secured obligations of the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness. As of December 31, 1996, after giving effect to the Transactions, the Subsidiary Guarantors collectively would have had approximately $5.9 million of Guarantor Senior Indebtedness (excluding guarantees of Senior Indebtedness).

CERTAIN COVENANTS..........  The Indenture governing the Notes (the "Indenture")
                               will contain certain covenants that limit the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

  For additional information regarding the Exchange Notes, see "Description of
                                    Notes."

                SUMMARY PRO FORMA AND HISTORICAL FINANCIAL DATA

     The following summary financial data should be read in conjunction with the historical consolidated financial statements of Tracor, Inc. and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this Prospectus.

                                              PRO FORMA
                                               FOR THE
                                            TRANSACTIONS                             HISTORICAL
                                            -------------    ----------------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------------
                                               1996(1)        1996(1)        1995      1994(1)     1993(1)       1992
                                            -------------    ----------    --------    --------    --------    --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales...............................   $1,082,505      $1,082,505    $886,920    $694,037    $407,495    $261,835
  Cost of sales...........................      866,234         866,234     713,802     568,020     333,852     214,070
  Selling, administrative, and general
    expenses..............................      123,681         123,681     104,928      78,201      49,889      36,639
                                             ----------      ----------    --------    --------    --------    --------
  Earnings before interest, income taxes
    and extraordinary item................       92,590          92,590      68,190      47,816      23,754      11,126
  Interest expense, net...................       22,464          26,470      19,496      16,771       8,277       3,746
                                             ----------      ----------    --------    --------    --------    --------
  Income before income taxes and
    extraordinary item....................       70,126          66,120      48,694      31,045      15,477       7,380
  Income taxes............................       31,148          29,506      20,831      12,498       6,200       2,850
                                             ----------      ----------    --------    --------    --------    --------
  Income before extraordinary item........       38,978          36,614      27,863      18,547       9,277       4,530
  Extraordinary loss from early
    extinguishment of debt, net of income
    tax benefit of $6,109.................       (8,791)             --          --          --          --          --
                                             ----------      ----------    --------    --------    --------    --------
  Net income..............................   $   30,187      $   36,614    $ 27,863    $ 18,547    $  9,277    $  4,530
                                             ==========      ==========    ========    ========    ========    ========
SHARE DATA:
  Income per common and common equivalent
    share:
    Primary:
      Income before extraordinary item....   $     1.55      $     1.46    $   1.23    $   0.96    $   0.56    $   0.32
      Extraordinary loss..................        (0.35)             --          --          --          --          --
                                             ----------      ----------    --------    --------    --------    --------
      Net income..........................   $     1.20      $     1.46    $   1.23    $   0.96    $   0.56    $   0.32
                                             ==========      ==========    ========    ========    ========    ========
    Fully diluted:
      Income before extraordinary item....   $     1.55      $     1.46    $   1.23    $   0.93    $   0.54    $   0.32
      Extraordinary loss..................        (0.35)             --          --          --          --          --
                                             ----------      ----------    --------    --------    --------    --------
      Net income..........................   $     1.20      $     1.46    $   1.23    $   0.93    $   0.54    $   0.32
                                             ==========      ==========    ========    ========    ========    ========
    Weighted average common and common
      equivalent shares...................       25,353          25,353      24,168      22,113      22,069      21,953
OPERATING AND OTHER DATA:
  Capital expenditures....................   $   19,623      $   19,623    $ 13,676    $ 11,007    $  8,435    $  7,360
  Depreciation and amortization...........       30,361          30,361      22,854      14,746       9,614       6,814
  Firm backlog............................    1,030,472       1,030,472     923,978     806,228     590,366     301,502
BALANCE SHEET DATA:
  Working capital.........................   $  170,092      $  140,430    $129,129    $ 95,392    $ 87,140    $ 45,977
  Total assets............................      746,522         744,954     467,456     444,086     305,733     139,771
  Total long-term debt....................      330,622(2)      316,884(2)  191,175     205,738     144,302      50,194
  Shareholders' equity....................      212,457         222,917     136,965      90,592      63,167      52,345

---------------

(1) Reflects the acquisitions of Cordant on September 26, 1996, AEL on February 22, 1996, GDE on November 17, 1994 and Vitro on August 25, 1993.

(2) Debt includes $31.5 million of fully cash collateralized promissory notes payable issued in conjunction with the acquisition of Cordant.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors prior to making an investment in the Exchange Notes offered hereby.

HIGH LEVERAGE

     The Company is highly leveraged. The Company's leverage could have the following consequences for holders of the Exchange Notes: (a) additional financing for working capital, capital expenditures, acquisitions, or other purposes may be difficult to obtain; (b) a substantial portion of cash flow from operations must be dedicated to the payment of principal and interest on indebtedness; and (c) the Company may be more vulnerable to defense industry or general economic downturns which may limit its ability to withstand competitive pressures.

     As of December 31, 1996, after giving effect to the Transactions, the Company's total indebtedness (including $31.5 million of fully cash collateralized promissory notes payable issued in conjunction with the acquisition of Cordant) and stockholders' equity were $330.6 million and $212.5 million, respectively. See "Capitalization." The Company's ability to pay interest on the Exchange Notes, and to meet other debt service obligations and to reduce total debt will be dependent upon its future performance, which, in turn, will be subject to general conditions in the defense industry and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

SUBORDINATION OF EXCHANGE NOTES AND THE GUARANTEES

     The Exchange Notes and the Guarantees will be subordinated in right of payment to all Senior Indebtedness of the Company and Guarantor Senior Indebtedness of the Subsidiary Guarantors, respectively. In the event of bankruptcy, liquidation or reorganization of the Company or the Subsidiary Guarantors, the assets of the Company and the Subsidiary Guarantors will be available to pay obligations on the Exchange Notes only after all Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes then outstanding. As of December 31, 1996, after giving effect to the Transactions, the Company would have had approximately $104.7 million of Senior Indebtedness (including $32.1 million of issued but undrawn letters of credit and $31.5 million of fully cash collateralized promissory notes payable issued in conjunction with the acquisition of Cordant) and the Subsidiary Guarantors would have had approximately $5.9 million of Guarantor Senior Indebtedness (excluding guarantees of Senior Indebtedness). Additional Senior Indebtedness and Guarantor Senior Indebtedness may be incurred by the Company and the Subsidiary Guarantors from time to time subject to certain restrictions contained in its New Bank Credit Facility and the Indenture. See "Description of New Bank Credit Facility" and "Description of Notes."

COMPETITION

     Declining defense budgets and increasing pressures for cost reductions have precipitated a major consolidation in the defense industry. This consolidation has resulted in program cancellations, scope reductions, delays in contract funding or awards and significant predatory pricing pressures associated with increased competition and reduced funding. Because some of the Company's current and potential future competitors may have significantly greater resources than the Company, the Company's ability to compete effectively in the consolidating defense industry could be adversely impacted.

RISKS OF REDUCTIONS OR CHANGES IN MILITARY EXPENDITURES

     The primary customers of the Company are the U.S. Navy, Air Force, Army and other agencies of the DOD. Sales under contracts with the DOD or under subcontracts that identified the DOD as the ultimate purchaser represented approximately 78% of the Company's 1996 sales. The U.S. defense budget declined in real terms since the mid-1980s, resulting in some delays in new program starts, program stretch-outs and program cancellations. The U.S. defense budget has begun to stabilize and, for the first time since the mid-1980s, increased in 1996, adjusted for inflation. A major portion of the Company's DOD business is funded by the operations and maintenance portion of the defense budget, which has declined less than any other segment and is expected to comprise approximately one-third of the defense budget over the next decade. A significant decline in U.S. military expenditures, particularly in the operations and maintenance portion of the defense budget, or a reapportioning of such expenditures reducing the operations and maintenance segment, might materially and adversely affect the Company's sales and earnings. The loss or significant curtailment of the Company's material U.S. military contracts would materially and adversely affect the Company's future sales and earnings. See "Business -- Major Customers."

UNCERTAINTY ASSOCIATED WITH GOVERNMENT CONTRACTS

     The Company's contracts with the U.S. government and its prime contractors are subject to termination either upon default by the Company or at the convenience of the U.S. government. Termination for convenience provisions generally entitle the Company to recover costs incurred, settlement expenses and profit on work completed prior to termination. In addition to the right of the U.S. government to terminate, U.S. government contracts are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally, incrementally, committed to the contract by the procuring agency from appropriations made by Congress for future fiscal years. See
"Business -- Government Contracts."

     The Company in the ordinary course of its business occasionally performs under contracts for which funding authorization from the U.S. government has either expired or not been obtained. No assurance can be given that the Company will realize the revenue expected from performing under such contracts.

     Because the Company contracts to supply goods and services to the U.S. government, it is also subject to other risks, including contract suspensions, protests by disappointed bidders of contract awards which can result in the reopening of the bidding process and changes in government policies or regulations. See "Business -- Government Contracts."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

     The Indenture will restrict, among other things, the Company and the Subsidiary Guarantors' ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Indebtedness or Guarantor Senior Indebtedness and senior in right of payment to the Exchange Notes or the Guarantees, as the case may be, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Company's New Bank Credit Facility will contain other and more restrictive covenants and will prohibit the Company from prepaying its other indebtedness (including the Exchange Notes). See "Description of
Notes -- Certain Covenants" and "Description of New Bank Credit Facility." The New Bank Credit Facility also will require the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Bank Credit Facility and/or the Indenture. Upon the occurrence of an event of default under the New Bank Credit Facility, the lenders thereunder could elect to declare all amounts outstanding under the New Bank Credit Facility, together with accrued interest, to be immediately due and payable, which would, in turn, result in an event of default under the Indenture.

FRAUDULENT TRANSFER STATUTES

     The incurrence by the Company and the Subsidiary Guarantors of indebtedness such as the Exchange Notes and the Guarantees may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company or the Subsidiary Guarantors. Under these laws, if a court were to find that, after giving effect to the sale of the Exchange Notes and the application of the net proceeds therefrom, either (a) the Company or the Subsidiary

Guarantors incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company or the Subsidiary Guarantors received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or was rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which the assets remaining with the Company or the Subsidiary Guarantors constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future indebtedness of the Company or the Subsidiary Guarantors, as the case may be, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Company's or the Subsidiary Guarantors', as the case may be, creditors or take other action detrimental to the holders of such indebtedness.

     The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and matured.

     Each of the Company and the Subsidiary Guarantors believe that they will receive equivalent value at the time the indebtedness under the Exchange Notes and the Guarantees is incurred. Pursuant to the terms of the Guarantees, the liability of each Subsidiary Guarantor is limited to the maximum amount of indebtedness permitted, at the time of the grant of such Guarantee, to be incurred in compliance with fraudulent conveyance or similar laws. In addition, neither the Company nor any Subsidiary Guarantor believes that it, after giving effect to the Transactions, (i) was or will be insolvent or rendered insolvent,
(ii) was or will be engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or (iii) intends or intended to incur, or believes or believed that it will or would incur, debts beyond its ability to pay such debts as they mature. These beliefs are based on the Company's operating history and analysis of internal cash flow projections and estimated values of assets and liabilities of the Company and the Subsidiary Guarantors as of the date hereof. There can be no assurance, however, that a court passing on these issues would make the same determination.

ABSENCE OF PUBLIC MARKET

     Prior to the Exchange Offer, there has not been any public market for the Original Notes. The Original Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. [The Initial Purchasers of the Original Notes currently make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer.] Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon and in the Offering Memorandum, dated February 28, 1997, because the Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Original Notes under the Securities Act and, after consummation of the Exchange Offer will not be obligated to do so except under limited circumstances. See "The Exchange Offer -- Purpose of the Exchange Offer." Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holders have no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holders nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that received Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer."

EXCHANGE OFFER PROCEDURES

     The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer."

                                THE TRANSACTIONS

     The Company has completed a series of related financing transactions which have reduced debt service costs and provide the Company with greater financing flexibility. On March 14, 1997, Tracor consummated the Tender Offer and purchased for cash $112,891,000 of the Old Notes and completed the related Consent Solicitation to modify certain terms of the indentures for the Old Notes on February 13, 1997. The purchase price paid in respect of validly tendered Old Notes and related consents was 106 1/2% of the aggregate principal amount, plus accrued interest up to, but not including the date of purchase. The Company also refinanced its outstanding indebtedness under its existing bank credit agreement and entered into the New Bank Credit Facility providing for a revolving line of credit in the initial principal amount of $200 million. The revolving credit commitments under the New Bank Credit Facility are available for a period of five years subject to reductions in total availability in years three and four.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Original Notes in like principal amount, the terms of which are identical to the Exchange Notes. The Original Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996, on a historical basis and on a pro forma basis giving effect to the Transactions as if they had occurred on December 31, 1996. This table should be read in conjunction with the "Selected Pro Forma and Historical Financial Data" included elsewhere in this Prospectus.

                                                                  DECEMBER 31, 1996
                                                              --------------------------
                                                                ADJUSTED
                                                                FOR THE
                                                              TRANSACTIONS    HISTORICAL
                                                              ------------    ----------
                                                                (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................     $ 36.8         $ 36.8
                                                                 ======         ======
Long-term debt:
  New Bank Credit Facility..................................     $ 40.8         $   --
  Existing Bank Credit Facility.............................         --          163.2
  Old Notes.................................................        3.1          115.9
  Notes offered hereby......................................      249.0             --
  Other(1)..................................................       37.7           37.7
                                                                 ------         ------
Total long-term debt........................................      330.6          316.8
Shareholders' equity........................................      212.5(2)       222.9
                                                                 ------         ------
          Total capitalization..............................     $543.1         $539.7
                                                                 ======         ======

---------------

(1) Debt includes $31.5 million of fully cash collateralized promissory notes payable issued in conjunction with the acquisition of Cordant.

(2) Reflects the following charge:

Premium paid to retire Old Notes............................  $ 7.5
Unamortized deferred debt issuance costs:
  Existing Bank Credit Facility.............................    7.5
  Old Notes.................................................    2.7
Income tax benefit..........................................   (7.3)
                                                              -----
                                                              $10.4
                                                              =====

                SELECTED PRO FORMA AND HISTORICAL FINANCIAL DATA

     The following table sets forth certain selected historical and pro forma financial data of Tracor. The historical data as of December 31, 1996, 1995, 1994, 1993 and 1992 has been derived from the audited consolidated financial statements of the Company. The pro forma data has been derived from the Unaudited Pro Forma Statement of Income of Tracor which is not included in this document and reflects the effect of the Transactions as if they had occurred on January 1, 1996. The information below should be read in conjunction with the consolidated financial statements of the Company and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this Prospectus.

                                                PRO FORMA
                                                 FOR THE
                                               TRANSACTIONS                            HISTORICAL
                                               ------------     --------------------------------------------------------
                                                                        YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------------------------------
                                                 1996(1)         1996(1)         1995     1994(1)    1993(1)      1992
                                               ------------     ----------     --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Net sales..................................   $1,082,505      $1,082,505     $886,920   $694,037   $407,495   $261,835
  Cost of sales..............................      866,234         866,234      713,802    568,020    333,852    214,070
  Selling, administrative and general
    expenses.................................      123,681         123,681      104,928     78,201     49,889     36,639
                                                ----------      ----------     --------   --------   --------   --------
  Earnings before interest, income taxes and
    extraordinary item.......................       92,590          92,590       68,190     47,816     23,754     11,126
  Interest expense, net......................       22,464(2)       26,470       19,496     16,771      8,277      3,746
                                                ----------      ----------     --------   --------   --------   --------
  Income before income taxes and
    extraordinary item.......................       70,126          66,120       48,694     31,045     15,477      7,380
  Income taxes...............................       31,148          29,506       20,831     12,498      6,200      2,850
                                                ----------      ----------     --------   --------   --------   --------
  Income before extraordinary item...........       38,978          36,614       27,863     18,547      9,277      4,530
  Extraordinary loss from early
    extinguishment of debt, net of income tax
    benefit of $6,109........................       (8,791)(3)          --           --         --         --         --
                                                ----------      ----------     --------   --------   --------   --------
  Net income.................................   $   30,187      $   36,614     $ 27,863   $ 18,547   $  9,277   $  4,530
                                                ==========      ==========     ========   ========   ========   ========
SHARE DATA:
  Income per common and common equivalent
    share:
    Primary:
      Income before extraordinary item.......   $     1.55      $     1.46     $   1.23   $   0.96   $   0.56   $   0.32
      Extraordinary loss.....................        (0.35)             --           --         --         --         --
                                                ----------      ----------     --------   --------   --------   --------
      Net income.............................   $     1.20      $     1.46     $   1.23   $   0.96   $   0.56   $   0.32
                                                ==========      ==========     ========   ========   ========   ========
    Fully diluted:
      Income before extraordinary item.......   $     1.55      $     1.46     $   1.23   $   0.93   $   0.54   $   0.32
      Extraordinary loss.....................        (0.35)             --           --         --         --         --
                                                ----------      ----------     --------   --------   --------   --------
      Net income.............................   $     1.20      $     1.46     $   1.23   $   0.93   $   0.54   $   0.32
                                                ==========      ==========     ========   ========   ========   ========
    Weighted average common and common
      equivalent shares......................       25,353          25,353       24,168     22,113     22,069     21,953
OPERATING AND OTHER DATA:
  Capital expenditures.......................   $   19,623      $   19,623     $ 13,676   $ 11,007   $  8,435   $  7,360
  Depreciation and amortization..............       30,361          30,361       22,854     14,746      9,614      6,814
  Firm backlog...............................    1,030,472       1,030,472      923,978    806,228    590,366    301,502
  Ratio of earnings to fixed charges(4)......          3.3x            2.9x         2.8x       2.4x       2.5x       2.4x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital............................   $  170,092      $  140,430     $129,129   $ 95,392   $ 87,140   $ 45,977
  Total assets...............................      746,522         744,954      467,456    444,086    305,733    139,771
  Total long-term debt.......................      330,622(5)      316,884(5)   191,175    205,738    144,302     50,194
  Shareholders' equity.......................      212,457(6)      222,917      136,965     90,592     63,167     52,345

---------------

(1) Reflects the acquisitions of Cordant on September 26, 1996, AEL on February 22, 1996, GDE on November 17, 1994 and Vitro on August 25, 1993.

(2) Historical interest expense is reduced by $1,478 reflecting pro forma interest on the Notes of 8 1/2% and 7% for the New Bank Credit Facility. Additionally, amortization of deferred financing costs included in interest expense is reduced by $2,528 as a result of the write-off of unamortized deferred financing costs.

(3) The extraordinary loss is comprised of a $7,496 premium to retire the Old Notes and $7,404 in unamortized deferred debt issuance costs.

(4) For the purpose of calculating the ratios of earnings to fixed charges, "earnings" represents income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, excluding interest income and, including amortization of debt issuance costs, and the portion of operating lease rental expense which management believes is representative of the interest component of lease expense.

(5) Debt includes $31.5 million of fully cash collateralized promissory notes payable issued in conjunction with the acquisition of Cordant.

(6) See Note (2) to Capitalization table on Page 16 of this Prospectus.

              SELECTED PRO FORMA AND HISTORICAL SALES PERCENTAGES

     The following table presents certain income statement data as a percentage of net sales for the years ended December 31, 1996, 1995, 1994, 1993 and 1992.

                                           PRO FORMA
                                            FOR THE
                                          TRANSACTIONS                HISTORICAL
                                          ------------   -------------------------------------
                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                              1996       1996    1995    1994    1993    1992
                                          ------------   -----   -----   -----   -----   -----
Net sales...............................     100.0%      100.0%  100.0%  100.0%  100.0%  100.0%
Cost of sales...........................      80.0        80.0    80.5    81.8    81.9    81.8
                                             -----       -----   -----   -----   -----   -----
  Gross profit..........................      20.0        20.0    19.5    18.2    18.1    18.2
Operating expenses......................      10.3        10.3    10.8    10.9    12.0    14.0
Intangible amortization.................       1.1         1.1     1.0     0.4     0.3      --
                                             -----       -----   -----   -----   -----   -----
          Total selling, administrative,
            and general expenses........      11.4        11.4    11.8    11.3    12.3    14.0
                                             -----       -----   -----   -----   -----   -----
Earnings before interest, income taxes
  and extraordinary item................       8.6         8.6     7.7     6.9     5.8     4.2
Interest expense, net...................       2.1         2.5     2.2     2.4     2.0     1.4
                                             -----       -----   -----   -----   -----   -----
Income before income taxes and
  extraordinary item....................       6.5         6.1     5.5     4.5     3.8     2.8
Income taxes............................       2.9         2.7     2.4     1.8     1.5     1.1
                                             -----       -----   -----   -----   -----   -----
Income before extraordinary item........       3.6         3.4     3.1     2.7     2.3     1.7
Extraordinary loss......................       (.8)         --      --      --      --      --
                                             -----       -----   -----   -----   -----   -----
          Net income....................       2.8%        3.4%    3.1%    2.7%    2.3%    1.7%
                                             =====       =====   =====   =====   =====   =====

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT

     Approximately 86% of the products, systems, and services of Tracor, Inc. and its subsidiaries (Tracor or the Company) are sold to the U.S. government through direct contracts, primarily with agencies of the U.S. Department of Defense (DOD), or through subcontracts with other U.S. government contractors. Beginning in the mid-1980s, the defense industry in general was negatively impacted by the perceived reduction of threats from the former Soviet Union and eastern European countries and, more recently, by competing demands upon the federal budget. While this has resulted in a U.S. defense budget that has decreased in real dollars, adjusted for inflation, over the last decade, it has recently begun to stabilize. A major portion of the Company's DOD sales are funded by the operations and maintenance segment of the defense budget in areas which are among today's top priorities. This segment has declined less than other segments of the budget as readiness priorities have emerged. It is now the largest segment of the defense budget and is projected to comprise more than one-third of the defense budget over the next decade. The electronic content of the operations and maintenance segment, as well as the procurement portion of the budget, is expected to experience a modest increase over this same time frame. Tracor's ability to benefit from this upturn is enhanced by its substantial position in the electronic warfare, mission planning, and imagery markets.

     Budget reductions have also driven the DOD and other U.S. government agencies to pursue products and services which rapidly improve their operating efficiency. This, in turn, has triggered a substantial increase in the demand for state-of-the-art computer equipment and software systems and a major change in the government's method for acquiring information technology, moving to large government-wide acquisition contract vehicles. Following the acquisition of Cordant Holdings, Inc. (Cordant), the Company formed Tracor Information Systems Company, by uniting Cordant, Quality Systems, Inc., and the Software Center of Excellence. This consolidation strengthens Tracor's ability to effectively address the rapidly growing information technology market for both DOD and nondefense customers. Information systems has been the fastest growing business area within Tracor.

     The contraction of the defense budget in recent years and the resulting excess capacity and increase in competition for contracts among defense companies have resulted in a significant consolidation in the industry. Through internal growth and several acquisitions, the Company has substantially increased its revenue base. It has also reduced combined overhead costs through staff reductions, facilities consolidations, process improvements, and the elimination of certain other duplicative costs. These efficiencies and increased revenue base have enhanced Tracor's cost competitiveness in bidding on new contracts and recompetes of existing contracts. While acquisition price expectations have increased, management believes the ongoing consolidation within the defense industry will continue to present opportunities for additional selected acquisitions at prices which meet the Company's objectives.

     While the long-term impact of changes in the defense budget and the industry consolidation cannot be predicted with certainty, management believes the Company is well positioned to continue to leverage its strengths and successes in electronic and information technology products, systems, and services for the U.S. defense and intelligence marketplaces and increase its ongoing diversification efforts into foreign defense markets, nondefense U.S. government markets, and selected commercial markets.

RESULTS OF OPERATIONS

     The Company's results of operations were affected by major acquisitions during 1996 and 1994. Each acquired company's results of operations are included only from its respective date of acquisition. (See Note A to the Consolidated Financial Statements.)

  Year Ended December 31, 1996, Versus Year Ended December 31, 1995

     On February 22, 1996, Tracor purchased all of the outstanding common stock of AEL Industries, Inc. (AEL). AEL designs and manufactures sophisticated countermeasures, simulation, and radar warning receiver systems; installs and integrates electronic avionics equipment in military and commercial aircraft; and provides state-of-the-art antenna, microwave, and integrated circuit components. The acquisition was accounted for using the purchase method, and, accordingly, the purchase price ($103.1 million) and the liabilities assumed ($64 million) were allocated to the assets acquired ($98.1 million) based on their respective fair values on the date of acquisition. The resulting excess of the purchase price over the fair value of the net assets acquired ($69 million) is being amortized over 30 years.

     On September 26, 1996, Tracor purchased all of the outstanding shares of Cordant, an employee-owned information systems company. Cordant focuses on the design, development, and integration of information systems for a variety of applications, including mail processing, records management, and CAD/GIS (computer-aided design/geographic information systems). The purchase price of $65.7 million is subject to a contingent payment of up to an additional $10 million based upon the potential award of a large contract. The acquisition was financed by the use of $34.2 million cash on hand and the issuance of two promissory notes totaling $31.5 million. The promissory notes are supported by irrevocable standby letters of credit, which are fully collateralized by cash escrow deposits. The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price including transaction expenses ($66 million), and the liabilities assumed ($39 million) have been allocated to the assets acquired ($44.9 million) based on a preliminary estimate of their respective fair values as of the date of acquisition. This preliminary estimate is subject to change based on finalization of certain fair value determinations which are not expected to have a material effect on the consolidated financial position or results of operations of Tracor. The resulting excess of the purchase price over the preliminary estimate of the fair value of the net assets acquired ($60.1 million) is being amortized over 25 years.

     Tracor experienced a 22% growth in sales compared to the prior year. AEL and Cordant contributed 14% while Tracor companies excluding AEL and Cordant contributed 8%. The sales increases occurred throughout the Company in the following business areas and product lines: intelligence information systems, imagery and mapping products, automatic test equipment, QF-4 drones, engineering services, mine detection and neutralization systems, digital imagery workstations, and chaff and flare expendables.

     Selling, general, and administrative ("SG&A") expenses decreased as a percentage of sales from 11.8% in 1995 to 11.4% in 1996. Amortization expense, included in SG&A expenses, remained constant at approximately 1% of sales. However, operating expenses, the major component of SG&A expenses, decreased from 10.8% of sales in 1995 to 10.3% of sales in 1996 due to the increased revenue base and reduced combined overhead costs.

     An increase of 36% in earnings before interest and income taxes was realized in 1996 over 1995. AEL and Cordant contributed 17% with approximately 5% of the increase resulting from a negotiated increase of $3.6 million in the price of a U.S. government contract for work performed prior to 1996. The remaining 19% increase is attributable to the internal sales growth noted above and improved profits on those sales. Specifically, intelligence information systems, imagery and mapping products, and mine detection and neutralization systems realized higher profits during the year.

     Fully diluted earnings per share were $1.46 in 1996, up from $1.23 in 1995. A portion of the increase, $.08, is attributable to a $2.1 million gain, resulting from a negotiated increase of $3.6 million in the price of a U.S. government contract for work performed prior to 1996. The increase in weighted average common and common equivalent shares from 24.2 million in 1995 to 25.4 million in 1996 resulted from the issuance of shares in a public offering completed in July 1996.

     Interest expense increased $7.7 million due primarily to an additional $108 million of senior term debt borrowed in conjunction with the AEL acquisition and increased amortization expense of related loan costs. The increase in investment interest income of $700,000 occurred due to higher cash balances during 1996 compared to the prior year.

     Income taxes were incurred at statutory federal, state, and foreign rates. The effective tax rate increased to 44.6% in 1996 compared to 42.7% in 1995, due to additional nondeductible amortization expense of goodwill. The net deferred income tax asset at December 31, 1996, is $17.5 million, due primarily to acquisitions. Based on the Company's taxable income in prior carryback years and its forecast of future income, management believes, it is more likely than not, all net deferred income tax assets will be realized. The realization of deferred tax assets will be evaluated periodically.

  Year Ended December 31, 1995, Versus Year Ended December 31, 1994

     On November 17, 1994, Tracor purchased all of the outstanding common stock of GDE Holdings, Inc., including its wholly owned subsidiaries (individually and collectively referred to as "GDE"). GDE designs, develops, manufactures, and supports automatic test systems, imagery and information systems, and mission planning systems. The acquisition was accounted for using the purchase method, and, accordingly, the purchase price ($102 million) and the liabilities assumed ($76 million) were allocated to the assets acquired ($104 million) based on their respective fair values at the date of the acquisition. The resulting excess of the purchase price over the fair value of the net assets acquired ($74 million) is being amortized over 30 years.

     Sales increased 28% in 1995 due to the acquisition of GDE, while sales excluding GDE remained relatively constant. Increased revenues from a new contract for the production of sub-scale drones and the production of drones under the QF-4 contract were offset by reductions in existing and newly awarded engineering contracts.

     SG&A expenses were 11.8% of sales in 1995, up from 11.3% of sales in 1994. While total operating expenses included in SG&A expenses remained constant at 10.8% of sales in 1995 and 1994, operating expenses, excluding the effect of acquisitions, decreased as a percent of sales from 10.7% in 1994 to 10.0% in 1995. Amortization expense, also included in SG&A expenses, increased from less than .5% of sales in 1994 to 1% of sales in 1995 due to additional intangible assets arising from the acquisition of GDE. The Company's operating profits increased 43% due primarily to the acquisition of GDE. Excluding GDE's results, earnings increased 2% due to higher profit margins on engineering contracts and electronic countermeasures systems.

     Fully diluted earnings per share increased from $.93 in 1994 to $1.23 in 1995. A $1.2 million pretax gain on the sale of real estate contributed $.03 to earnings per share in the third quarter of 1995. Weighted average common and common equivalent shares used in the computations increased from 22.1 million in 1994 to 24.2 million in 1995 due primarily to a public offering of common stock completed in May 1995.

     Interest expense increased $4.4 million as a result of the issuance of $10.9 million of 10 7/8% Senior Subordinated Series A Notes and $55 million additional senior term debt borrowed in conjunction with the GDE acquisition. This increase was offset by a slight reduction in interest rates on the senior term debt and by increased investment interest income of $1.7 million.

     Income taxes were incurred at statutory federal, state, and foreign rates, with an increase in the effective tax rate of 40% in 1994 to 42.7% in 1995. Such increase is primarily the result of increased nondeductible amortization expense of goodwill. At December 31, 1995, Tracor had a net deferred income tax asset of $8.6 million, primarily arising from acquisitions. Based on the Company's taxable income in prior carryback years and its forecast of future income, management believes, it is more likely than not, all net deferred income tax assets will be realized. The realization of deferred tax assets will be evaluated periodically.

FINANCIAL CONDITION AND LIQUIDITY

     Working capital was $140.4 million at December 31, 1996, up from $129.1 million at December 31, 1995, and the ratio of current assets to current liabilities was 1.8 at December 31, 1996, compared to 2.3 at December 31, 1995. The decrease in the current ratio is attributable to the decrease in the cash balance primarily due to the Cordant acquisition and the increase in the current portion of long-term debt resulting from the financing of the AEL acquisition. Cash provided by operating activities, compared to the prior year, was reduced by costs associated with consolidating AEL facilities and exiting non-strategic activities and product lines, including the disposal of excess properties, and the relocation of certain operations to other Tracor facilities. Cash provided by operating activities in 1995 also included a tax refund of $1.5 million related to the preacquisition period of an acquired company. Normal capital expenditures of $19.6 million and scheduled long-term debt payments of $19 million were incurred during the year. Proceeds of approximately

$14.4 million were received from the sale of two properties and two product lines obtained in the acquisition of AEL. Long-term debt of $4 million associated with one of the properties was retired with those proceeds. Proceeds from the amended credit agreement and cash on hand were used to finance the acquisition of AEL, to retire approximately $10 million of debt assumed in the acquisition, and to pay approximately $5 million of financing costs. Net proceeds of $48 million from the sale of Tracor common stock were used to complete the acquisition of Cordant. Three other business acquisitions with a total purchase price of $15.9 million were also completed during 1996 from cash on hand.

     At December 31, 1996, Tracor had firm backlog of $1.0 billion, which includes funded and unfunded contractual commitments. Approximately 76% of firm backlog represents contracts with agencies of the U.S. government or its prime contractors, and about 80% is expected to be realized as sales within one year. In addition, the Company's backlog of unexercised contract options on U.S. government contracts was $1.6 billion at year end.

     The Company's operations typically do not require large capital expenditures, and there were no significant capital commitments at December 31, 1996.

     No borrowings were made from Tracor's $60 million revolving loans facility during the year. At December 31, 1996, the Company had outstanding letters of credit totaling approximately $32.1 million, leaving $17.9 million available under its $50 million letters of credit facility. If the letters of credit facility should become fully utilized, $30 million of the revolving loans facility, to the extent then available, can be used for issuance of additional letters of credit. Existing letters of credit secure performance commitments on certain foreign contracts and serve as collateral on certain insurance policies.

     On February 14, 1997, Tracor commenced a tender offer to purchase for cash up to the entire outstanding principal amount of it 10 7/8% Senior Subordinated Notes due 2001 (Old Notes) and a related solicitation of consent to modify certain other terms of the indentures under which the Old Notes were issued. On February 17, 1997, the Company also commenced a private placement offering (Offering) of $250 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2007. The Offering is conditioned upon receipt of consents and tenders representing at least a majority in aggregate principal amount of Old Notes outstanding. Subject to the completion of the Offering, the Company will also refinance its outstanding indebtedness under its existing bank agreement and will obtain a new bank credit facility providing for a five-year revolving credit facility in the initial principal amount of $200 million. The consummation of these transactions is subject to the execution and delivery of definitive documentation and the satisfaction of other customary closing conditions. The financings are expected to close on or before March 31, 1997. These financing transactions will result in a one-time extraordinary charge of approximately $10.4 million, net of an income tax benefit of $7.3 million, consisting of a $7.5 million premium to retire the Old Notes and a $10.2 million write-off of unamortized debt issuance costs.

     Management believes existing cash, continuing operations, and the restructured debt resulting from the transactions described above will provide sufficient resources to allow the Company to pursue its business strategy.

                                    BUSINESS

GENERAL

     Tracor provides sophisticated electronic and information technology products, systems and services for the DOD, other U.S. government agencies, foreign governments and commercial customers. The Company's business units operate in the U.S. and foreign defense electronics, information technology and systems engineering and integration markets and largely support existing high-priority DOD weapons, platforms and systems. The Company's products and services enable defense customers to enhance the operational performance and readiness of existing systems and platforms, as well as extend their useful lives and survivability. As a result, the Company believes it is well positioned to benefit from fundamental changes in national defense strategy precipitated by the end of the Cold War. Since August 1993, the Company has made three substantial acquisitions as part of its strategy to take advantage of a consolidating defense industry. With the Company's recent acquisition of Cordant, it has achieved a major presence, and substantially increased its revenues, in the information technology market serving a broad range of new DOD and other government customers. Largely as a result of such acquisitions, Tracor's revenues and operating income have increased from $261.8 million and $11.1 million, respectively, in 1992 to $1,082.5 million and $92.6 million, respectively, in 1996.

INDUSTRY OVERVIEW

     Beginning in the mid-1980s, the U.S. defense industry in general was negatively impacted by the perceived reduction of threats from the former Soviet Union and eastern European countries and, more recently, by competing demands upon the federal budget. This has resulted in a U.S. defense budget that has declined in real dollars, adjusted for inflation, since the mid-1980s. For many defense contractors, the defense budget decrease and the related DOD procurement strategies have resulted in program cancellations, scope reductions, delays in contract funding or awards and significant predatory pricing pressures associated with increased competition and reduced funding. The defense budget has begun to stabilize and, for the first time in many years, has increased in 1996, adjusted for inflation.

     The U.S. defense budget may generally be divided into four major areas: military personnel, operations and maintenance, procurement and research and development. A major portion of the Company's activities are funded by the operations and maintenance segment, relating primarily to systems, products and services which support the readiness, improved performance and increased life expectancy of existing platforms, weapons systems and military forces. Despite the sharp overall decline in the defense budget, the operations and maintenance segment has declined less sharply, as existing weapons platforms are upgraded and maintained to provide a cost-effective means of supporting a smaller military force. As a result, the operations and maintenance segment has become the largest segment of the DOD budget. Management estimates the current DOD operations and maintenance market to be approximately $90 billion per year, or more than one-third of the U.S. defense budget. Defense procurement relates primarily to the development, production and acquisition of weapons platforms such as aircraft, land vehicles and naval vessels. Until the last few years, the procurement budget was the largest segment of the DOD budget. Over the past decade, the declining U.S. defense budget has resulted in a significant decrease in the military procurement budget as new generation weapons platforms have been cancelled or delayed. DOD budget priorities over the next several years are likely to emphasize the readiness (operations and maintenance) of a smaller force structure and the need to extend the lives of existing weapons platforms by incrementally upgrading their capabilities, while the procurement portion is expected to experience a modest increase. Management believes Tracor is also well positioned to benefit from this procurement upturn.

     Declining defense budgets and increasing pressures for cost reductions have precipitated a major consolidation in the defense industry. The Company believes large diversified companies are likely to continue to make the decision to divest non-strategic defense assets, as uncompetitive cost structures and lack of critical mass and long-term commitment to the industry put such diversified companies at a relative competitive disadvantage. In addition, smaller, independent businesses may find it more difficult to compete effectively in the changing defense environment and may become available for acquisition. The Company believes this industry condition will continue for the next several years and that businesses and product lines will become available for acquisition on acceptable financial terms.

COMPANY STRATEGY

     The Company's strategy in the evolving defense market consists of three key elements: (i) protect and strengthen core businesses; (ii) expand and diversify into new markets complementary to current operations; and (iii) make strategic acquisitions of well-positioned companies which complement the existing business strategy. Key elements in support of this strategy are continued high-quality performance and continued improvements in efficiency to remain highly competitive.

     PROTECT AND STRENGTHEN CORE BUSINESSES. The Company's strategy for protecting and strengthening its core businesses is comprised of a number of key elements.

          Support high-priority programs. The foundations for Tracor's core businesses are high-priority, long-term, stable programs in which Tracor has performed for many years. Many of Tracor's systems, products and services support key weapons platforms and systems which are expected to continue their important roles in the U.S. defense strategy. These platforms include the AEGIS cruisers and destroyers, the Trident submarines, the Tomahawk missile and key aircraft including the F-16, F/A-18, C-17, C-130, B-1, B-2 and most helicopters. In addition, Tracor has been a long-term incumbent contractor in producing a large percentage of the nation's full scale target drones, in producing a variety of range instrumentation systems for more than 20 years, in supplying high-quality image exploitation and mission planning systems and in providing important information systems expertise to a number of customers including national intelligence agencies.

          Tracor's strategy is to continue its excellent performance record in its core business areas by supplying high-quality products, systems and services at competitive prices. Because of the Company's long-term established presence, experience and knowledge, quality performance and cost competitiveness, management believes the Company is well positioned to continue to support these stable, high-priority DOD programs.

          Maintain the readiness of existing forces. The Company will continue to compete for contracts to provide products, systems and services which are suited to supporting the readiness of the military force, a major thrust of the DOD's current defense strategy. A substantial portion of the Company's operations is focused on extending the useful lives of existing weapons systems through upgrades and modifications rather than the procurement of costly new systems and providing a wide range of capabilities which enhance the combat effectiveness and readiness of military personnel and equipment.

          Enhance survivability of weapons platforms and crews. The Company's electronic warfare systems enhance the survivability of weapons platforms and related personnel at a relatively low cost. Management expects demand for these products to remain strong as customers seek effective, cost-efficient means for protecting crews and high-value assets.

     EXPAND AND DIVERSIFY INTO NEW MARKETS. The Company is experiencing success in transferring its core technologies and competencies to new customers and markets. The expansion of the Company's core businesses and its diversification to new businesses generally require several years of planning, development and marketing. The Company's diversification and expansion efforts have focused on the following areas:

          Nondefense U.S. Government. The Company has established an important presence in the U.S. government nondefense market, which was further enhanced with the acquisition of Cordant in September 1996. Its information systems specialists are providing advanced information systems capabilities to an expanding set of U.S. intelligence customers, as well as to the U.S. Postal Service and the Department of Justice. In 1993 and 1995, the Company was awarded contracts from the Federal Aviation Administration (the "FAA") to perform system engineering and integration for its new radar systems. The Company has also received contracts from NASA.

          International. The Company sells a wide range of products and services to numerous friendly foreign governments. Products sold internationally include countermeasures systems and expendables, radar and electronic tracking systems, target drones, imagery systems and automatic test equipment for F-16 aircraft acquired by foreign governments. In addition, Tracor's aircraft avionics test equipment business was expanded in 1995 with the winning of a contract to provide test equipment for the new Japanese F-2 fighter. International business accounted for 10% of total 1996 revenues.

          New DOD Business. Tracor is constantly evaluating its technology to identify areas of potential new business within the DOD. Recent contract awards include a program in support of the U.S. Army's battlefield digitization initiatives, a new flare development program and a program to develop a minefield breaching system. Tracor also won a key contract to upgrade an important National Imagery and Mapping Agency system and a contract from the Naval Air Warfare Center to provide design engineering and software services for a variety of defense systems. The Company expanded its radio communication systems business by winning the first competition for Nimitz class aircraft carrier radio communication systems.

          Commercial. The Company has developed a number of commercial applications of its technology in areas as diverse as automotive laser detectors, artificial heart valve testing, digital photogrammetry, direct broadcast television antenna materials and test systems for developing commercial satellite communications systems. In addition, the Company has several contracts for applying a range of sophisticated information systems capabilities to commercial and state government customers, plus new contracts relating to major upgrades, modifications and manufacture of structures for commercial aircraft, including electronics installation and systems integration.

     ACQUIRE COMPLEMENTARY BUSINESSES. The Company's acquisition strategy is a key component of its overall business strategy. Tracor management believes the continuing consolidation within the defense industry will result in additional opportunities for the Company to make attractive acquisitions.

          Vitro Acquisition. On August 25, 1993, Tracor purchased all of the outstanding common stock of Vitro, a provider of high-technology systems engineering and integration, software engineering, and various other services, from The Penn Central Corporation for approximately $92 million. Tracor financed the Vitro acquisition and refinanced existing indebtedness through the issuance of $105 million of the Old Notes and a new $78 million credit facility. As a result of the Vitro acquisition, the Company is one of the major providers of systems and software engineering support to the Navy and is one of the few companies capable of providing the U.S. Navy with the expertise necessary for its most technologically advanced communications and guided missile systems, including those for the AEGIS cruisers and destroyers and the submarine ballistic missile programs. The acquisition of Vitro also strengthened Tracor's position with key nondefense U.S. government customers such as national intelligence organizations and the FAA.

          GDE Acquisition. On November 17, 1994, Tracor purchased all of the outstanding common stock of GDE, which has a major presence in the application of advanced digital imagery technology to key DOD and intelligence systems and programs, from its shareholders for approximately $102 million, including the effect of a post-closing amendment to the acquisition that was finalized in March 1995. Tracor financed the GDE Acquisition by borrowing $55 million in additional term loans under its amended credit agreement, issuing approximately $10.9 million of the Old Notes, issuing 1,928,050 shares of Common Stock and using approximately $19.9 million of the Company's cash on hand. As a result of the GDE Acquisition, the Company has strengthened its position as a provider of products and services to both the DOD and non-DOD intelligence communities. GDE produces advanced digital technology products for imagery information systems, mission planning and automatic ground test equipment.

          AEL Acquisition. On February 22, 1996, Tracor purchased all of the outstanding common stock of AEL, which designs and manufactures sophisticated countermeasures, simulation and radar-warning receiver systems, installs and integrates electronic avionics equipment in military and commercial aircraft and provides state-of-the-art antenna, microwave and integrated circuit components. The consideration paid to AEL shareholders for the common stock was approximately $103 million in cash. AEL's long-term indebtedness prior to the acquisition totaled approximately $20 million, of which approximately

     $10 million was retired and approximately $10 million was assumed by Tracor. Since the acquisition, Tracor has sold several excess AEL facilities and two non-core business lines for $14 million and another facility is currently for sale. The financing of the transaction and related expenses was obtained through an increase of the Company's existing bank term credit facility and from cash on hand.

          Cordant Acquisition. On September 26, 1996, Tracor purchased all of the outstanding common stock of Cordant, an employee-owned information systems company. Cordant focuses on the design, development and integration of information systems for a variety of applications, including mail processing, records management and CAD/GIS ("computer aided design/geographic information systems"). The purchase price of $65.7 million is subject to a contingent payment of up to an additional $10 million based upon the potential award of a large contract. The acquisition was financed by the use of $34.2 million of cash on hand and the issuance of two promissory notes totaling $31.5 million supported by cash collateralized irrevocable standby letters of credit. The promissory note in the principal amount of $26.5 million requires a payment of approximately $1.8 million on April 1, 1997, and an additional payment of $3.5 million on April 1, 1997 if the contingent payment discussed above does not occur. The balance of this note is payable upon the resolution of a former Cordant minority shareholders' lawsuit. The $5 million promissory note for the balance of the purchase price is subject to adjustments for indemnification claims and is payable on March 26, 1998.

          Cost Reductions. Historically, Tracor has identified substantial cost savings following the integration of acquired businesses. Since the acquisitions of Vitro, GDE and AEL, significant cost savings have been realized resulting from the consolidation of facilities, staff reductions, process improvements and elimination of other duplicative costs. Although a substantial portion of these annualized cost reductions are shared with customers in the form of reduced rates on cost-reimbursement contracts, management believes the Company's cost competitiveness has been enhanced. The Company has also identified additional savings in connection with the Cordant acquisition.

CORE BUSINESSES

     The Company's core businesses are primarily in the U.S. and foreign defense electronics, information technology and systems engineering and integration markets and largely support existing high-priority DOD weapons, platforms and systems. A major portion of Tracor's DOD business is funded by the operations and maintenance segment of the defense budget which supports the operational readiness, effectiveness and the survivability, upgrading and long-term viability of DOD defense systems. The many agencies of the U.S. Navy are Tracor's primary customers within the operations and maintenance segment of the budget. The major electronic products, systems and services comprising the Company's core businesses are described below and the approximate pro forma revenue and percentage of total pro forma revenue for 1996 and the approximate historical revenue and percentage of total revenue for 1996, 1995, 1994 and 1993 represented by each are as follows:

                                      1996
                                  Pro Forma(1)           1996               1995             1994              1993
                                ----------------   -----------------   --------------   ---------------   ---------------
                                                                     (in thousands)
Weapons and Combat Systems
  Integration and Support.....  $  294,800    25%  $  294,800     27%  $288,790    33%  $313,665     45%  $156,547(5)  38%
Electronic Warfare............     205,999    17      188,823(2)  18    102,626    12     98,981     14     96,968     24
Information Systems...........     195,796    16      107,556(3)  10     62,389     7     54,358      8     17,360(5)   4
Weapons Testing Systems and
  Support.....................     152,363    13      150,967     14    126,572    14    123,210     18     68,803(5)  17
Imagery and Information
  Systems.....................      97,564     8       97,564      9     66,210     7      7,667(4)   1         --     --
Communication Systems.........      89,771     8       89,771      8     81,934     9     76,698     11     67,817     17
Mission Planning Systems......      85,400     7       85,400      8     78,265     9     12,241(4)   2         --     --
Automatic Test Systems........      67,624     6       67,624      6     80,134     9      7,217(4)   1         --     --
                                ----------   ---   ----------    ---   --------   ---   --------    ---   --------    ---
Tracor Net Revenue............  $1,189,317   100%  $1,082,505    100%  $886,920   100%  $694,037    100%  $407,495    100%
                                ==========   ===   ==========    ===   ========   ===   ========    ===   ========    ===

---------------

(1) Assumes acquisitions of AEL and Cordant as of January 1, 1996.

(2) Reflects approximately 10 months of AEL revenue in 1996.

(3) Reflects approximately 3 months of Cordant revenue in 1996.

(4) Reflects approximately 6 weeks of GDE revenue in 1994.

(5) Reflects approximately 4 months of Vitro revenue in 1993.

     WEAPONS AND COMBAT SYSTEMS INTEGRATION AND SUPPORT. The Company provides systems engineering and integration, software engineering and management and technical capabilities for the operation, testing, maintenance, upgrade, protection and extension of the lives of high-priority weapons and combat systems including:

          Submarine Ballistic Missile Weapon Systems. The Company has been the systems integration contractor for submarine ballistic missile programs since the mid-1950s. Tracor's role includes systems engineering, testing, data analysis and logistics for the Polaris, Poseidon and TRIDENT weapon systems. As the weapon systems integration contractor for the United States and United Kingdom TRIDENT II system, Tracor ensures the major subsystems, including missile, launcher, navigation and fire control, are fully integrated and tested to perform as specified.

          U.S. Navy Surface Combatant and Ship Systems. Tracor is the systems engineering and integration contractor for shipboard anti-air warfare guided missile systems such as the Terrier New Threat Upgrade, Tartar, AEGIS, NATO SeaSparrow and Tomahawk. The Company has performed systems engineering for every guided missile system installed on U.S. Navy ships since World War II. The Company develops software for track control of the Tomahawk missile and performs combat systems integration for the Tartar system. Tracor also operates a remotely controlled quarter-scale submarine used to test and evaluate various submarine component designs. In addition, the Company provides systems engineering and integration services for ship systems on board AEGIS destroyers such as propulsion power plants and electrical power generation plants.

          Anti-Submarine Warfare Systems. The Company has provided engineering, software and testing capabilities for the U.S. Navy's anti-submarine warfare ("ASW") systems since 1948. Complex systems engineering and integration are provided for development, operation, quality control and life cycle maintenance of the newest ASW systems. The Company performs software engineering and systems integration for surface ship sonars; tests ASW weapons and combat systems; develops acoustic signal processing software and test instrumentation and conducts research and development in ASW sonar systems and related oceanography. The Company also provides project management, engineering and system assessment and evaluation for both the U.S. Navy's lightweight and heavyweight torpedo programs.

          U.S. Navy Aircraft. Tracor's systems engineering expertise is being applied to a program with a new U.S. Navy customer for support of the U.S. Navy's fighter and attack aircraft, helicopters, maritime patrol/reconnaissance planes and weapon avionics systems. In this area, the Company is developing software to support the common airborne instrumentation system, which is the DOD's standard test and evaluation data collection system. Tracor won a new design engineering and software contract in 1995, supporting the entire acquisition life cycle of various U.S. Navy avionics and electronic systems.

     ELECTRONIC WARFARE. Tracor designed, and is currently the only manufacturer of, the most advanced and widely used countermeasures dispenser systems in the U.S. and is a major supplier of expendables, which create false targets for hostile radar-guided and heat-seeking missiles to protect aircraft, land vehicles, naval vessels and personnel. The acquisition of AEL greatly expanded the Company's electronic warfare capabilities. Tracor's primary products in this market include:

          Countermeasures Dispensers. The Company has a long history of developing and producing aircraft countermeasures dispenser systems. Tracor has developed and manufactured several generations of these systems during the past 30 years, including the newest system, the AN/ALE-47, which is an advanced, automatic and integrated dispenser system for use aboard U.S. Air Force, Navy and Army tactical and transport aircraft and helicopters, as well as aircraft of other governments. To date, Tracor has been the sole producer of the AN/ALE-47 system, and has submitted a bid to produce additional systems. The winner of this award, which is being openly bid, will be announced in April 1997. The Company's systems dispense chaff and flares as decoys against hostile missiles. These systems are also designed to dispense certain active radio-frequency decoys to counter advanced anti-aircraft threats.

          Countermeasures Expendables. Tracor develops and manufactures chaff and flare decoys, which are ejected from countermeasures dispenser systems and provide protection for aircraft, ships and personnel when operating in a missile threat environment. In 1995, Tracor acquired the chaff manufacturing business of its only U.S. chaff-producing competitor, the Lundy Division of TransTechnology Corporation. The Company is the leading developer of infrared flares in the U.S. and won a program in 1995 to develop next-generation flare expendables which decoy infrared-seeking missiles incorporating the latest counter-countermeasures features.

          Communications and Electronic Countermeasures. Through its recent acquisition of AEL, the Company continues its long and extensive experience in the development and fielding of electronic countermeasures systems. The TACJAM-A system provides the DOD with a common, modular, multiplatform communication electronic attack capability into the 21st century. AEL's transmitters are key components of the jamming capability on the U.S. Navy's EA-6B. Their reliability and effectiveness have been dramatically demonstrated in operational service. Recently, the Company won the competition to provide a new low band communications jammer.

          Radar Warning Systems. Tracor's systems seek and identify radar systems across the spectrum of frequency and application. The Company's integrated front-end technology provides expanded frequency coverage, improved direction finding accuracy and dual polarization detection for Radar Warning Receivers and Electronic Warfare Support Measures systems, which detect, identify and locate hostile radar and communication transmitters.

          Mine Neutralization and Detection Systems. The Company is developing an Explosive Standoff Minefield Breacher ("ESMB") system prototype for the U.S. Army and Marine Corps. The prototype features a Tracor-designed rocket-deployed net which expands to detonate and neutralize a large area of surface or buried mines, clearing the way for rapid, safe vehicle and personnel passage. To enhance the Company's capabilities in this business area, the Company acquired the shaped-charge munitions business unit of The Titan Corporation in 1995, which provides the explosive shaped-charges used in the ESMB system and in smaller systems for deactivating mines. Tracor is also under contract to develop hand-held and vehicular platform mounted mine detection systems which illuminate the ground with electromagnetic energy to measure field disturbances, determining mine presence and location. In addition, Tracor personnel have created products which work with standard ship navigation devices and use sonar to identify the presence of mines at sea.

          Head-up Displays. The ANVIS Head-up Display provides a high-resolution, programmable display of critical flight data to the pilot through night vision goggles, allowing the pilot to concentrate on the outside environment while maintaining cognizance of the flight instruments. The system is being installed in the U.S. Army UH-60A/L Blackhawk and the CH-47D Chinook; the U.S. Marine Corps UH-1N Huey, CH-46E Sea Knight, KC-130T Hercules and the CH-53E Sea King; and the U.S. Navy HH-60H Seahawk. It is planned for installation in the UH-1H/V Huey, OH-58A/C Kiowa Warrior and the AH-1F Cobra.

     INFORMATION SYSTEMS. An increasingly important component of the Company's focus is now on providing a wide range of information technology products, systems and services to the DOD, nondefense government agencies and the commercial market. This includes offering information systems solutions to customers, such as those in intelligence agencies, the U.S. Postal Service and the U.S. Department of Justice. The acquisition of Cordant in September 1996 increased Tracor's number of Indefinite Delivery, Indefinite Quantity ("IDIQ") information technology contracts. In these contracts, Tracor provides commercial off-the-shelf ("COTS") products, custom-tailored and designed to meet specific customer needs. Tracor can serve a number of government customers under each IDIQ contract for which it is providing services. Following the Cordant acquisition, Tracor formed Tracor Information Systems Company by grouping Cordant, Quality Systems, Inc. and the Software Center of Excellence. Tracor Information Systems Company business includes:

          Intelligence Information Systems. An important component of the Company's acquisition strategy has been to build a strong presence in the intelligence information systems market. The acquisition of

     Vitro and its subsidiary Quality Systems, Inc., was a major penetration into the intelligence market, and the acquisition of GDE substantially expanded the Company's presence in a wide range of intelligence areas. Tracor now has a large employee base with special high-level security clearances, which are crucial for doing business in this sector. Since the early 1980s, Tracor has provided systems engineering, software engineering, systems management and training under numerous classified contracts with U.S. intelligence community customers. The Company uses state-of-the-art software engineering methods and has re-engineered specialized intelligence systems to provide customers with the tools required for on-demand, dynamic and highly reliable data access and analysis.

          Systems Engineering and Design and Products. Cordant provides systems engineering, design and information technology products primarily to DOD and other government customers. The primary focus is to provide integrated systems solutions utilizing COTS products custom-tailored to a customer's needs.

          Software Development. The Software Center of Excellence is a corporate resource for software development, engineering/re-engineering and production operations. The primary goal is to ensure that best practices are developed and uniformly applied. The Software Engineering Program ("SEP") provides technology to continuously enhance software engineering standards and practices, software development facilities, software tools and reusable application software, software engineering training and software metrics. The tools developed by SEP enable the Company to assess diverse user requirements and varied hardware platforms and customer software environments to provide modern re-engineered software systems capable of handling large volumes of dynamic data. Computer-Aided Software Engineering ("CASE") tools, which are central to the Company's high-productivity environment, are carefully integrated into this environment through SEP. This organization is one of only 60 companies which has achieved Software Engineering Institute's level 3 designation for the advanced level of capability to design software systems.

     WEAPONS TESTING SYSTEMS AND SUPPORT. The DOD is committed to sustaining the readiness of weapons and adapting current weapons to counter future threats. Tracor manufactures products for testing and evaluating weapons systems and supports weapons testing operations to achieve these objectives. The Company's work in this area includes:

          Drones. The Company has been a major producer of full scale target drones for the DOD for more than 25 years and is the sole provider of the current drone (the QF-4) for the U.S. Armed Forces. The Company designs, manufactures and modifies retired military aircraft into full scale drones for use as targets in weapons system testing and evaluation and personnel training. Tracor is also producing sub-scale target drones for the U.S. Army and Navy with options for additional targets through the year 2000. In late 1996, these Tracor-built targets were selected in an international competition to replace Australia's currently fielded aerial target. The Company also performs major upgrades and modifications for military and commercial aircraft.

          Range Operations and Instrumentation. For more than 21 years, Tracor has been a worldwide supplier of precision tracking radars, optical tracking systems, radar-threat simulators and range instrumentation control systems. This diverse array of capabilities for weapons systems test ranges includes logistics support, on-site depot level maintenance, repair of components and engineering design and fabrication. For more than 40 years, the Company has performed operations and maintenance on high-technology equipment and has supplied logistics and engineering support for research and development programs for more than 146 radar systems at 28 test ranges.

          Flight Testing and Training. Tracor performs a variety of flight testing using both military and civilian aircraft. The Company uses its tactical aircraft, equipped to launch guided and unguided weapons, to test and evaluate weapons systems and tows targets for U.S. and foreign tactical air forces to support air-to-air combat training. The Company's pilots also fly aircraft for training naval aviation navigators.

          Electronic Warfare Simulators. Tracor designs, develops and certifies a variety of airborne radar threat emitters, simulators and jammers, both pod and internally mounted. The Company also develops advanced signal threat generators for laboratory testing of the defensive avionics systems aboard a variety of U.S. military aircraft.

     IMAGERY AND INFORMATION SYSTEMS. In another major part of the Company's overall information technology business, the Company develops and integrates systems which extract and analyze information from various types of imagery. Tracor's expertise in the automation of information extraction satisfies the sophisticated image-processing requirements of both government and commercial customers worldwide. Applications for the Company's software, systems and products include digital mapping, charting and geodesy ("MC&G"), image-processing ground stations, interpretation and analysis centers, and other imagery information systems in which digital image processing is an essential technology. Currently, Tracor has an installed base of more than 760 MC&G workstations. In 1996, two Tracor subsidiaries became key participants on the recently awarded U.S. Air Force Electronic Systems Center Reconnaissance/Intelligence Ground Systems Products and Services program. This dual-award contract will build imaging ground stations to new common standards developed by the Defense Airborne Reconnaissance Office. Other new business activities include continued development of a front-end processing capability to allow efficient use of data from a wide variety of imaging sources; a new digital photo interpretation ground station system for a foreign customer; and a multi-source intelligence analysis software system for use by operational forces.

     COMMUNICATION SYSTEMS. Tracor provides radio communication engineering and technical services to the DOD and other government customers. The Company performs systems and design engineering, subsystem procurement, systems integration, testing and installation for these systems. It also provides logistics support, maintenance and technology upgrades for these high-priority systems to maintain their operational readiness throughout their service life. The Company's key systems include:

          AEGIS Communication Systems. Tracor is the primary contractor of turnkey radio communication systems for the U.S. Navy's newest class of destroyers and cruisers which are equipped with AEGIS weapon systems. Tracor's cost-effective performance has contributed to its winning every recompetition for its AEGIS work over the past 22 years. The most recent award extends Tracor's participation in this high-priority program through 2001.

          Aircraft Carrier Communication Systems. In 1996, Tracor's shipboard radio communications business was expanded by winning the first competitive contract to provide these systems for the Nimitz class aircraft carriers.

          Special Forces Communication Systems. The Company has designed, produced, installed and maintained, for more than 14 years, communication systems used by U.S. Navy Special Warfare and Joint Special Operations Forces and various national agencies. Systems range in size from hand-held communication devices to full-scale communication suites for special-purpose boats, planes and vans.

          Command and Control Systems. For more than 20 years, the Company has provided systems engineering and test and evaluation systems in connection with the modernization and upgrading of the U.S. Navy's command and control systems communication equipment and for the U.S. Navy's worldwide center for airborne ASW flight planning and post-mission analysis. In addition, Tracor provides software and systems engineering, signals intelligence and electronic warfare engineering, and technical communication support services for U.S. Army military command and control systems. In addition, Tracor is providing engineering development and technical support services to the U.S. Army Communications -- Electronics Command Space and Terrestrial Communications Directorate.

          U.S. Navy Air Traffic Control and Landing Systems. The Company has provided management, engineering and research and development for the U.S. Navy's automatic carrier landing systems and U.S. Marine air traffic control and landing systems for 24 years. These systems assist naval and marine aviators in achieving safe landings aboard carriers, shore stations and expeditionary fields. Tracor expanded its work in this area with the acquisition of Codar Technology's shelter integration business. Under contract with the U.S. Air Force, the Company is producing vehicle-mounted air traffic control towers, which provide a mobile, deployable, quick-response capability to areas that have little or no base airport facilities.

          Identification Systems. For more than 23 years, the Company has provided hardware and software design engineering and technical support for shipboard and shore-based identification systems used by the U.S. Navy, Marines and Coast Guard.

     MISSION PLANNING SYSTEMS. The Company provides mission planning systems for the U.S. Navy, Air Force and Strategic Command as part of Tracor's broad range of information technology products and services. Products include specialized software used to plan and coordinate military aircraft and weapons, imagery systems in support of targeting, planning and rehearsing military operations, and government information systems. The Company provides imagery-based mission planning systems for stealth aircraft and cruise missiles, which are expected to continue to represent the U.S. Armed Forces' primary strike capability for the foreseeable future. Management believes these products and services will benefit from the DOD's increasing need for precision weapons and tactical intelligence in diverse areas of the world in order to efficiently utilize and coordinate its increasingly sophisticated and costly weapons systems. Tracor's Digital Imagery Workstation Suite ("DIWS"), is a critical part of the U.S. Navy's Tomahawk cruise missile planning program. In 1996, Tracor won a program for the continued development of the DIWS. This Consolidated Configuration program increases the COTS hardware and software content of the suite, which reduces the size of the hardware while improving the suite's performance. Further, in 1996, the Company continued to deploy these precision targeting systems with two additional suites going aboard U.S. Navy carriers and two suites delivered to support rapid deployment forces. These systems are expected to be installed on all Navy aircraft carriers and amphibious assault ships by the year 2000. The Company has also gained prominence in the emerging field of information warfare by developing the mission planning systems for the Global Hawk and DarkStar high altitude endurance unmanned aerial vehicles. Under development for the Defense Advanced Research Projects Agency and the Defense Airborne Reconnaissance Office, the Global Hawk will provide a high capacity reconnaissance and surveillance platform with an endurance of 42 hours and a total range of 14,000 miles.

     AUTOMATIC TEST SYSTEMS. The Company has designed and built automatic test systems ("ATS") for more than 30 years and is a major supplier of ATS to the U.S. Air Force. Principal ATS products include avionics test equipment for the U.S. and other air forces for the F-16 fighter, the C-17 and C-5B transports and the B-1B and B-2 bombers. The Company produces a new generation of downsized, mobile testers, supporting the F-16 program as well as munitions programs. The Company also provides diagnostic systems, test program sets and operations and logistics for ATS products. Deliveries of the Company's core F-16 test systems have recently declined due to reduced production of F-16 aircraft. However, the F-16 remains the primary U.S. Air Force tactical fighter, and the Company expects to continue to receive significant orders for program maintenance and upgrades as well as testers for F-16 international sales and established Air National Guard requirements. Expanding this product line and the Company's international presence, Tracor won two contracts in 1995 to supply avionics test equipment for the new Japanese F-2 fighter. Tracor's success in the development phase of the F-2 program led to additional contract awards in 1996 for technical assistance and software co-development with the Japanese. Tracor also produces avionics subsystems for the Atlas and Titan launch vehicles. In 1996, Lockheed Martin Astronautics authorized Tracor to proceed with the development and production of avionics for the next-generation Atlas launch vehicle with an award of more than $26 million. This long-term contract provides a continuing production base for work to be performed to the year 2003.

EXPANSION AND DIVERSIFICATION

     Tracor has increased its sales to both established and new customers. The Company has been successful in translating its technologies and products to other military customers, other governmental agencies, the foreign marketplace and select commercial customers. See "-- Core Businesses" and "-- Company Strategy." Tracor's other expansion and diversification initiatives are described below.

          U.S. Army Programs. Over the past eight years, Tracor has expanded its systems, software and technical capabilities to various U.S. Army areas including the Global Command and Control System, signals intelligence/electronic warfare, Communications-Electronics Command and C(4)I support.

          Camouflage, Concealment and Deception. In an extension of its countermeasures technology, Tracor has developed coatings and camouflage materials to conceal aircraft, ground-based installations and ships from detection by radar, infrared scanners and other sensing systems.

          Air Transportation Systems. The Company won a $66 million contract with the FAA in 1993 to provide systems, hardware and software engineering for the development, testing and operation of new air traffic control and surveillance systems across the U.S. This seven-year contract emphasizes Tracor's ability to transfer its radar engineering expertise to non-DOD governmental agencies. In 1995, Tracor won another FAA contract to provide test and evaluation engineering services for surveillance and weather radar systems.

          NASA Programs. Since 1988 the Company has provided engineering for safety, reliability, maintainability and quality assurance for NASA's manned and unmanned space flights.

          Public Information Systems. The Company has successfully translated certain of its defense related capabilities into business opportunities with new government and commercial customers. For example, signal processing expertise developed under U.S. Navy sonar programs and advanced database systems are the foundation for a statewide regulatory and compliance system, client/server based order fulfillment system for Hewlett-Packard, as well as for aircraft noise monitoring systems sold to 18 major U.S. airports.

          Commercial. The Company has successfully applied its technologies to a number of commercial products and services and continues to seek new opportunities. Current commercial diversifications include:

             Aircraft Structures. The Company performs major upgrades and modifications and manufactures structures for commercial aircraft, including electronics installation and systems integration. Under two new programs awarded in 1996 by McDonnell Douglas, Tracor will join the wing halves and manufacture the y-barrel assembly for the new-generation MD-95 commercial jet.

             Photogrammetry. Through its subsidiary, Helava, the Company provides integrated digital stereo software which operates on commercial computer hardware, principally in the commercial photogrammetry market. Helava provides photogrammetric workstations and high-quality scanners for map compilation, engineering regional planning, orthophoto production, digital terrain collection and environmental management. Through a distributorship agreement with Leica, Inc., a world leader in surveying and photogrammetric systems, Tracor's systems are now operational in 48 countries. In addition, in 1996 the Company acquired Aerial Data Reduction Associates ("ADR"). ADR has a 26-year history of using photogrammetric technology to produce mapping and geographic information systems database services primarily for federal, county and municipal governments throughout the U.S. Management believes the acquisition provides the Company with the nation's largest photogrammetric map production capacity in private industry.

             Remote Sensing. Tracor has entered the growing new market of commercial remote sensing systems by joining with Boeing, Farmland Industries and Agrium, Ltd., to develop and operate the Resource21(TM) imaging satellite system which is planned to become operational at the turn of the century. This multispectral satellite system is designed to facilitate agriculture, forestry and environmental management on a worldwide scale. Employing technologies developed for military applications, Tracor is responsible for the ground data processing, image assessment, archiving and production generation for this commercial system. With the Company's proprietary technologies in image processing and manipulation, coupled with the leading edge satellite technologies provided by its teammates, Tracor management believes it is well positioned in this emerging market.

             Chaff. Tracor is under contract with the leading manufacturer of direct broadcast satellite antennae, supplying its aluminum-coated glass fibers (chaff) as an integral part of that firm's molded antennae. The proprietary nature of Tracor's manufacturing process of chaff, typically used in military applications, positions the Company to benefit from the increasing popularity of direct broadcast television.

             Telecommunications. The Company is providing automatic test systems to support the commercial telecommunications and satellite market, including custom systems to test Motorola's Iridium R(R) global communications system.

MAJOR CUSTOMERS

     The net sales of Tracor are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. government. The various U.S. government customers exercise independent purchasing decisions, and sales to the U.S. government are generally not regarded as constituting sales to one customer, but instead, each contracting entity is considered to be a separate customer. As of December 31, 1996, Tracor was performing under more than 700 contracts with approximately 100 customers within various U.S. government agencies. Sales to all such agencies are subject to conditions unique to sales to the U.S. government. See "Risk Factors -- Uncertainty Associated with Government Contracts."

RESEARCH AND DEVELOPMENT

     Tracor employs scientific, engineering and other personnel to improve existing product lines and to develop new products in the same or related fields under programs funded by the respective companies or, in the case of Tracor, under customer contracts through which Tracor is reimbursed directly for its efforts. Customer-sponsored programs sometimes lead to the development of products which Tracor has the opportunity to produce for others.

     During the past three fiscal years, Tracor has expended the following amounts on Company-sponsored and customer-sponsored research and development activities:

                                                        1996        1995        1994
                                                       ------      ------      ------
                                                               (IN MILLIONS)
Customer-sponsored...................................  $157.5      $132.3      $104.9
Company-sponsored....................................    11.1         5.4         4.7

     A significant portion of the increase in Tracor's customer-sponsored research and development costs in 1995 and 1996 is attributable to the inclusion of GDE and AEL expenditures following their acquisition by the Company in November 1994 and February 1996, respectively, the award of several new contracts, and increased research and development efforts under several existing contracts.

COMPETITION

     The Company experiences vigorous competition from industrial firms and U.S. government agencies, some of which have substantially greater resources. A majority of the sales of the Company is derived from contracts with the U.S. government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids. Management does not believe any one competitor or a small number of competitors is dominant in any of the business areas of the Company. Management believes the Company will continue to be able to compete successfully based upon the quality and cost competitiveness of its products and services.

GOVERNMENT CONTRACTS

     Substantially all of the Company's revenues result from contracts with the U.S. government and its prime contractors. System engineering and integration, software engineering and other engineering and management support contracts are generally cost-reimbursement fixed-fee type contracts. Product engineering and development contracts are either cost-reimbursement fixed-fee type or fixed-price type contracts. Contracts for the manufacture of products are usually fixed-price type contracts. Cost-reimbursement type contracts provide for the payment of actual allowable costs, plus a fee. Under fixed-price type contracts, the contractor benefits from or shares in cost savings but generally bears or shares the risk of cost overruns. Cost-reimbursement type contracts are normally priced to realize lower margins than fixed-price type contracts. For the year ended December 31, 1996, approximately 55% of the Company's revenues were derived from cost-reimbursement type contracts, and approximately 45% of the Company's revenues were derived from fixed-price contracts.

     Contracts with the U.S. government and its prime contractors contain standard provisions for termination at the convenience of the U.S. government or such prime contractor, pursuant to which the Company is generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination. Contracts with the U.S. government do not provide for renegotiation of profits.

     Companies supplying products and services directly or indirectly to the U.S. government are subject to other risks such as contract suspensions, changes in policies or regulations and availability of funds. Any of these factors could adversely affect the Company's business with the U.S. government in the future. See "Risk Factors -- Uncertainty Associated with Government Contracts."

SALES TO FOREIGN CUSTOMERS

     For 1996, 1995 and 1994, approximately $104.8 million, $87.0 million and $63.6 million (representing 10%, 10% and 9%, respectively) of the net sales of the Company were attributable to sales and services provided to foreign customers. The principal customers are governments of those countries in Western Europe, the Middle East and the Pacific Rim region which are generally deemed to be friendly to the government of the United States and to have relatively stable governments. Each of the contracts with these customers is subject to the risks inherent in dealing with foreign governments (e.g., changes of administration or governmental form, economic problems). Although the loss of all of the Company's foreign business could have a materially adverse impact on the Company's results of operations and financial condition, it is management's opinion that this risk is remote and that the loss of any single contract with a foreign government would not be material.

EMPLOYEES

     As of December 31, 1996, the Company had approximately 10,450 employees. Of this number, approximately 3,950 employees held advanced or bachelor's degrees in a number of scientific disciplines. Approximately 100 of the Company's employees are located outside of the United States. Less than three percent of the Company's U.S. employees are covered by collective bargaining agreements with labor unions. The Company considers relations with its employees to be excellent.

BACKLOG

     In each of its major lines of business, the Company has significant firm backlog and unexercised contract options which may be exercised by the customer. Firm backlog represents the amount of revenue expected to be recognized for contractually authorized performance of awarded firm contractual commitments. Firm backlog may include amounts yet to be fully funded by the customer or amounts for performance yet to be fully definitized. Unexercised contract options represent the amount of revenue which would be recognized from the performance of contract options that may be exercised by customers under existing contracts and from task orders to be issued under indefinite quantity contracts or basic ordering agreements. Amounts included in both firm backlog and unexercised contract options are based on the contract's total awarded value and the Company's estimates regarding the amount of the award that will ultimately result in the recognition of revenue. These estimates are based on the Company's experience with similar awards and similar customers. Estimates are reviewed periodically and appropriate adjustments are made to the amounts included in firm backlog and unexercised contract options. Historically, these adjustments have not been significant.

     The Company's firm backlog at December 31, 1996 was $1.0 billion, compared with $924 million as of December 31, 1995. The Company's unexercised contract options as of December 31, 1996 were $1.6 billion, compared with $949 million at December 31, 1995. This total backlog of $2.6 billion at December 31, 1996 is the highest in the Company's history and represents a 40% increase over the total backlog at December 31, 1995. Management does not believe that the Company's firm backlog is seasonal in any material respect. Approximately 80% of firm backlog as of December 31, 1996, is expected to be realized as sales within one year. Approximately 76% of firm backlog as of December 31, 1996, was comprised of contracts with agencies of the U.S. government or its prime contractors. See "-- Major Customers" and "-- Government Contracts."

SOURCES AND AVAILABILITY OF RAW MATERIALS

     The Company's manufacturing operations require a wide variety of electronic and mechanical components for which the Company has multiple commercial sources. The Company's manufacturing operations also require raw materials which are purchased in the open market and are normally available from a number of suppliers. The Company has not experienced any significant delays in obtaining timely deliveries of essential materials.

COMPLIANCE WITH ENVIRONMENTAL CONTROLS

     There have not been, and the Company does not anticipate, any materially adverse effects upon the capital expenditures, earnings or competitive position of the Company resulting from compliance with federal, state and local provisions regulating the discharge of materials into the environment or otherwise relating to the protection of the environment.

PATENTS

     There are a total of 110 Company owned patents with 33 patent applications pending. The Company does not believe that existing patents and licenses are material in the conduct of its business as a whole and believes that research, development and engineering skills are more significant. The U.S. government typically receives royalty-free licenses on inventions arising from government contracts, with each company retaining all commercial rights with respect to such inventions. While patents are not material to the operation of the business, proprietary information of the Company is adequately protected through the requirement that employees execute confidentiality agreements as a condition of employment.

LEGAL PROCEEDINGS

     Tracor is involved in various lawsuits and is subject to certain contingencies incidental to its business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the consolidated financial position or results of operations of Tracor.

PROPERTIES

     The Company's facilities are located primarily in the United States. The Company's corporate offices and certain administrative, manufacturing and engineering facilities are located in Austin, Texas on a 140 acre campus owned by the Company and contain approximately 612,000 square feet of offices and engineering and manufacturing facilities. The Company occupies approximately 1,132,000 square feet of administrative and engineering facilities in the Washington, D.C. area consisting of multiple facilities owned and leased by the Company under leases with differing expiration dates, the latest of which expires in 2004. The Company also owns and leases approximately 278,000 square feet of administrative and engineering facilities located in the California, Maryland area. The Company leases approximately 73,000 square feet of administrative and engineering facilities in the Poulsbo and Silverdale, Washington area.

     The Company owns and leases approximately 142,000 square feet of administrative, manufacturing and engineering facilities located in Ft. Walton Beach, Florida. The Company leases (under a lease expiring in 1998) or owns engineering facilities in Groton, Connecticut, containing approximately 34,000 square feet of space. The Company leases 48,000 square feet of administrative and engineering facilities in Bloomington, Indiana. The Company owns approximately 10,000 square feet of administrative and manufacturing facilities in Butler, Georgia.

     The Company occupies approximately 308,000 square feet of administrative, manufacturing, engineering and aircraft hangar facilities in Mojave, California, some of which is owned and some of which is leased under a lease expiring in 2036. This site also includes ramp space associated with the aircraft hangars. The Company owns approximately 134,000 square feet of administrative, manufacturing, engineering and aircraft hangar facilities in East Alton, Illinois which is currently vacant and for sale.

     The Company occupies approximately 123,000 square feet of leased space located in East Camden, Arkansas utilized for administrative and manufacturing purposes under a lease expiring in 1999 and approximately 117,000 square feet of owned space located in San Ramon, California and utilized for administrative, manufacturing and engineering. The Company also utilizes leased space for administrative, engineering and manufacturing in Lillington, North Carolina (75,000 square feet) and Jerusalem, Israel (23,000 square feet), under leases expiring in 2000 and 2003, respectively.

     The Company leases approximately 450,000 square feet of administrative, manufacturing and engineering facilities in various locations in San Diego, California. The Company owns approximately 92,000 square feet of administrative and engineering space located in Oxnard, California. The Company owns approximately 370,000 square feet of administrative, manufacturing and engineering facilities located in Montgomery Township, Pennsylvania.

     The Company's facilities also include certain other leased and owned facilities at miscellaneous locations, having no more than 20,000 square feet at any location and aggregating approximately 180,000 square feet.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

     Pursuant to the Delaware General Corporation Law, as implemented by Tracor's Certificate of Incorporation and Bylaws, all corporate powers are exercised by or under the direction of the Board of Directors. The Board of Directors has created committees with responsibility for audits, compensation and ethical issues. Each director who is not an employee of Tracor serves on one or more committees. Officers of the Company serve at the discretion of the Board of Directors. The Board of Directors and executive officers of the Company consist of the persons named in the table below. Additional information with respect to those persons who serve as directors and executive officers is set forth below the table.

                  NAME                      AGE         POSITION(S) WITH THE COMPANY
                  ----                      ---         ----------------------------
James B. Skaggs.........................    59    Chairman of the Board and President
Robert K. Floyd.........................    61    Vice President and Chief Financial
                                                  Officer
Barry G. Campbell.......................    55    Vice President; President of Vitro
                                                  Corporation
David L. Lawrence.......................    54    Vice President; President of Tracor
                                                  Flight Systems, Inc.
K. Bruce Hamilton.......................    55    Vice President; President of Tracor
                                                  Applied Sciences, Inc.
George R. Melton........................    50    Vice President; President of Tracor
                                                  Aerospace, Inc.
Dr. Terry A. Straeter...................    54    Vice President; President of GDE Systems,
                                                    Inc.
Woody Endsley...........................    44    Vice President and Treasurer
Robert J. Fitch.........................    48    Vice President -- Government Relations
Leroy J. Kana...........................    64    Vice President -- Quality, Safety and
                                                    Environmental Programs
Russell E. Painton......................    56    Vice President, General Counsel and
                                                  Corporate Secretary
John M. Rock, III.......................    57    Vice President -- Technology and
                                                  Information Systems
Roger W. Sadler.........................    59    Vice President -- Business Development
Kathy Thompson..........................    49    Vice President -- Human Resources
Thomas V. Talbott.......................    60    Vice President and Controller
Elvis L. Mason..........................    63    Director
William E. Conway, Jr. .................    47    Director
Dr. Julian Davidson.....................    69    Director
Anthony Grillo..........................    41    Director
Bob Marbut..............................    61    Director
Lt. Gen. Thomas P. Stafford (Ret.)......    66    Director

     JAMES B. SKAGGS has been a director of the Company since March 1990. He has also served as the President of the Company since November 1991. Mr. Skaggs also served as President and a director of Westmark Systems, Inc. from March 1990 through December 1991.

     ROBERT K. FLOYD has been Vice President and Chief Financial Officer of the Company since December 1990.

     BARRY G. CAMPBELL has been Vice President of the Company and President and Chief Executive Officer of Vitro Corporation since October 1993. He has held various positions with Vitro Corporation since 1970.

     DAVID L. LAWRENCE has been Vice President of the Company and President of Tracor Flight Systems, Inc. since November 1996.

     K. BRUCE HAMILTON has been Vice President of the Company and President of Tracor Applied Sciences, Inc. since 1989.

     GEORGE R. MELTON has been Vice President of the Company since March 1990 and President of Tracor Aerospace, Inc. since September 1990.

     DR. TERRY A. STRAETER has been Vice President of the Company since December 1994 and President and Chief Executive Officer of GDE since November 1992. From February 1991 until November 1992, he served as Corporate Vice President and General Manager of the Electronics Division of General Dynamics Corporation.

     WOODY ENDSLEY has been Vice President and Treasurer of the Company since April 1991. He served as Corporate Controller of the Company from January 1988 through April 1991.

     ROBERT J. FITCH has been Vice President -- Government Relations since August 1995. From April 1993 to July 1995, he served as Vice President, Corporate Strategic Development for GDE. Between 1984 and 1993, he was the senior staff member of the Program and Budget Authorization staff of the House Permanent Select Committee on Intelligence.

     LEROY J. KANA has been Vice President -- Quality, Safety and Environmental Programs of the Company since December 1992 and has been associated with the Company and its subsidiaries in various capacities since 1969.

     RUSSELL E. PAINTON has been Vice President and General Counsel of the Company since April 1983. He has also been Secretary of the Company since January 1991.

     JOHN M. ROCK, III has been Vice President -- Technology and Information Systems of the Company since September 1991. From January 1990 through September 1991, he was President of Eagle GT, Inc.

     ROGER W. SADLER has been Vice President -- Business Development of the Company since August 1991. From 1988 through August 1991, he worked as a private consultant.

     KATHY THOMPSON has been Vice President -- Human Resources of the Company since October 1996.

     THOMAS V. TALBOTT has been Vice President and Controller of the Company since April 1991.

     ELVIS L. MASON has been a director of the Company since November 1991. He is a member of the Compensation/Stock Option Committee. Since August 1984, he has served as managing partner of Mason Best Company, L.P. ("Mason Best"), a merchant banking firm, and on the boards of several privately held companies in which Mason Best was a significant shareholder. He also has served, since December 1991, as a director and, since February 1992, as Chairman of the Board of Safeguard Business Systems, Inc., a supplier of office management products and services for small businesses, and its parent, San Jacinto Holdings. Mr. Mason also serves as a director of United Meridian Corporation and American Eagle Group, Inc.

     WILLIAM E. CONWAY, JR. has been a director of the Company since April 1995. He is a member of the Audit and Ethics Committee. Mr. Conway is the person designated by The Carlyle Group ("Carlyle"), as the Holder Representative, to serve on the Tracor Board. See "-- Certain Agreements Relating to the Nomination of Directors." Mr. Conway joined Carlyle in August 1987 and is a Managing Director. He serves on the boards of directors of BDM International, Inc. (October 1990 to present), GTS Duratek, Inc. (January 1995 to present), and Nextel Communications, Inc. (February 1997 to present). Mr. Conway also serves on the boards of several private companies in which Carlyle has invested. Prior to Tracor's acquisition of GDE, he served as Chairman of the Board of GDE.

     DR. JULIAN DAVIDSON has been a director of the Company since November 1991. He is Chairman of the Compensation/Stock Option Committee. Dr. Davidson is President and Chief Executive Officer of Davidson Enterprises, LLC, a commercial and defense consulting firm since April 1, 1996. Prior thereto, he was a senior vice president of Booz, Allen and Hamilton from May 1984 to April 1996. He also serves as a director on the boards of several privately held companies.

     ANTHONY GRILLO has been a director of the Company since December 1991. He is Chairman of the Audit/Ethics Committee. Mr. Grillo is a senior managing director of The Blackstone Group, L.P., an investment banking firm. Prior to May 1991, he was a managing director with the corporate finance division, Restructuring and Reorganization Group of Chemical Bank (November 1989 through May 1991). Mr. Grillo currently serves as a member of the board of directors of Littelfuse, Inc. (since November 1991), a former affiliate of Tracor's predecessor, and of Joule, Inc., as well as a member of the board of directors of several privately held companies. He is also a Trustee of the Academy of Political Science.

     BOB MARBUT has been a director of the Company since November 1991. He is a member of the Compensation/Stock Option Committee. Mr. Marbut is Chairman, CEO and co-founder of Argyle Television, Inc., which he helped found in 1994 and which now owns and operates television stations in the United States. He is also Chairman and CEO of Argyle Communications, Inc. (founded in January 1992), which is the managing general partner of Argyle Communications Partners, L.P., a limited partnership involved in the acquisition and operation of television stations, and successor to The Argyle Group, of which he has been Chairman and CEO since January 1992. Mr. Marbut founded Argyle Television Holdings, Inc., a television station group, in 1993 and was its Chief Executive Officer until it was sold in April 1995. He serves on the boards of directors of Tupperware Corporation (1996 to present); Ultramar Diamond Shamrock, Inc. (December 1996 to present); Argyle Communications, Inc. (January 1992 to present); Argyle Television, Inc. (August 1994 to present); and Katz Media Group, Inc. (August 1994 to present).

     LT. GEN. THOMAS P. STAFFORD (RETIRED) has been a director of the Company since April 1994. He is a member of the Audit and Ethics Committee. Lt. Gen. Stafford is a co-founder of the technical consulting firm of Stafford, Burke, and Hecker, Inc. (1983). He serves on the boards of directors of AlliedSignal Corporation (March 1981 to present), CMI, Inc. (1983 to present), Fisher Scientific, Inc. (December 1991 to present), Pacific Scientific, Inc. (February 1987 to present), Seagate Technologies, Inc. (March 1988 to present), Tremont, Inc. (October 1990 to present), Wackenhut, Inc. (October 1991 to present), and Wheelabrator Technologies, Inc. (September 1987 to present); all of which are listed on the New York Stock Exchange. Lt. Gen. Stafford also served on the board of directors for Gulf USA, Inc. (NYSE) from 1992 to 1993.

CERTAIN AGREEMENTS RELATING TO THE NOMINATION OF DIRECTORS

     In connection with the GDE Acquisition, Tracor entered into a Holders Agreement relating to the nomination of a Carlyle director to its Board of Directors. The GDE Holders Agreement permits Carlyle, as the Holder Representative, to designate a nominee for director of Tracor, which nominee must be reasonably satisfactory to the Board of Directors, to be voted on at each meeting of stockholders held for the purpose of electing directors. The Holder Representative may designate one nominee for director of Tracor so long as certain former stockholders of GDE hold in the aggregate at least 800,000 shares of Common Stock acquired in the GDE Acquisition.

     In connection with the Westmark Acquisition (as defined below) and the resulting elimination of the Class A Common Stock, the Company's Certificate of Incorporation was amended to eliminate the right of holders of Class A Common Stock to nominate a director to the Board of Directors. Elvis L. Mason had served as the Class A Director prior to the consummation of the Westmark Acquisition. Immediately following the consummation of the Westmark Acquisition and as required by the related acquisition agreement, the Company increased the size of the Board of Directors by one member and appointed Elvis L. Mason to fill the new directorship for a three-year term.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Board of Directors. Outside (non-employee) directors of the Company receive annual Board retainers of $20,650, plus travel and allowances where appropriate. Attendance fees of $1,000 per meeting are also paid. Directors who also serve on a committee of the Board of Directors receive fees of $950 for each committee meeting attended. Directors who chair committees receive additional fees of $950 per meeting attended. Directors who are currently on the board at the first of each year receive 1,000 shares of common stock and are granted 2,000 shares of stock options at the current market price.

     During 1996, the Board of Directors met 6 times. Each director attended more than 75% of the aggregate of (a) the total number of meetings held during 1996 and (b) the total number of meetings held by all committees of the Board of Directors on which each served.

     Executive Officers. The following Summary Compensation Table shows the compensation of each of the Company's five most highly compensated executive officers, including the chief executive officer for the three most recent fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                         -----------------------------------
                                                                  AWARDS
                                                         ------------------------
                             ANNUAL COMPENSATION         RESTRICTED
      NAME AND          ------------------------------     STOCK       OPTIONS/                   ALL OTHER
 PRINCIPAL POSITION     YEAR   SALARY ($)    BONUS ($)     AWARDS     SARS (#)(1)   PAYOUTS    COMPENSATION(2)
 ------------------     ----   -----------   ---------   ----------   -----------   --------   ---------------
James B. Skaggs,        1996    $577,533     $490,445        --         100,000           --       $39,281
President, CEO          1995     523,921      410,987        --         200,000           --        28,687
                        1994     494,884      398,687        --           9,200           --        14,916

Dr. Terry A.
  Straeter,(3)          1996    $226,900     $174,177        --          12,000           --       $50,605
Vice President          1995     212,019      138,273        --          15,000     $243,132        24,296
                        1994     205,769      265,000        --           5,000           --         8,015

Barry G. Campbell,      1996    $235,885     $129,938        --          12,000           --       $11,865
Vice President          1995     209,244      105,074        --          20,000           --         9,699
                        1994     197,627       81,113        --               0     $212,400           549

Robert K. Floyd,        1996    $230,568     $149,446        --          12,000           --       $22,585
Vice President,         1995     216,448      126,703        --          20,000           --        17,592
CFO                     1994     189,017      112,933        --           7,500           --         4,939

George R. Melton,       1996    $200,366     $133,502        --          12,000           --       $16,803
Vice President          1995     166,675       88,069        --          18,000           --        10,973
                        1994     167,638       53,093        --               0           --         9,727

---------------

(1) No SARs have been issued as of the dates indicated.

(2) Includes life insurance premiums paid by the Company on behalf of each named individual.

(3) During the majority of 1994, Dr. Straeter was employed by GDE prior to the time it was owned by Tracor.

                      OPTION GRANTS IN FISCAL YEAR 1996(1)

                                           INDIVIDUAL GRANTS
                             ----------------------------------------------      POTENTIAL REALIZABLE VALUE AT
                                        % OF TOTAL                               ASSUMED ANNUAL RATES OF STOCK
                                         OPTIONS                              PRICE APPRECIATION FOR FULL OPTION
                                        GRANTED TO    EXERCISE                               TERM
                             OPTIONS   EMPLOYEES IN   OR BASE    EXPIRATION   -----------------------------------
           NAME              GRANTED   FISCAL 1996     PRICE        DATE           5%($)              10%($)
           ----              -------   ------------   --------   ----------   ----------------   ----------------
James B. Skaggs...........   100,000      26.27%       $16.13     2/27/06        $1,014,407.03      $2,570,706.59
Robert K. Floyd...........    12,000       3.15%       $16.13     2/27/06        $  121,728.84      $  308,484.79
George R. Melton..........    12,000       3.15%       $16.13     2/27/06        $  121,728.84      $  308,484.79
Dr. Terry A. Straeter.....    12,000       3.15%       $16.13     2/27/06        $  121,728.84      $  308,484.79
Barry G. Campbell.........    12,000       3.15%       $16.13     2/27/06        $  121,728.84      $  308,484.79

---------------

(1) The per share option exercise prices are the fair market value of the Company's common stock on the date of the grant, and the term of each option is 10 years. 30% of each option is exercisable one year after the date of grant, an additional 30% is exercisable two years after the grant, and the remainder is exercisable three years after the grant.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF UNEXERCISED
                                                          OPTIONS AT
                                                        FISCAL YEAR END
                                                  ---------------------------      VALUE OF UNEXERCISED
                          NUMBER OF                                                IN-THE-MONEY OPTIONS
                           SHARES                 EXERCISABLE                      AT FISCAL YEAR END(1)
                         ACQUIRED ON    VALUE         AT                        ---------------------------
         NAME             EXERCISE     REALIZED    12/31/96     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   --------   -----------   -------------   -----------   -------------
James B. Skaggs.......     15,000      $331,875     250,520        243,680      $3,992,930     $1,700,120
Barry G. Campbell.....          0             0      31,000         26,000      $  377,500     $  176,940
Robert K. Floyd.......      1,000      $ 21,630      64,500         29,000      $1,101,250     $  203,940
George R. Melton......      3,800      $ 81,592      56,600         24,600      $1,001,900     $  165,390
Dr. Terry A.
  Straeter............          0             0       7,500         24,500      $   64,125     $  166,065

---------------

(1) The last sale price of the Common Stock on December 31, 1996 was $21.25 per share.

EMPLOYMENT AGREEMENTS

     Effective as of November 22, 1996, the Company entered into employment agreements (entitled "Employment Agreement") with certain of its officers who had not previously entered into employment agreements with the Company and, further, entered into amended and restated employment agreements (entitled "Amended and Restated Employment Agreement") with certain of its officers who had previously entered into employment agreements with the Company (including Messrs. Skaggs and Floyd). All of the agreements provide for a termination date of December 31, 1999, or the first day of the year following the year in which the officer reaches his/her 65th birthday. The agreements also provide for automatic renewals unless earlier terminated by the officer or the Board of Directors.

     Among other things, the agreements assure the continuation of each such officers' base salary as of such date and his/her continued participation in the Company incentive and other welfare and benefit plans, as well as continuation of his/her then current level of job position and responsibilities, failing which such officer may terminate his/her employment with the Company and receive, as termination pay, stipulated amounts equal to up to two times such officer's base salary then in effect and other benefits. Under each agreement, the Company has the right to terminate an officer for unsatisfactory performance or cause, under which circumstances the officer would not be entitled to termination pay. Each agreement provides that upon termination the officer will not compete with the Company for a period of six months after the date of termination nor will the officer divulge confidential information or trade secrets to third parties.

RETIREMENT BENEFITS AND RELATED INFORMATION

     The Company has a Defined Benefit Retirement Plan (the "Retirement Plan") which provides retirement benefits for its employees and employees of participating affiliates. The plan has three benefit formulas as described below for Tracor, Vitro and GDE employees. Employees covered under the Tracor formula become vested in the Retirement Plan upon the completion of five years of vesting service. Monthly benefits, payable at normal retirement age, are based upon an amount equal to one percent of final "average monthly compensation" up to "covered compensation" plus one and one-half percent of final average monthly compensation in excess of covered compensation, multiplied by the years of credited service with the Company, less one year. Average monthly compensation is defined as the average monthly compensation actually paid, including bonuses and overtime pay for the five highest successive calendar years. Covered compensation is defined as the average of the maximum wages subject to social security taxes for the 35 years ending in the calendar year before the employee reached social security retirement age. Credited service is the period of the employee's total employment with the Company. The monthly benefits are not subject to deductions for social security or other offset amounts.

     Employees covered under the Vitro formula are provided monthly benefits, payable at normal retirement age, which are based on the amount equal to one and one-tenth percent of average annual compensation up to covered compensation plus one and three-quarters percent of average annual compensation in excess of covered compensation, multiplied by the years of credited service. average annual compensation means the average of annual earnings during the employee's five consecutive highest paid years with Vitro. Credited service generally means all the employee's years of service with Vitro. The monthly benefits are not subject to deductions for social security or other offset amounts.

     Employees covered under the GDE formula are provided monthly benefits, payable at normal retirement age, which are based on the amount equal to approximately one and three-tenths percent of average annual compensation, multiplied by the years of credited service. Average annual compensation means the average of annual earnings during the employee's five consecutive highest paid years with GDE. Credited service generally means all the employee's years of service with GDE. The monthly benefits are not subject to deductions for social security or other amounts.

     The following tables show the estimated annual benefits payable upon retirement to persons in specified remuneration and years of service classifications who would retire in 1997 at age 65. The amounts shown in the tables were determined as normal retirement benefits at December 31, 1996 and were based on pay limited by Section 401(a)(17) of the Code. Benefits are limited by Section 415 of the Code without regard to combined plan limitations.

                            RETIREMENT PLAN BENEFITS

                                  TRACOR, INC.

                                                                               YEARS OF SERVICE
   FINAL AVERAGE                                               -------------------------------------------------
ANNUAL COMPENSATION                                              15        20        25         30         35
-------------------                                            -------   -------   -------   --------   --------
   $ 100,000................................................   $19,070   $25,880   $32,691   $ 39,501   $ 46,312
   $ 125,000................................................    24,320    33,005    41,691     50,376     59,062
   $ 150,000................................................    29,570    40,130    50,691     61,251     71,812
   $ 175,000................................................    33,726    46,176    58,626     71,076     83,526
   $ 200,000................................................    37,852    52,176    66,502     80,826     95,152
   $ 225,000................................................    41,976    58,176    74,376     90,576    106,776
   $ 250,000................................................    43,766    60,778    77,792     94,804    111,818
   $ 300,000................................................    43,766    60,778    77,792     94,804    111,818
   $ 350,000................................................    43,766    60,778    77,792     94,804    111,818
   $ 400,000................................................    43,766    60,778    77,792     94,804    111,818
   $ 450,000................................................    43,766    60,778    77,792     94,804    111,818
   $ 500,000................................................    43,766    60,778    77,792     94,804    111,818
   $1,281,573(1)............................................    43,766    60,778    77,792     94,804    111,818

                              VITRO CORPORATION(2)

                                                                               YEARS OF SERVICE
   FINAL AVERAGE                                               -------------------------------------------------
ANNUAL COMPENSATION                                              15        20        25         30         35
-------------------                                            -------   -------   -------   --------   --------
   $ 100,000................................................   $23,561   $31,415   $39,269   $ 47,123   $ 54,976
   $ 125,000................................................    30,124    40,165    50,206     60,248     70,289
   $ 150,000................................................    36,686    48,915    61,144     73,373     85,602
   $ 175,000................................................    41,963    56,390    70,817     85,244     99,671
   $ 200,000................................................    47,213    63,827    80,442     97,057    113,671
   $ 225,000................................................    52,463    71,265    90,067    108,869    120,000
   $ 250,000................................................    54,739    74,490    94,240    113,991    120,000
   $ 300,000................................................    54,739    74,490    94,240    113,991    120,000
   $ 350,000................................................    54,739    74,490    94,240    113,991    120,000
   $ 400,000................................................    54,739    74,490    94,240    113,991    120,000
   $ 438,987(1).............................................    54,739    74,490    94,240    113,991    120,000

---------------------

(1) Represents 120% of covered compensation for the most highly compensated individual who would be entitled to benefits under the particular plan.

(2) Employees of Vitro Corporation and Vitro Services whose credited service begins on or after January 1, 1996, are covered under the Tracor benefit formula. Benefit based on $150,000 pay limited with a minimum benefit, as of December 31, 1993, under prior pay limit.

                               GDE SYSTEMS, INC.

                                                                              YEARS OF SERVICE
   FINAL AVERAGE                                              ------------------------------------------------
ANNUAL COMPENSATION                                             15        20        25        30         35
-------------------                                           -------   -------   -------   -------   --------
   $ 100,000................................................  $20,000   $26,667   $33,333   $40,000   $ 46,667
   $ 125,000................................................   25,000    33,333    41,667    50,000     58,333
   $ 150,000................................................   30,000    40,000    50,000    60,000     70,000
   $ 175,000................................................   34,000    45,667    57,333    69,000     80,666
   $ 200,000................................................   38,000    51,333    64,667    78,000     91,333
   $ 225,000................................................   42,000    57,000    72,000    87,000    102,000
   $ 250,000................................................   43,734    59,457    75,180    90,902    106,625
   $ 300,000................................................   43,734    59,457    75,180    90,902    106,625
   $ 350,000................................................   43,734    59,457    75,180    90,902    106,625
   $ 400,000................................................   43,734    59,457    75,180    90,902    106,625
   $ 450,000................................................   43,734    59,457    75,180    90,902    106,625
   $ 481,292(1).............................................   43,734    59,457    75,180    90,902    106,625

---------------

(1) Represents 120% of covered compensation for the most highly compensated individual who would be entitled to benefits under the particular plan.

     As of December 31, 1996, the persons named in the Summary Compensation Table were credited with the following years of service under the Retirement
Plan: Mr. Floyd, 6.6; Mr. Skaggs, 6.8; Mr. Melton 6.8; Dr. Straeter, 16.8 and Mr. Campbell, 26.6.

     The remuneration covered by the Retirement Plan for the named executive officer generally corresponds with the salary amounts set forth in the Summary Compensation Table.

NON-QUALIFIED SUPPLEMENTAL RETIREMENT BENEFIT

     During 1993 the Company established a Non-Qualified Supplemental Retirement Program for certain of its officers, which was amended and restated effective as of January 30, 1997 (hereafter, the "Program"). The Program provides that upon normal retirement or termination not for cause, Company officers covered by the Program will receive a monthly income of up to 50% of the average compensation for the thirty-six months immediately prior to the date of retirement or termination, less the amount of retirement benefits which the officer would otherwise be entitled to under the Retirement Plan. The actual amount that the participant would be entitled to receive is determined by the participant's total number of years of service to the Company after December 21, 1991. The Program further provides that upon the death of the participant, his or her spouse would also be entitled to receive a monthly income equal to one-half of the benefit which would otherwise be payable to the officer. Currently, Messrs. Skaggs, Floyd, Painton, Melton, Hamilton, Rock and Sadler are participants in the Program. The Program additionally provides that if any of the participants are terminated without cause, they shall become immediately 100% vested in the Program, and in the case of Messrs. Skaggs and Floyd, they may elect to receive the benefits payable to them under the Program in a lump sum. Assuming the individuals remain in the employ of the Company until their normal retirement age, each of the following executives will receive an annuity, as described above, which, on an actuarial basis, is equal to the following annual payments:
Mr. Skaggs, $465,487; Mr. Floyd, $166,014; Mr. Painton, $129,654; Mr. Melton,
$221,943; Mr. Hamilton, $117,638; Mr. Rock, $113,975; and Mr. Sadler, $116,142.

     Dr. Straeter is eligible to receive benefits from the GDE Systems, Inc. Supplemental Retirement Plan. This plan is designed to replace any pension benefit lost to Dr. Straeter if his final average covered compensation is in excess of the limitations for eligible compensation contained in Sections 415 or 401(a)17 of the Code. Assuming Dr. Straeter remains employed by the Company until his normal retirement age, he will receive an annuity with an estimated annual payment of $141,282.

     Mr. Campbell is eligible to receive benefits from the Tracor Benefit Restoration Plan. This plan, adopted October 1, 1996, is designed to replace any pension benefit lost to Mr. Campbell if his final average monthly covered compensation is in excess of the limitations for eligible compensation contained in Sections 415 or 401(a)17 of the Code. Assuming Mr. Campbell remains with the Company until his normal retirement age, he will receive a lump sum payment estimated to be $1,635,681.

     Effective December 1, 1996, Tracor adopted the Tracor Deferred Compensation Plan designed primarily to replace 401(k) Plan benefits lost due to Internal Revenue Code limitations on employee deferrals and covered compensation used to determine benefits from the qualified 401(k) Plan. For 1996 Matching Contributions were credited in the amount of $6,612 to Mr. Skaggs, $1,756 to Mr. Campbell, $2,036 to Mr. Floyd, $1,640 to Mr. Painton and $1,670 to Mr. Melton.

COMMITTEES OF THE BOARD

     Audit/Ethics Committee. The Committee met three times in 1996. The duties of the Audit/Ethics Committee are to:

     a. recommend to the Board of Directors a firm of independent auditors to perform the audit of the annual financial statements of the Company;

     b. review with the independent auditors and with financial management the proposed scope of the annual audit, past audit experience, the Company's internal audit program, recently completed internal audits, and other matters bearing upon the scope of the audit;

     c. review with the independent auditors and with financial management significant matters, revealed in the course of the audit of the annual financial statements of the Company;

     d. review on an annual basis the status of the Company's legal and ethical operations and whether the Company's Ethics Policies have been communicated by the Company to all key employees of the Company and its subsidiaries;

     e. review with financial management any suggestions and recommendations of the independent auditors of the Company;

     f. meet on a regular basis with a representative or representatives of the Internal Audit Department of the Company and to review the Internal Audit Department's Reports of Operations; and

     g. report its activities and actions to the Board at least once each fiscal year.

     Members of the Audit/Ethics Committee are Anthony Grillo, Chairman, William
E. Conway and Thomas P. Stafford.

     The independent auditors and Tracor's Internal Auditor have direct access to the Committee and may discuss with it any matters which may arise in connection with audits, the maintenance of internal accounting controls, or any other matter relating to Tracor's financial affairs. Furthermore, the Committee may authorize the independent auditors to investigate any matters which the Committee deems appropriate and may present its recommendations and conclusions to the Board.

     Compensation/Stock Option Committee. The Committee met four times in 1996. The duties of the Compensation/Stock Option Committee are to:

     a.   administer all Tracor stock option plans;

     b. recommend policies dealing with compensation, position evaluations, and personnel engagements, transfers and terminations, including the Company's annual Incentive Program;

     c.   review and recommend major compensation plans;

     d. recommend the Company's management development programs and procedures;

     e. approve and recommend to the Tracor Board compensation for corporate officers; and

     f.   review the administration of the Tracor Retirement Plan.

     Members of the Compensation/Stock Option Committee are Julian Davidson, Chairman, Bob Marbut, and Elvis L. Mason.

EXECUTIVE COMPENSATION PRINCIPLES

     The Company's Executive Compensation Program is based on guiding principles designed to align executive compensation with Company values and objectives, business strategy, management initiative, and business financial performance. In applying these principles, the Compensation/Stock Option Committee (the "Committee") has established a program to: (a) attract and retain key executives critical to the long-term success of the Company and each of its business groups; (b) reward executives for long-term strategic management and enhancement of shareholder values; (c) integrate compensation programs with both the Company's annual and long-term strategic planning and measuring processes; and
(d) support a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to that of industry performance levels.

EXECUTIVE COMPENSATION PROGRAM

     The total compensation program consists of both cash and equity based compensation. The annual compensation consists of a base salary and an annual incentive. The Committee determines the level of salary for key executive officers and a salary range for other executive officers. Actual salary changes are based upon performance and upon national industry salary surveys in related industries, depending on the areas in which the particular executive is employed, and supplemented by other surveys which were used to enhance the analysis. These surveys cover essentially the same companies that are included in the table comparing the cumulative total returns of the Company, set forth below. The salary levels were targeted to the median of such surveys, with variations based upon the experience of each officer and the complexity of his particular responsibilities. In considering the salary increases from 1995 to 1996, the Committee also evaluated each executive's performance in several areas including sales, profits, and bookings. Performance is considered in the executive's area of responsibility as well as overall unit, division, subsidiary or Tracor performance. Additional factors for evaluation include budgetary controls, and key objectives for the individual and the organization.

     Incentive Compensation Program. Effective in December 1991, the Company adopted a performance incentive plan under which executive officers and other high-level employees may receive compensation based on the achievement of individual and Company objectives. Eligible participants include officers and other key employees of the Company who are in a position to make substantial contributions to the management, growth, and success of the Company. Payment of an award is contingent upon the achievement of specified levels of earnings, bookings, revenue, and cash generation of the Company or the employee's unit ("performance goals") each year based upon the annual operating plan of the Company. A smaller portion of each person's incentive payment is based on individual and direct organization goals such as increases in efficiency of the executive's area of responsibility, adherence to budgetary plans, and implementation of new operating procedures and programs. At the close of each fiscal year, the performance of the operating unit in which the employee participates is measured against the performance goals, division and company performance is evaluated, and awards are issued. In the event the performance goals are not achieved, the awards are reduced or eliminated entirely. If performance goals are exceeded, which was the average case in 1996, the amount of an award may be increased. In reviewing the performance of the named executives for 1996, the Committee determined that each individual and Tracor exceeded their respective goals for the year. Pursuant to awards made under this plan for 1996, executive officers as a group received payments totalling $1,749,151.19, and all employees as a group received payments totalling $7,360,905.42.

     Stock Plan. The Company adopted, in December 1991, the Stock Plan for Employees of Tracor, Inc. and Subsidiaries (the "1991 Plan" or the "Stock Plan") pursuant to which options to purchase common stock of the Company, stock appreciation rights ("SARs") (rights, granted in tandem with an option (or alone), to receive cash payments equal to any appreciation in value of the shares subject to option from the date of the option grant to the date of exercise in lieu of the exercise of an option), and/or shares of restricted stock may be granted to officers and other key employees of the Company and its subsidiaries. The plan is administered by the Company which has authority to determine the individuals to whom and the terms pursuant to which grants shall be made. Per share option prices can be any price, but typically are, and to date have exclusively been, not less than the fair market value of the Company's common stock on the date of the option grant, and the term of the options cannot exceed 10 years. In 1995 the Company adopted a second plan, the 1995 Stock Plan for Employees of Tracor, Inc. and subsidiaries (the "1995 Plan"). The 1995 Plan is identical in all material respects to the 1991 Plan, except that outside directors participate in the 1995 Plan.

     Under the Stock Plan, the Committee grants stock options, restricted shares, and/or SARs based upon its review of surveys and publicly available information relating to the amount and type of awards granted to executives in the defense aerospace industry, as well as its review of each executive's performance, evaluated as described above. In making the awards, the Committee also considers the amount of grants currently held by each executive but not the amount of shares currently held thereby, unless said holdings should be unusually large, which to date, has not been the case. Through the award of grants, the objective of aligning executive officers' long-range interests with those of the shareholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

                              CERTAIN TRANSACTIONS

     On June 13, 1996, the Company consummated the acquisition (the "Westmark Acquisition") of substantially all of the assets of Westmark Systems, Inc. ("Westmark"), which had the effect of simplifying the Company's capital structure. The purchase consideration paid by Tracor to Westmark in the Westmark Acquisition included 8,267,435 shares of Tracor common stock. Contemporaneously with its acquisition of the shares of Tracor common stock, Westmark dissolved and distributed all of such shares to its shareholders in a complete liquidation. The principal assets of Westmark acquired by Tracor in the Westmark Acquisition were 978,458 shares of Class A Common Stock of Tracor (the "Class A Common Stock"), a Series B Warrant to purchase 5,249,428 shares of Tracor common stock (the "Series B Warrant"), and a Series C Warrant to purchase 5,455,000 shares of Tracor common stock (the "Series C Warrant" and, together with the Series B Warrant, the "Tracor Warrants"). The shares of the Class A Common Stock and the Tracor Warrants were cancelled and will not be reissued.

                              RECENT DEVELOPMENTS

     In addition to the Transactions described elsewhere in this Prospectus, on February 12, 1997, the Board of Directors of the Company adopted a preferred share purchase rights plan (the "Rights Plan"), exercisable only if a person or group acquires 20% or more of Tracor's common stock or announces a tender offer which would result in ownership by a person or group of 20% or more of Tracor's common stock. The Rights Plan is designed to deter coercive or abusive takeovers, and ensure fair and equal treatment of all shareholders in the event of any proposed takeover of the Company. On June 13, 1996, the shareholders of the Company approved an amendment to the Company's bylaws to classify the Board of Directors into 3 classes of directors with staggered three-year terms. The Rights Plan and the classification of the Board of Directors may have an effect on the Change of Control provisions in the Indenture, to the extent that the Rights Plan could make a Change of Control less likely to occur.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 17, 1997, certain information known to the Company with respect to the beneficial ownership (as defined in the rules of the Commission) of common stock by all directors, the chief executive officer and the other executive officers named in the Summary Compensation Table, all directors and executive officers as a group, and any other person who is known by the Company to be the beneficial owner of more than five percent of common stock. No director beneficially owns directly or indirectly more than 5.7% of Tracor's common stock. All directors and executive officers as a group beneficially own approximately 9.7% of Tracor's common stock.

                                                               BENEFICIAL OWNERSHIP
               DIRECTORS, EXECUTIVE OFFICERS                  ----------------------
                    AND 5% STOCKHOLDERS                        NUMBER        PERCENT
               -----------------------------                  ---------      -------
Dr. Julian Davidson.........................................      6,000(1)     *
1240 Deborah Dr., S.E.
Huntsville, AL 35801

Anthony Grillo..............................................     16,000(2)     *
358 Oxford Dr.
Short Hills, NJ 07078

Bob Marbut..................................................     30,500(3)     *
511 Argyle
San Antonio, TX 78209

Elvis L. Mason..............................................  1,416,871(4)     5.7%
3716 Maplewood
Dallas, TX 75205

Lt. Gen. Thomas P. Stafford (Ret.)..........................     10,000(5)     *
Coral Harbor Club
Unit C-44
88181 Old Highway-MM88
Islamorada, FL 33036

James B. Skaggs.............................................    287,849(6)     1.2%
6500 Tracor Lane
Austin, TX 78725

Barry G. Campbell...........................................     32,583(7)     *
6500 Tracor Lane
Austin, TX 78725

Robert K. Floyd.............................................     68,911(8)     *
6500 Tracor Lane
Austin, TX 78725

George R. Melton............................................     63,400(9)     *
6500 Tracor Lane
Austin, TX 78725

Dr. Terry A. Straeter.......................................    190,833(10)    1.4%
GDE Systems, Inc.
16550 West Bernado Drive
San Diego, CA 92127

William E. Conway...........................................     18,046(11)    *
The Carlyle Group
1001 Pennsylvania Ave., N.W.
Suite 220 South
Washington, DC 20004

                                                               BENEFICIAL OWNERSHIP
               DIRECTORS, EXECUTIVE OFFICERS                  ----------------------
                    AND 5% STOCKHOLDERS                        NUMBER        PERCENT
               -----------------------------                  ---------      -------
Gerald B. Unterman..........................................  2,038,474(12)    8.0%
70 E. 55th Street
New York, NY 10022

Edward C. Johnson ..........................................  1,481,700(13)    6.0%
82 Devonshire Street
Boston, MA 02109

Warburg, Pincus Counsellors, Inc. ..........................  1,464,200        5.9%
446 Lexington Avenue
New York, NY 10017

All directors and executive officers as a group, including
  those named above.........................................  2,454,616(14)    9.7%

---------------

 (1) 2,000 shares are held directly by Dr. Davidson; 4,000 shares are held pursuant to stock options, none of which are currently exercisable.

 (2) 12,000 shares are held directly by Mr. Grillo; 4,000 shares are held pursuant to stock options, none of which are currently exercisable.

 (3) 26,500 shares are held directly by Mr. Marbut; 4,000 shares are held pursuant to stock options, none of which are currently exercisable.

 (4) 6,000 shares of common stock are held directly by Mr. Mason. Mr. Mason is the president of E. L. Mason Corporation, which is the general partner of MB Partners, Ltd. ("MB Partners"), which is the general partner of the Mason Best Company, L.P. ("Mason Best"). Mason Best directly owns 1,398,067 shares of common stock. Mr. Mason owns 50% of the general partner of Mason Best, MB Partners; however, Mr. Mason holds 100% of the voting rights in the general partner of Mason Best. In addition, Elvis L. Mason is the managing partner of Mason Best. As a result, Mr. Mason may be deemed to beneficially own 100% of the shares held by Mason Best. MB Partners directly owns 8,804 shares of common stock, and Mr. Mason owns 100% of E.L. Mason Corporation, which is the general partner of MB Partners, and may be deemed to beneficially own 100% of the shares held by MB Partners; 4,000 shares are held pursuant to stock options, none of which are currently exercisable.

 (5) 4,000 shares are held directly by Lt. Gen. Stafford; 4,000 shares are held pursuant to stock options, none of which are currently exercisable.

 (6) 250,520 shares are held pursuant to currently exercisable stock options. In addition, 5,000 shares are held pursuant to Series A Warrants which are convertible into common stock, and 32,329 shares are held directly.

 (7) 1,583 shares are held directly, and 31,000 shares are held pursuant to currently exercisable stock options.

 (8) 3,411 shares are held directly and 64,500 shares are held pursuant to currently exercisable stock options. In addition, 1,000 shares are held pursuant to Series A Warrants which are convertible into common stock.

 (9) 9,800 shares are held directly, and 53,600 shares are pursuant to currently exercisable stock options.

(10) 18,000 shares are owned directly by Dr. Straeter and 160,333 shares are held by a family trust over which Dr. Straeter has control. In addition, 7,500 shares are held pursuant to currently exercisable stock options and 5,000 shares are issuable upon exercise of Series A Warrants.

(11) 14,046 shares are held directly, 4,000 shares are held pursuant to stock options, none of which are currently exercisable.

(12) GBU, Inc. is the sole general partner of Oak Tree Partners, L.P. and GEM Convertible Securities Partners, L.P. GBU beneficially owns 1,177,599 shares of the common stock of the Company (which are directly owned by Oak Tree Partners, L.P.) and 152,500 Series A Warrants (which are directly owned by GEM Convertible Securities Partners, L.P.) to purchase Tracor's common stock.

     Mr. Unterman is the president, majority shareholder and a director of GBU, Inc. He is also the president, sole shareholder and a director of GEM Capital Management, Inc. GEM Capital Management, Inc. is a registered investment advisor whose accounts own 60,001 shares of Tracor's common stock which Mr. Unterman may be deemed to beneficially own. Mr. Unterman is the trustee of a profit sharing plan which owns 34,000 shares of Tracor's common stock. In addition, Mr. Unterman owns directly 100,000 shares of Tracor common stock and 514,375 Series A Warrants.

     With respect to the 1,177,599 shares owned by Oak Tree Partners, L.P., GBU owns a 9.9% interest in that partnership and Mr. Unterman owns 83% of GBU, Inc. Therefore, Mr. Unterman claims beneficial ownership of only 97,740 of those shares.

     With respect to the 152,500 shares which may be acquired upon the exercise of the 152,500 Series A Warrants owned by GEM Convertible Securities Partners, L.P., GBU, Inc. owns a 1% interest in that partnership, and Mr. Unterman owns 83% of GBU, Inc. Therefore, Mr. Unterman claims beneficial ownership of only 1,266 of those shares.

(13) Mr. Johnson is the Chairman of FMR Corp. which beneficially owns 1,481,700 shares of Tracor's common stock. Fidelity Management and Research Company, a wholly owned subsidiary of FMR Corp, is the beneficial owner of 1,396,700 shares of Tracor's common stock. Mr. Johnson through his contact of Fidelity Management and Research Company has disposition power over 1,396,700 shares. Each of Mr. Johnson and FMR Corp., through their control of Fidelity Management Trust Company, has sole dispositive power over 85,000 shares and sole power to vote or to direct the voting of 82,300 shares, and no power to vote or to direct the voting of 2,700 shares of Tracor's common stock.

(14) Includes shares subject to outstanding warrants and options held by directors and officers.

     * Represents less than one percent.

                    DESCRIPTION OF NEW BANK CREDIT FACILITY

     On March 14, 1997, Tracor entered into a new senior secured credit agreement with a group of banks (the "New Bank Credit Facility"), The New Bank Credit Facility consists of a $200 million revolving loan ("Revolving Loan").

     The Revolving Loan is evidenced by notes maturing on the fifth anniversary of the closing of the New Bank Credit Facility. Availability under the Revolving Loan will reduce by $25 million and $50 million, respectively on the third and fourth anniversaries of the closing of the New Bank Credit Facility.

     Mandatory reductions of outstanding principal amounts under the New Bank Credit Facility are required upon the occurrence of certain events.

     All outstanding loans under the New Bank Credit Facility will bear interest at Tracor's option at the base rate in effect from time to time plus a specified percentage ranging from 0% to .75% based on the Company's degree of leverage or the eurodollar rate plus a specified percentage ranging from 1.75% to .625% based upon the Company's degree of leverage. Interest in respect of eurodollar loans will be payable at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.

     Tracor's obligations under the New Bank Credit Facility are guaranteed by certain domestic, wholly-owned subsidiaries of Tracor and are secured by a pledge of the stock of all of Tracor's wholly-owned subsidiaries. All collateral other than the stock of Tracor's subsidiaries that secures Tracor's existing senior secured credit facility was released on closing of the New Bank Credit Facility. The stock pledge that secures the New Bank Credit Facility will be released in the event that the Notes achieve a rating of BB- or better from Standard & Poor's Ratings Services or Ba3 or better from Moody's Investors Service.

     The New Bank Credit Facility contains customary covenants restricting the incurrence of debt and encumbrances on or sales of assets, limiting mergers and acquisitions and restricting dividends, investments and change of control, providing for the maintenance of certain financial ratios and various other financial covenants and restrictions.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Notes were sold by the Company on the Issue Date to the Initial Purchasers pursuant to a Purchase Agreement dated February 28, 1997 (the "Purchase Agreement"). As a condition to the sale of the Original Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issue Date. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 45 days after the Issue Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 90 days after such filing deadline and (iii) upon effectiveness of the Registration Statement, commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 20 business days (or a longer period if required by law) and deliver to the Exchange Agent Exchange Notes in the same aggregate principal amount at maturity as the Original Notes that were tendered by holders thereof pursuant to the Exchange Offer. Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act must be delivered as required. The Company has agreed to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes acquired as described below for such period as such broker-dealers must comply with such requirements. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the Registration Rights Agreement (including certain indemnification rights and obligations). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges the Original Notes for the Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the Exchange Notes in the Exchange Offer for the purposes of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes surrendered pursuant to the Exchange Offer. Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the exchange will be registered under the Securities Act and hence the Exchange Notes will not bear legends restricting their transfer and (ii) holders of the Exchange Notes will not be entitled to the certain rights of holders of Original Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $250.0 million aggregate principal amount of the Original Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company (the "Depositary"). Only a registered holder of the Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

     Holders of the Original Notes do not have any appraisal or dissenter's rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
            , 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) will mail to the registered holders of Original Notes an announcement thereof, (iii) will issue a press release or other public announcement which shall include disclosure of the approximate number of Original Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its sole direction, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, or (iii) if any conditions set forth below under " -- Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Original Notes, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes bear interest at a rate equal to 8 1/2% per annum. Interest on the Exchange Notes is payable semi-annually on each March 1 and September 1, commencing on the first such date following their date of issuance. Holders of Exchange Notes will receive interest on September 1, 1997 from the date of initial issuance of the Original Notes. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under " -- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name (to the extent permitted by the Indenture) or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see " -- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes.

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Original Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under " -- Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder of the Original Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF NOTES

     If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Original Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Original Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Original Notes by causing the Depositary to transfer such Original Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Original Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Original Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company or there shall have occurred any material adverse development in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) there shall have been any material change, or development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, would materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (d) any governmental approval which the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby has not been obtained.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "-- Withdrawal of Tenders"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Holders may have certain rights and remedies against the Company under the Registration Rights Agreement should the company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's sole discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

PRIVATE EXCHANGE NOTES

     If, upon consummation of the Exchange Offer, any Initial Purchaser (as defined in the Registration Rights Agreement) holds any Original Notes acquired by it and having the status of an unsold allotment in the initial distribution, the Company upon the request of any such Initial Purchaser shall, simultaneously with the delivery of the Exchange Notes in the Exchange Offer, issue and deliver to such Initial Purchaser, in exchange for the Notes held by such Initial Purchaser, a like principal amount of debt securities of the Company that are identical in all material respects to the Exchange Notes except for the existence of restrictions on transfer thereof under the Securities Act and state securities laws (the "Private Exchange Notes"). Interest on the Private Exchange Notes will accrue from the last interest payment date on which interest was paid on the Original Notes surrendered in exchange therefor or, if no interest has been paid on the Notes, from the Issue Date.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Original Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities
Act), (ii) to provide, upon the request of any holder of a transfer-restricted Original Note, the information required by Rule 144(d)(4) under the Securities Act in order to permit resales of such Original Notes pursuant to Rule 144A,
(iii) to use its best efforts to keep the Registration Statement effective to the extend necessary to ensure that it is available for resales of transfer-restricted Notes by broker-dealers for a period of 180 days from the date on which the Registration Statement is declared effective, and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of 180 days from the date on which the Registration Statement is declared effective.

LIQUIDATED DAMAGES

     In the event of a failure to file, or to become effective, one or more registration statements as provided by the Registration Rights Agreement, the Company has agreed to pay, as liquidated damages, additional interest on Original Notes ("Additional Interest") under the circumstances and to the extent set forth below (each of which is given independent effect). The following description of Section 4 of the Registration Rights Agreement is qualified in its entirety by the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which the Prospectus is a part.

          (1) If neither the Registration Statement of which this Prospectus is a part (the "Exchange Registration Statement") nor the Shelf Registration (as defined in the Registration Rights Agreement) has been filed on or prior to April 28, 1997 (the "Filing Date"), then commencing on the day after the Filing Date, Additional Interest shall accrue on the Original Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days immediately following the Filing Date, such Additional

     Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

          (2) If neither the Exchange Registration Statement nor the Shelf Registration is declared effective on or prior to the Effectiveness Date applicable thereto (which, in the case of the Exchange Registration Statement, is 90 days after the Filing Date), then commencing on the day after such Effectiveness Date, Additional Interest shall accrue on the Original Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days immediately following the day after such Effectiveness Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; and

          (3) If (i) the Company has not exchanged Exchange Notes for all Original Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 60 days after the date on which the Exchange Registration Statement was declared effective, or (ii) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of its effective date, then Additional Interest shall accrue on the Original Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the (x) 60th day after such effective date in the case of (i) above or (y) the day such Exchange Registration Statement or Shelf Registration Statement ceases to be effective in the case of (ii) and (iii) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each such subsequent 90-day period;

provided, however, that the Additional Interest rate on the Original Notes may not exceed in the aggregate 1.50% per annum; provided further that (A) upon the filing of the Exchange Registration Statement or the Shelf Registration Statement (in the case of (1) above), (B) upon the effectiveness of the Exchange Registration Statement or the Initial Shelf Registration, as the case may be (in the case of (2) above), or (C) upon the exchange of the Exchange Notes for all Original Notes tendered (in the case of (3)(i) above) or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of (3)(ii) above), Additional Interest on any Original Notes then accruing Additional Interest as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     The company shall notify the Trustee immediately upon the happening of each and every event occurs in respect of which Additional Interest is required to be paid. Any amounts of Additional Interest due pursuant to (1), (2), or (3) as stated above in this section will be payable in cash semi-annually on each regular interest payment date specified in the Indenture, commencing with the first such regular interest payment date occurring after any such Additional Interest commences to accrue.

EXCHANGE AGENT

                    has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:               By Hand Delivery:

     ---------------------------------         ---------------------------------

     ---------------------------------         ---------------------------------

     ---------------------------------         ---------------------------------
     Attention: Corporate Trust                Attention: Corporate Trust

By Overnight Delivery:                         By Facsimile:

     ---------------------------------         ---------------------------------

     ---------------------------------         ---------------------------------
     ---------------------------------         Attention: Corporate Trust
     Attention: Corporate Trust                Confirm by Telephone:
                                               ---------------------------------

FEES AND EXPENSES

     All fees and expenses incident to compliance with the Registration Rights Agreement regarding this Exchange Offer shall be borne by the Company whether or not the Exchange Offer or a Shelf Registration becomes effective.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately
$          . Such expenses include registration fees, fees and expenses of the
Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Original Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company, or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

     The Original Notes were issued, and the Exchange Notes are issuable, under the Indenture dated as of March 14, 1997, between the Company and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee"), a copy of the form of which has been filed as an exhibit to the Registration Statement. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Original Notes, except that the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof. The Exchange Notes and the Original Notes are deemed the same class of notes under the Indenture and are both entitled to the benefits thereof. The following summaries of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular Sections or defined terms of the Indenture not otherwise defined herein are referred to, such Sections or defined terms are incorporated herein by reference.

                              DESCRIPTION OF NOTES

GENERAL

     The Original Notes are and the Exchange Notes will be unsecured senior subordinated obligations of the Company, are guaranteed on a senior subordinated unsecured basis by the Subsidiary Guarantors, are limited to $350,000,000 aggregate principal amount, of which $250,000,000 aggregate principal amount will be issued following the Exchange Offer, and will mature on March 1, 2007. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under "-- Certain Covenants -- Limitation on Indebtedness" and the restrictions contained in the New Bank Credit Facility. The Original Notes are and the Exchange Notes will be subordinated to Senior Indebtedness of the Company as described below under "-- Subordination."

TERMS OF NOTES

     The Notes will mature on March 1, 2007, and will bear interest at the rate per annum stated on the cover page hereof from the date of issuance, payable semiannually in arrears on each March 1 and September 1 commencing on September 1, 1997, to the persons who are registered holders thereof at the close of business on the February 15 or August 15 preceding the applicable interest payment date. The Notes will be payable both as to principal and interest at the office of the agent of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the Notes holder register. Unless otherwise designated by the Company, the company's agent in New York will be at the office of the Trustee maintained for such purpose. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will be transferable and exchangeable at the offices of the Registrar. The Notes will be issued in fully registered form, without coupons, in principal amounts of $1,000 and any integral multiple thereof. See "Book Entry; Delivery and Form."

OPTIONAL REDEMPTION

     Except as provided below, the Notes may not be redeemed prior to March 1, 2002. On or after such date, the Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, on not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing March 1, 2002:

                                           REDEMPTION
                                             PRICE
                                           ----------
2002....................................    104.250%
2003....................................    102.833%
2004....................................    101.417%
2005 and thereafter.....................    100.000%

     Notwithstanding the foregoing, at any time prior to March 1, 2000, the Company may redeem, in part and from time to time, with the net proceeds of one or more Public Equity Offerings, up to $87.5 million aggregate principal amount of the Notes at a redemption price equal to 108.500% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 90 days after the consummation of any such Public Equity Offering.

     At any time on or prior to March 1, 2002, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

NOTICES AND SELECTIONS

     In the event of a redemption of less than all of the Notes, the Notes will be selected for redemption by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest). Notes that are redeemed by the Company or that are purchased by the Company pursuant to a Net Proceeds Offer as described under "-- Limitation on Assets Sales" or pursuant to a Change of Control Offer as described under "-- Change of Control" or that are otherwise acquired by the Company will be surrendered to the Trustee for cancellation.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full, in cash or Cash Equivalents, of all Obligations on the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations with respect to all Senior Indebtedness shall first be paid in full, in cash or Cash Equivalents, before any payment or distribution of any kind or character, whether in cash, property, or securities is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise; and until all such Obligations with respect to all Senior Indebtedness are paid in full, in cash or Cash Equivalents, any distribution to which the holders of the Notes would be entitled but for the subordination provisions will be made to the holders of Senior Indebtedness as their interests may appear. If (i) any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, or other amounts due and owing on, any Senior Indebtedness or (ii) any default occurs and is continuing with respect to any Senior Indebtedness resulting in the acceleration of the maturity of all or any portion of such Senior Indebtedness, no payment shall be made by or on behalf of the Company or any of its Subsidiaries or any other person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Notes) with respect to the Designated Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness permitting the holders of such Designated Senior Indebtedness then outstanding, or their Representative, to accelerate the maturity thereof and if the Representative for the Designated Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until the date, if any, on which all Designated Senior Indebtedness to which such event of default relates is discharged or the Representative for the Designated Senior Indebtedness gives notice that all events of default have been cured or waived or have ceased to exist or the Trustee receives written notice from the Representative for the Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), none of the Company or any of its Subsidiaries or any other person on its or their behalf shall (x) make any payment with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the payment on the Notes was due. Only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing (it being acknowledged that any action of the Company or its Subsidiaries occurring subsequent to delivery of a Default Notice that would give rise to any event of default pursuant to any provision under which an event of default previously existed (or was continuing at the time of delivery of such Default Notice) shall constitute a new event of default for this purpose) on the date of the commencement of any Blockage Period with respect to the Designated Senior Indebtedness shall be, or be made, the basis for the commencement of a second Blockage Period by the Representative of the Designated Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the holders of the Notes, may recover less, ratably, than holders of Senior Indebtedness.

     At December 31, 1996 after giving effect to the Transactions, the pro forma aggregate amount of Senior Indebtedness outstanding would have been approximately $104.7 million (including $32.1 million of issued but undrawn letters of credit and $31.5 million of fully cash collateralized promissory notes payable issued in conjunction with the acquisition of Cordant).

CHANGE OF CONTROL

     Upon a Change of Control, each holder of Notes shall have the right to require that the Company repurchase all or a portion of such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to any Repurchase Date (subject to the rights of the holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms set forth below (the "Change of Control Offer").

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be not earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date.

     The Indenture requires that if the New Bank Credit Facility is in effect, or any amounts are owing thereunder, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Obligations under the New Bank Credit Facility and terminate all commitments thereunder or offer to repay in full all Obligations under the New Bank Credit Facility and terminate all commitments thereunder and repay the Obligations under the New Bank Credit Facility and terminate all commitments thereunder of each lender who has accepted such offer or (ii) obtain the requisite consent under the New Bank Credit Facility to permit the repurchase of the Notes as described above. The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; provided that the Company's failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (c) under "Events of Default" below if not cured within 30 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all of the New Bank Credit Facility or obtain requisite consents under the New Bank Credit Facility. Failure by the Company to make a Change of Control Offer when required by the Indenture constitutes a Default under the Indenture and, if not cured within 30 days after notice, constitutes an Event of Default.

     The Company will comply with all applicable securities laws in connection with any Change of Control Offer, including Rule 14e-1 under the Exchange Act.

CERTAIN COVENANTS

  Limitation on Indebtedness

     The Company may not create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise (collectively, "issue"), directly or indirectly, any Indebtedness, and will not permit any Restricted Subsidiary to issue, directly or indirectly, any Indebtedness, provided that the Company or a Restricted Subsidiary may issue Indebtedness if the Operating Coverage Ratio of the Company exceeds 2.25 to 1.0.

     The above limitation will not apply to the issuance of the following
Indebtedness: (a) Indebtedness pursuant to the New Bank Credit Facility in an aggregate principal amount not to exceed $200 million at any time outstanding;
(b) the Notes and the Guarantees; (c) Indebtedness owed to the Company or a Restricted Subsidiary by the Company or a Restricted Subsidiary; provided, however, that any transfer of such Indebtedness (excluding a pledge or other transfer thereof intended to create a security interest therein, but including any enforcement thereof other than an enforcement that results in the repayment of an obligation permitted by the terms of this covenant) to a person other than the Company or a Restricted Subsidiary will be deemed for the purposes of this covenant to constitute, in each case, the issuance of such Indebtedness by the issuer thereof; (d) Indebtedness of the Company or any Subsidiary (other than Indebtedness described in clause (a), (b) or (c) above) outstanding as of the Issue Date; (e) Indebtedness issued in exchange for, or the proceeds of which are used to refinance, extend, renew, substitute, replace or refund or pay at maturity (including any mandatory sinking fund payment) any Indebtedness issued pursuant to clauses (b) and (d) above and (j) below (the "Refinancing Indebtedness"); provided that (1) the principal amount of such Refinancing Indebtedness (or, if such Indebtedness is issued with original issue discount, the amount equal to the original issue price of such Indebtedness plus accretion, if any) shall not exceed the principal amount and accrued interest of the Indebtedness so refinanced, (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life of Maturity of either (x) the Indebtedness being refinanced or (y) the Notes, (3) if the Indebtedness being refinanced is subordinate in right of payment to the Notes or any Guarantee, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes or any Guarantee, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being refinanced, if any; and (4) if the Indebtedness to be refinanced is Indebtedness of the Company, such Refinancing Indebtedness will only be permitted by this clause (e) if it is Indebtedness of the Company or a Restricted Subsidiary that has executed a Guarantee; (f) Indebtedness incurred by the Company or any Restricted Subsidiary under Hedging Obligations, provided that (x) in the case of an Interest Rate Agreement, the notional principal amount thereof does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreement relates and (y) in the case of a Currency Agreement, such Currency Agreement does not increase the Indebtedness of the Company and its Subsidiaries other than as a result of fluctuations in foreign currency exchange or by reason of fees, indemnities and compensation payable thereunder; (g) Indebtedness incurred by the Company or any Restricted Subsidiary under performance bonds, letter of credit obligations to provide security for worker's compensation claims, payment obligations in connection with self-insurance or similar requirements and bank overdrafts incurred in the ordinary course of business, provided that any Obligations arising in connection with such bank overdraft Indebtedness is extinguished within five business days; (h) Indebtedness incurred by the Company or any Restricted Subsidiary and arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, from guarantees or letters of credit, surety bonds or performance bonds securing any Obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, in a principal amount not to exceed the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any Restricted Subsidiary in connection with such dispositions; (i) Indebtedness of the Company in an aggregate principal amount not to exceed $5 million at any time outstanding in connection with the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or any corporation of which the Company is a Subsidiary, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any stock option or other equity incentive plan, upon death, disability, retirement, termination of employment or pursuant to the terms of such stock option or other equity incentive plan or any other agreement under which such shares of capital stock, options, related rights or similarly securities were issued; provided that (1) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment of the Notes at least to the extent that the Notes are subordinated in right of payment to Senior Indebtedness, (2) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, provides that no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made at any time prior to one year after the stated maturity of the Notes; (j) Acquired Indebtedness that is without recourse to the Company or any of its Restricted Subsidiaries or any of their respective assets (other than the Subsidiary acquired subject to such Acquired Indebtedness and its assets), and is not guaranteed by any such person; provided that after giving pro forma effect to the incurrence thereof, the Company could incur at least $1.00 of Indebtedness under the first paragraph of this "Limitation on Indebtedness" covenant; and (k) additional Indebtedness (including Capitalized Lease Obligations and Purchase Money Indebtedness) of the Company and Restricted Subsidiaries, which may, but need not be incurred in whole or in part under the New Bank Credit Facility, in an aggregate principal amount not to exceed $30 million at any time outstanding. Notwithstanding any other provision of this covenant, a guarantee by a Subsidiary Guarantor or the Company of Indebtedness incurred in accordance with the terms of the Indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

  Limitation on Additional Senior Subordinated Debt

     Neither the Company nor any Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is expressly by its terms subordinate or junior in right of payment to any Indebtedness of such person and senior in any respect of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) declare or pay any dividend or make any distribution in either case on account of the Company's Capital Stock or to the holders of the Company's Capital Stock (except dividends or distributions payable in the Company's Capital Stock), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock (including any option or warrant to purchase Capital Stock) of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations, or (iv) make any Investment other than a Permitted Investment (any such dividends distribution, payment, purchase, redemption, defeasance, other acquisition or retirement or Investment being hereinafter referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(a) a Default or an Event of Default has occurred and is continuing (or would result therefrom); (b) the Company is not able to incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "-- Limitation on Indebtedness"; or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date would exceed the sum of (A) the aggregate Net Cash Proceeds received by the Company from any equity offering of the Qualified Capital Stock of the Company, or of any entity of which the Company is a direct or indirect Subsidiary, to the extent the proceeds thereof shall have been contributed to the Company, and the amount of any other capital contributions received by the Company in cash subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date"), (B) 50% of the cumulative Consolidated Net Income of the Company subsequent to the Issue Date and on or prior to the Reference Date or minus 100% of any cumulative deficit in Consolidated Net Income during such period, (C) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue

Date is sold for cash or otherwise liquidated or repaid for cash, or any Unrestricted Subsidiary which is designated as an Unrestricted Subsidiary subsequent to the Issue Date is sold or liquidated for cash, the lesser of (1) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (2) the initial amount of such Investment, and (D) $5 million.

     Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing as a consequence thereof, the provisions set forth in the immediately preceding paragraph will not prevent (i) the declaration and payment of any dividends paid within 60 days after the date of declaration thereof if, at such date of declaration, such dividend would have complied with this covenant, (ii) any purchase or redemption of Capital Stock or any Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Restricted Subsidiary),
(iii) the repurchase, redemption or other repayment of any Subordinated Obligations in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of Subordinated Obligations with a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of either (x) the Subordinated Obligations repurchased, redeemed or repaid or (y) the Notes, (iv) any payment by the Company or any Subsidiary (a) in connection with repurchases of outstanding shares of common stock or equity appreciation rights of the Company following the death, disability or termination of employment of members of management, and (b) of amounts required to be paid by the Company or any of its Subsidiaries to participants in employee benefit plans upon termination of employment by such participants, as provided in the documents related thereto, in an aggregate amount (for both clauses (a) and (b)) not to exceed $5 million in any fiscal year (provided that any unused amounts may be carried over to any subsequent fiscal year subject to a maximum amount of $10 million in any fiscal year), (v) Investments that are not Permitted Investments made by the Company or any Restricted Subsidiary after the Issue Date in an aggregate amount not to exceed $15 million, and (vi) Investments in securities not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under "-- Certain
Covenants -- Limitation on Asset Sales" below or any other disposition of assets not constituting an Asset Sale by reason of the $500,000 threshold contained in the definition thereof; provided that, for purposes of determining whether Restricted Payments can be made pursuant to the previous paragraph, all payments made pursuant to clauses (iv), (v) and (vi) shall be included and payments made pursuant to all other clauses specified above shall not be so included.

  Limitation on Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company or a Restricted Subsidiary, (ii) make any loans or advances to the Company or a Restricted Subsidiary or (iii) transfer any of its property or assets to the Company, except any such encumbrance or restriction under or by reason of (a) applicable law, (b) the Indenture, (c) the New Bank Credit Facility, (d) the terms of the Old Notes, (e) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "-- Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness, (f) customary net worth provisions contained in leases and other agreements entered into in the ordinary course of business, (g) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (h) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements, (i) any other instrument governing Indebtedness incurred on or after the Issue Date or any refinancing thereof that is incurred in accordance with the Indenture, provided that the encumbrance or restriction contained in any such Indebtedness or any such refinancing thereof is no more restrictive and no more unfavorable to the holders of the Notes in any material respect than that contained in the New Bank Credit Facility as in effect on the Issue Date, (j) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary or any other contract executed by a Subsidiary in the ordinary course of business, and (k) Acquired Indebtedness, provided that (x) such restriction is not applicable to any person, or the properties or assets of any person, other than the person acquired and (y) such Indebtedness is otherwise permitted to be incurred pursuant to the "Limitation on Indebtedness" covenant.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of each such Asset Sale at least equal to the fair market value (as determined by the Board of Directors of the Company in good faith) of the assets sold; (ii) not less than 80% (100% in the case of lease payments) of the consideration received by the Company (or such Restricted Subsidiary, as the case may be) is in the form of cash, provided that any note or other obligation received by the Company (or such Restricted Subsidiary, as the case may be) that is converted into cash within 30 days after receipt shall be deemed to be cash for purposes of this clause (ii); and (iii) the Company within 365 days of such Asset Sale (x) reinvests or causes a Restricted Subsidiary to reinvest (including by way of acquisitions) the Net Cash Proceeds of any Asset Sale into one or more of the then existing businesses of the Company and its Subsidiaries; or (y) applies or causes to be applied such Net Cash Proceeds to the permanent reduction of outstanding Senior Indebtedness (or, in the case of a revolving credit facility, to the permanent reduction in the commitments thereunder); or (z) after such time as the accumulated Excess Net Proceeds equal or exceed $5 million, applies or causes to be applied such Excess Net Proceeds to the purchase of Notes tendered to the Company for purchase at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase pursuant to an offer to purchase by the Company (a "Net Proceeds Offer") as set forth below; provided, however, that the Company shall have the right to exclude Asset Sales from the foregoing provision the net proceeds of which in the aggregate do not exceed $20 million annually from the calculation of accumulated Net Cash Proceeds.

     The Company will be required under the New Bank Credit Facility to apply certain net proceeds of asset sales to the repayment of Obligations thereunder.

     In the event Net Cash Proceeds are required to be applied to the purchase of Notes, the Company will be required to make a Net Proceeds Offer, and thereafter acquire, on a date not less than 30 nor more than 60 days following the date of such Net Proceeds Offer (the "Purchase Date"), Notes tendered in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer, Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered). If the aggregate Purchase price of Notes tendered pursuant to the Net Proceeds Offer is less than the Net Cash Proceeds allotted to the purchase of the Notes, the Company may apply the remaining Net Cash Proceeds for general corporate purposes.

     The Company will comply with all applicable securities laws in connection with any Net Proceeds Offer, including Rule 14e-1 under the Exchange Act.

  Limitation on Liens

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary which owns property or assets, now owned or hereafter acquired, unless (i) if such Lien secures Indebtedness which is pari passu with the Notes or a Guarantee, then the Notes or such Guarantee, as the case may be, are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or
(ii) if such Lien secures Indebtedness which is subordinated to the Notes or a Guarantee, any such Lien shall be subordinated to the Lien granted to the holders of the Notes or such Guarantee, as the case may be, to the same extent as such Subordinated Obligations are subordinated to the Notes.

  Limitation on Preferred Stock of Restricted Subsidiaries

     The Company will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

  Guarantees of Certain Indebtedness

     The Company will not permit any of its Subsidiaries, directly or indirectly, to incur, guarantee or secure through the granting of Liens the payment of any Indebtedness under the New Bank Credit Facility or any refunding or refinancing thereof in each case unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee, such Guarantee to be a senior subordinated unsecured obligation of such Subsidiary. Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes or the Guarantees to reflect any such subsequent Guarantee. Nothing in this covenant shall be construed to permit any Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation on Indebtedness" covenant.

  Limitation on Transactions With Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, following the Issue Date, enter into or permit to exist any transaction with any Affiliate of the Company or any Significant Stockholder of the Company (an "Affiliate Transaction") unless such transaction is on terms that are fair and reasonable to the Company or such Subsidiary and no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or a Significant Stockholder of the Company; provided that in the event such transaction or series of related transactions involves aggregate consideration in excess of $2 million, the foregoing determination as to fairness shall be made by a majority of the Independent members of the Board of Directors of the Company as evidenced by a Board Resolution (and if there are no Independent directors (x) directors shall be deemed to be Independent if they are Independent with respect to the Affiliate Transaction under consideration and
(y) each of the Company's officers who are also directors shall be considered Independent with respect to transactions to which the Company or a Restricted Subsidiary, on the one hand, and a Significant Stockholder or its Affiliate, on the other hand, are parties, unless such officer is an officer, director, employee, partner or stockholder of such Significant Stockholder or Affiliate, as the case may be); provided, further, that in the event such transaction or series of related transactions involves aggregate consideration in excess of $10 million, the Company shall, in addition to obtaining the approval of the Independent members of its Board of Directors, obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair and reasonable to the Company or such Subsidiary from a financial point of view; provided, however, that the (i) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, (ii) transactions between or among or for the benefit of the Company and its Subsidiaries, which are not otherwise prohibited by the Indenture, (iii) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business, (iv) Restricted Payments (other than Investments) permitted by the provisions of the Indenture described above under "-- Limitation on Restricted Payments," (v) provision of administrative or management services by the Company or its Subsidiaries or any of their officers to any of their respective Subsidiaries in the ordinary course of business, and
(vi) transactions contemplated by any agreement as in effect as of the Issue Date or any amendment thereto so long as any such amendment is not disadvantageous to the Holders of the Notes in any material respect and so long as the amounts paid by the Company and the Restricted Subsidiaries under any such amended agreement do not exceed the amounts payable by the Company and the Restricted Subsidiaries on the Issue Date, in each case, shall not be deemed Affiliate Transactions.

  Limitation on Mergers and Certain Other Transactions

     The Company, in a single transaction or through a series of related transactions, shall not consolidate with or merge with or into any other person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets unless (i) either the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other person hereinafter referred to as the "Surviving person") shall be a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and if other than the Company shall expressly assume, by an indenture supplement, all of the obligations of the Company under the Notes and the Indenture; (ii) immediately after and giving effect to such transaction and the assumption contemplated by clause (i) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, the Surviving person could incur at least $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant; and (iii) immediately before and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (i) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing.

GUARANTEES

     Each Subsidiary Guarantor unconditionally guarantees, jointly and severally, to each holder and the Trustee, subject to subordination provisions substantially the same as those described above, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. Upon (i) the release by the lenders under the New Bank Credit Facility, related documents and future refinancings thereof of all guarantees of a Subsidiary Guarantor and all Liens on the property and assets of such Subsidiary Guarantor relating to such Indebtedness, or (ii) the sale or disposition of a Subsidiary Guarantor (or all or substantially all of its assets) to an entity which is not a Subsidiary of the Company, which is otherwise in compliance with the Indenture, such Subsidiary Guarantor shall be deemed released from all its obligations under the Indenture and its Guarantee; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under the New Bank Credit Facility and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company shall also terminate upon such release, sale or transfer.

     The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated on the same basis to Guarantor Senior Indebtedness (defined with respect to the Indebtedness of a Guarantor in the same manner as Senior Indebtedness is defined with respect to the Company) as the Notes are subordinated to Senior Indebtedness. See "-- Subordination" above.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the New Bank Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that either (x) the transaction is an Asset Sale consummated in accordance with the "Limitation on Asset Sales" covenant or (y)(a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's Guarantee and all its obligations pursuant to the Indenture and (b) such transaction does not (i) violate any covenants set forth in the Indenture or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

     Separate financial statements of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

EVENTS OF DEFAULT

     An "Event of Default" is defined in the Indenture to mean

          (a) default in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of all or any part of the principal on any of the Notes when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise; (c) failure on the part of the Company or any Subsidiary Guarantor duly to observe or perform any other of the covenants or agreements on the part of the Company or any Subsidiary Guarantor in the Notes or in the Indenture for a period of 30 days after receipt of written notice specifying such failure, stating that such notice is a "Notice of Default" under the Indenture and demanding that the Company or such Subsidiary Guarantor, as the case may be, remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding; (d) a default under any Indebtedness of the Company or its Restricted Subsidiaries, whether such Indebtedness now exists or shall hereinafter be created, if both (A) such default either (i) results from the failure to pay interest or principal on Indebtedness at the final maturity of the respective issue of Indebtedness and such failure continues for a period of 10 days or more, or (ii) results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and such acceleration has not been rescinded, canceled or otherwise cured within 10 days after receipt of notice of acceleration by the Company and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest at final maturity or the maturity of which has been so accelerated, in each case with respect to which the 10-day period described above has passed, aggregates in excess of $10 million at any one time; (e) any final judgment or order for the payment of money shall be rendered against the Company or any Significant Subsidiary of the Company by a court of competent jurisdiction in excess of $10 million individually or in the aggregate for all such judgments or orders against all such persons that are not stayed, bonded or discharged and there is a period of 60 consecutive days, after written notice has been given by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or (f) certain events of bankruptcy with respect to the Company and its Significant Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(f) above with respect to the Company) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), may declare the entire principal amount of and accrued interest on the Notes to be due and payable immediately, and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the New Bank Credit Facility, shall become due and payable upon the first to occur of an acceleration under the New Bank Credit Facility, or 5 business days after receipt by the Company and the Representative under the New Bank Credit Facility of such Acceleration Notice, unless all Events of Default specified in such Acceleration Notice (other than any Event of Default in respect of nonpayment of principal) shall have been cured. In the event of a declaration because an Event of Default set forth in clause (d) of the preceding paragraph has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the missed payments in respect of such Indebtedness have been paid or if the holders of the Indebtedness that is subject to acceleration have rescinded their declaration of acceleration and the Trustee has received written notice of such Indebtedness having been repaid in full, in each case within 60 days thereof and if (i) the annulment of such acceleration would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default, except non-payment of principal or interest which have become due solely because of the acceleration, have been cured or waived and (iii) the Company has delivered an Officer's Certificate to the Trustee to the effect of clauses (i) and (ii) above. If an Event of Default specified in clause (f) above occurs with respect to the Company, the principal amount of and accrued interest on the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     The declaration of acceleration is subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is unenforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified in the Notes, to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the Indenture, then and in every such case the holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

     The holders of a majority in outstanding aggregate principal amount of the Notes by notice to the Trustee may on behalf of the holders of the Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee has not within such 30-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or accrued interest on, such Note on or after the respective due dates expressed in such Note.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred under the Indenture during the previous year. The Company is also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of events which would constitute certain Defaults under the Indenture, their status and what action the Company is taking or proposes to take in respect thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of the Company or any Subsidiary shall have any liability for any obligations of the Company or any Subsidiary under the Notes, any Subsidiary Guarantee or the Indenture. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This provision does not affect any possible claims under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any

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

applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year upon delivery of notice under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     The Indenture and the Notes may be amended or supplemented (and compliance with any provision thereof may be waived) by the Company, the Trustee and the holders of not less than a majority in aggregate principal amount of the Notes then outstanding, except that without the consent of each holder affected, no such amendment, supplement or waiver may (1) change the principal amount of Notes whose holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes; (2) reduce the rate or extend the time for payment of interest on any Note; (3) reduce the principal amount of any Note; (4) change the Maturity Date of any Note or alter the redemption provisions in a manner adverse to any holder; (5) make any changes in the provisions concerning waivers of Defaults or Events of Default by holders or the rights of holders to recover the principal of, premium (if any) or interest on or redemption payment with respect to any Note; (6) make the principal of, or interest on, any Note payable with anything other than as provided for in the Indenture and the Notes; and (7) make any change to the subordination provisions of the Indenture and the Notes in a manner that adversely affects the holders.

     In addition, the Company and the Trustee may amend the Indenture and the Notes for certain specified purposes, including, among other things, (a) to cure any ambiguity, defect or inconsistency therein; provided that such amendment or supplement does not adversely affect the rights of any holder, (b) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939 or (c) to make any other change that does not adversely affect the rights of any holder. Notwithstanding the foregoing, no amendment shall modify any provision of the Indenture so as to adversely affect the rights of any holder of Senior Indebtedness without the consent of such holder.

THE TRUSTEE

     The holders of a majority in principal amount of the outstanding Notes may remove the Trustee and appoint a successor trustee with the Company's consent, by so notifying the trustee to be so removed and the Company. In addition, the holders of a majority in principal amount of the outstanding Notes have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on such Trustee.

     The Indenture provides that, in case a Default or an Event of Default has occurred and is continuing, the Trustee thereunder shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in the exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to the latter provision, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred thereby. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any laws or power conferred on the Trustee.

     The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to be realized on certain property received by it in respect of any such claims, securities or otherwise. The Trustee is permitted to engage in other transactions: however, if the Trustee acquires any "conflicting interest," it must eliminate such conflict or resign.

REPORTS

     So long as the Notes are outstanding, the Company will furnish to the Trustee and holders of the Notes all quarterly and annual financial reports that the Company is required to file with the Commission under the Exchange Act (or similar reports in the event that the Company is not at the time required to file such reports with the Commission). The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or the holders of the Notes, it will nonetheless continue to furnish such information to the Commission (to the extent the Commission is accepting such reports) and holders of the Notes.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means (i) with respect to any person that becomes a Restricted Subsidiary, Indebtedness of such person at the time such person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary, treating for purposes of this definition as Indebtedness the unused portion of any revolving loan commitments provided in agreements to which such person is a party as borrower or guarantor and (ii) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of any assets from another person (other than the Company or any of its Restricted Subsidiaries), and which was not incurred by such other person in connection with or, in contemplation of, such acquisition.

     "Act" means the Securities Act of 1933, as amended.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the lesser of the amount by which (i) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee, of such Subsidiary Guarantor at such date and
(ii) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

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

     "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at March 1, 2002 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such Note through March 1, 2002, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the principal amount of such Note.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value (including any sale and leaseback transaction) by the Company or any of its Restricted Subsidiaries to any person other than the Company or any wholly owned Restricted Subsidiary of
(i) any Capital Stock of any Restricted Subsidiary; or (ii) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business, in each case, resulting in Net Cash Proceeds to the Company and its Restricted Subsidiaries of $500,000 or more, provided that the sale, conveyance, transfer, assignment or other transfer of substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the terms of the Indenture described above under the caption
"-- Limits on Mergers and Certain Other Transactions."

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such person.

     "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Equivalents" means (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services and maturing not more than one year from the date of creation thereof, (iii) demand and time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500 million and maturing not more than one year from the date of creation thereof, provided that instruments issued by banks not having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services or Moody's Investors Services, Inc. shall not constitute "Cash Equivalents" for purposes of the subordination provisions of the Indenture, (iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause
(iii), and (v) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Services.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (iii) the acquisition in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by (x) any person or entity or (y) any group of persons or entities who constitute a Group, in either case, of any securities of the Company such that, as a result of such acquisition, such person, entity or Group either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 35% of the Company's then outstanding voting securities entitled to vote on a regular basis for the Board of Directors of the Company, or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company's Board of Directors, including without limitation by the acquisition of revocable proxies for the election of directors. Clause (i) of the definition of "Change of Control" includes a sale, lease, exchange or other transfer of "all or substantially all" of the assets of the Company to a Group. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, exchange or other transfer of all or substantially all of the Company's assets to person or a Group may be uncertain.

     "Consolidated EBITDA" of the Company means, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, Consolidated Interest Expense, amortization expense (including write-off of intangible assets and deferred financing costs), depreciation expense, and any restructuring reserve or charge recorded during such period in accordance with GAAP, (iii) LIFO charges (credit) of the Company and its Restricted Subsidiaries for such period and (iv) other non-cash items reducing Consolidated Net Income (excluding any such charge which requires an accrual of or a cash reserve for cash charges for any future period) less (x) other non-cash items increasing Consolidated Net Income and (y) the amount of all cash payments made by such person or its subsidiaries during such period to the extent that such cash payment has been provided for in a reserve or charge referred to (and previously added back to such Consolidated Net Income) in clause (ii) or (iv) above (and were not otherwise deducted in the computation of Consolidated Net Income of such person for such period), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

     "Consolidated Interest Expense" of the Company means, the aggregate of (i) all cash and non-cash interest expense (minus amortization or write-off of deferred financing costs included in cash or non-cash interest expense and minus interest income and capitalized interest) with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries for such period plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company and the Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued (other than to or for the benefit of the Company or a Restricted Subsidiary) or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of the Company expressed as a decimal.

     "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (i) gains and losses from Asset Sales or abandonments or reserves relating thereto and the related tax effects,
(ii) items classified as extraordinary, nonrecurring or unusual gains and losses, and the related tax effects, each determined in accordance with GAAP,
(iii) the net income of any person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary, (iv) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income was actually prevented by contract, operation of law or otherwise and (v) the net income of any person, other than a Restricted Subsidiary, except to the extent of the lesser of (x) cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such person and (y) the net income of such person (but in no event less than zero).

     "Consolidated Net Worth" of any person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person; provided that the Consolidated Net Worth of any Person shall exclude the effect of any non-cash charges relating to the acceleration of stock options or similar securities of such Person or another Person with which such Person is merged or consolidated.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means any Indebtedness under or in respect of the New Bank Credit Facility.

     "Disqualified Capital Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes.

     "Excess Net Proceeds" shall mean Net Cash Proceeds of any Asset Sale not applied in accordance with clause (iii)(x) or (y) of the "Limitation on Asset Sales" covenant.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles in the United States as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantor Senior Indebtedness" means (i) indebtedness of a Subsidiary Guarantor for money borrowed and all obligations, whether direct or indirect, under guarantees, letters of credit, foreign currency or interest rate swaps, foreign exchange contracts, caps, collars, options, hedges or other agreements or arrangements designed to protect against fluctuations in currency values or interest rates, other extensions of credit, expenses, fees, reimbursements, indemnities and all other amounts (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or reorganization relating to such Subsidiary Guarantor whether or not a claim for post-filing interest is allowed in such proceeding) owed by such Subsidiary Guarantor under, or with respect to, the New Bank Credit Facility, (ii) the principal of and premium, if any, and accrued and unpaid interest (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or for reorganization relating to a Subsidiary Guarantor whether or not a claim for post-filing interest is allowed in such proceeding), whether existing on the date hereof or hereafter incurred, in respect of (A) indebtedness of such Subsidiary Guarantor for money borrowed, (B) express written guarantees by such Subsidiary Guarantor of indebtedness for money borrowed by any other person, (C) indebtedness evidenced by notes, debentures, bonds, or other instruments of indebtedness for the payment of which such Subsidiary Guarantor is responsible or liable, by guarantees or otherwise, (D) obligations of such Subsidiary Guarantor for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (E) obligations of such Subsidiary Guarantor under any agreement to lease, or any lease of, any real or personal property which, in accordance with GAAP, is classified upon Subsidiary Guarantor's consolidated balance sheet as a liability, and (F) obligations of such Subsidiary Guarantor under or guaranteeing interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges and (iii) modifications, renewals, extensions, replacements, refinancings, and refundings of any such indebtedness, obligations or guarantees, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such indebtedness, obligations or guarantees, or such modifications, renewals, extensions, replacements, refinancings, or refundings thereof, are not superior in right of payment to the Guarantee of such Subsidiary Guarantor; provided, that Guarantor Senior Indebtedness will not be deemed to include (a) any liability for Federal, state, local or other taxes owed or owing by a Subsidiary Guarantor, (b) any accounts payable or other liability to trade creditors arising in the ordinary course of business, (c) any Indebtedness, guarantee or obligation of a Subsidiary Guarantor which is subordinate or junior by its terms in any respect to any other Indebtedness, guarantee or obligations of such Subsidiary Guarantor or (d) that portion of any Indebtedness incurred in violation of the "Limitation on Indebtedness" covenant.

     "Hedging Obligations" means, with respect to the Company or a Restricted Subsidiary, (i) the obligations of such person under Interest Rate Agreements,
(ii) the obligations of such person under Currency Agreements and (iii) obligations under agreements or arrangements designed to protect such person against fluctuations in the value of commodities entered into in such person's business.

     "Indebtedness" of any person means, at any time, without duplication: (i) the principal of and, if any is due and payable at such time, premium in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capitalized Lease Obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person; provided that, for the purpose of determining Events of Default referred to in clause (d) under the caption "-- Events of Default", obligations with respect to letters of credit securing obligations entered into in the ordinary course of business shall be excluded only to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the principal amount of all obligations of such person with respect to the redemption, repayment or other purchase of any Disqualified Capital Stock; (vi) in the case of the Company, any Preferred Stock of a Restricted Subsidiary, valued at the aggregate liquidation preference thereof plus accrued and unpaid dividends thereon; (vii) all obligations of the type referred to in clauses (i) through
(vi) above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and (viii) all obligations of the type referred to in clauses (i) through (vii) above of other persons secured by a lien, mortgage, pledge or encumbrance of any kind on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; provided, however, that Indebtedness shall not include any interest, commitment or other fees.

     "Independent" means, with respect to the Company and its Subsidiaries, any person who (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries, or in any Affiliate of the Company or any of its Subsidiaries (other than as a result of holding securities of the Company in trading accounts) and (iii) is not an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions for the Company or any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries.

     "Independent Financial Advisor" means a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its Affiliates.

     "Interest Rate Agreements" means, with respect to the Company and the Restricted Subsidiaries, any arrangements with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any person, all investments by such person in other persons (including Affiliates of such person) in the form of loans, guarantees, advances of assets or capital contributions (excluding commission, travel and similar advances to, and compensation and benefits of, officers and employees of such person made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value (as determined by the Board of Directors of the Company in good faith) of the assets of any Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary shall be deemed to be an Investment made by the Company in such Unrestricted Subsidiary at such time. "Investment" shall exclude (i) extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with such person's normal trade practices and (ii) sales, assignments, transfers, contributions, licenses or other dispositions of patents, copyrights, applications with respect thereto, and other trademarks, intellectual property and other technological "know-how" (collectively, "Intellectual Property") to joint ventures in which the Company or a wholly-owned Restricted Subsidiary owns at least 50% of the equity interests (provided, that if the equity interest of the Company or such Restricted Subsidiary, as the case may be, in such joint venture is reduced below 50%, the Company shall have been deemed to make an Investment in such joint venture in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith) of such Intellectual Property).

     "Issue Date" means the date of first issuance of the Notes under the Indenture.

     "Lien" means with respect to any property or assets of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Cash Proceeds" means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) from any sale, lease, transfer or other disposition of Capital Stock of the Company or a Restricted Subsidiary or property or other assets of the Company or a Restricted Subsidiary, in each case net of (i) any reserve for adjustment in respect of the sale price of such asset or assets as required by GAAP (provided, that upon the payment of such adjustment amount the excess, if any, of the amount so reserved over the amount so paid shall be deemed "Net Cash Proceeds"), (ii) repayment of any Purchase Money Indebtedness secured by a Lien on the sold asset or assets and (iii) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and any taxes payable and reasonably estimated income taxes, as a consequence of such sale, lease, transfer or other disposition.

     "New Bank Credit Facility" means the Credit Agreement, to be entered into by and among the Company, the lenders referred to therein, and Bankers Trust Company, as Agent, together with the related documents thereto (including, without limitation, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related documents) governing Indebtedness incurred to refund or refinance the entirety of the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor New Bank Credit Facility, whether by the same or any other agent, lender or group of lenders. The Company shall promptly notify the Trustee of any such refunding or refinancing of the New Bank Credit Facility.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under, or with respect to, the documentation governing any Indebtedness.

     "Operating Coverage Ratio" means the ratio of Consolidated EBITDA of the Company and the Restricted Subsidiaries during the four most recent full fiscal quarters for which financial information is available (the "Four Quarter Period") ending not more than 135 days prior to the date of the transaction giving rise to the need to calculate the Operating Coverage Ratio (the "Transaction Date") of the Company and the Restricted Subsidiaries for the Four Quarter Period to Consolidated Interest Expense of the Company and the Restricted Subsidiaries for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Act) basis for the Four Quarter Period to (i) the incurrence or repayment of any Indebtedness (excluding the incurrence of Indebtedness under any revolving credit facility and including repayments of Indebtedness under any revolving credit facility only to the extent that such repayment effects, or is accompanied by, a permanent reduction in the availability thereunder) of the Company and the Restricted Subsidiaries at any time subsequent to the last day of the

Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales (and the application of proceeds thereof) or asset acquisitions outside the ordinary course of business in excess of $100,000 occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (and the application of proceeds thereof) or asset acquisition occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person (other than the Company or any of its Restricted Subsidiaries), the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such person or any subsidiary (other than an Unrestricted Subsidiary) of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Interest Expense," (A) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (B) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period, (C) notwithstanding clause (A) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such Interest Rate Agreements and (D) the permanent retirement of any Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date shall be given effect as if it occurred at the beginning of such Four Quarter Period.

     "Permitted Investment" means (i) cash and Cash Equivalents, (ii) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company, (iii) any Investment by the Company or any Subsidiary existing on the Issue Date, (iv) any Investment by the Company or any Subsidiary of the Company in a person, if as a result of such Investment (A) such person becomes a wholly owned Restricted Subsidiary of the Company or (B) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly owned Restricted Subsidiary of the Company (subject in each case to the restrictions described under "-- Limitations on Indebtedness" and "-- Limitations on Mergers and Certain Other Transactions"), (v) loans made from time to time to its 401(k) Savings Plan in accordance with Prohibited Transaction Class Exemption 80-26 so long as the aggregate amount of such loans outstanding at any time does not exceed $1,000,000, (vi) guarantees to the extent that the same are otherwise permitted by the Indenture, (vii) loans and advances to employees and officers of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $3,000,000 at any one time outstanding, (viii) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture, (ix) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, and (x) Investments made by the Company or the Restricted Subsidiaries as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales."

     "Permitted Liens" means (i) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries, provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, (ii) Liens securing Refinancing Indebtedness, provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of the Company or any of its Restricted Subsidiaries, (iv) Liens securing industrial revenue bonds, (v) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture, provided that (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (C) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (vi) statutory Liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor, (vii) Liens in favor of the Trustee under the Indenture and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Indebtedness permitted by the terms of the Indenture,
(viii) Liens incurred or pledges or deposits made in the ordinary course of business to secure obligations under workers' compensation, unemployment insurance or other types of social security or similar legislation, (ix) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money), (x) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business, (xi) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof, (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods, (xiii) judgment and attachment Liens not giving rise to a Default or Event of Default, (xiv) leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary, (xv) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Hedging Obligations, (xvi) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made, (xvii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business; (xviii) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any Subsidiary of its obligations under such lease, (xix) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the applicable indenture and under which the Company or any Subsidiary is lessee, (xx) other Liens securing obligations incurred in the ordinary course of business which obligations or judgments do not exceed $5 million in the aggregate at any one time outstanding,
(xxi) Liens securing Capitalized Lease Obligations permitted to be incurred; provided that such Lien does not extend to any property other than that subject to the underlying lease, (xxii) Liens on capital stock of Unrestricted Subsidiaries, (xxiii) Liens securing Indebtedness under the New Bank Credit Facility, Interest Rate Agreements and Currency Agreements, (xxiv) Liens existing on the date of the Indenture, (xxv) Liens on assets of the Company securing Senior Indebtedness and Liens on assets of a Subsidiary Guarantor securing Guarantor Senior Indebtedness, (xxvi) any extensions, substitutions, replacements or renewals of the foregoing, (xxvii) Liens for taxes, assessments or governmental charges that are not delinquent or are being contested in good faith by appropriate proceedings and (xxviii) easements or minor defects or irregularities in title and other similar charges or encumbrances on property not interfering in any material respect with the Company's use of such property.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

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

     "Preferred Stock" means any Capital Stock of a person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such person over the holders of other Capital Stock issued by such person.

     "Property" of any person means all types of real, personal, tangible, intangible or mixed property owned by such person whether or not included in the most recent consolidated balance sheet of such person and its Subsidiaries under GAAP.

     "Public Equity Offering" means an underwritten equity offering of the Qualified Capital Stock of the Company, or of any entity of which the Company is a direct or indirect subsidiary, to the extent the proceeds thereof shall have been contributed to the Company, pursuant to an effective registration statement under the Act.

     "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such person incurred in connection therewith.

     "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock.

     "Representative" means the agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Restricted Subsidiary" means any Subsidiary that is not an Unrestricted Subsidiary.

     "Senior Indebtedness" means (i) indebtedness of the Company for money borrowed and all obligations, whether direct or indirect, under guarantees, letters of credit, foreign currency or interest rate swaps, foreign exchange contracts, caps, collars, options, hedges or other agreements or arrangements designed to protect against fluctuations in currency values or interest rates, other extensions of credit, expenses, fees, reimbursements, indemnities and all other amounts (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding) owed by the Company under, or with respect to, the New Bank Credit Facility,
(ii) the principal of and premium, if any, and accrued and unpaid interest, whether existing on the date hereof or hereafter incurred, in respect of (A) indebtedness of the Company for money borrowed, (B) express written guarantees by the Company of indebtedness for money borrowed by any other person, (C) indebtedness evidenced by notes, debentures, bonds, or other instruments of indebtedness for the payment of which the Company is responsible or liable, by guarantees or otherwise, (D) obligations of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (E) obligations of the Company under any agreement to lease, or any lease of, any real or personal property which, in accordance with GAAP, is classified upon the Company's consolidated balance sheet as a liability, and (F) obligations of the Company under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges and (iii) modifications, renewals, extensions, replacements, refinancings, and refundings of any such indebtedness, obligations or guarantees, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such indebtedness, obligations or guarantees, or such modifications, renewals, extensions, replacements, refinancings, or refundings thereof, are not superior in right of payment to the Notes; provided, that Senior Indebtedness will not be deemed to include (a) any obligation of the Company to any Subsidiary (other than obligations pledged pursuant to the New Bank Credit Facility, as security for the obligations of the Company thereunder), (b) any liability for Federal, state, local or other taxes owed or owing by the Company, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, (d) any Indebtedness, guarantee or obligation of the Company which is subordinate or junior by its terms in any

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

respect to any other Indebtedness, guarantee or obligations of the Company or
(e) that portion of any Indebtedness incurred in violation of the "Limitation on Indebtedness" covenant.

     "Significant Stockholder" means, with respect to any person, any other person who is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of any class of equity securities of such person that are entitled to vote on a regular basis for the election of directors of such person.

     "Significant Subsidiary" means each Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the date hereof).

     "Subordinated Obligations" means any Indebtedness of the Company which is expressly subordinated or junior in right of payment to the Notes.

     "subsidiary" of any person means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such person, by one or more subsidiaries of such person or by such person and one or more subsidiaries of such person, or (ii) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, but only if such person or its subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (ii) any other person (other than a corporation or a partnership) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

     "Subsidiary" means any subsidiary of the Company.

     "Subsidiary Guarantor" means (i) each of Tracor Aerospace, Inc., Tracor Applied Sciences, Inc., Tracor Flight Systems, Inc., Tracor Information Systems Company, Tracor Aerospace Electronic Systems, Inc., Tracor Holdings, Inc., Tracor Marine, Inc., Aerial Data Reduction Associates, Inc., GDESI, Inc., Westmark Services Company, Inc., Vitro Corporation, Vitro Services Corporation, Quality Systems, Inc., Vitro Technical Services, Inc., Vitro Systems International Corporation, Vitro Sciences International, Inc., GDE Systems, Inc., GDE Holdings, Inc., GDE Systems Imaging, Inc., HealthCom, Inc., Helava Associates, Inc., Cordant, Inc., and Cordant Federal Services Corporation, (ii) each of the Company's Subsidiaries which becomes a guarantor of the Securities pursuant to the "Guarantees of Certain Indebtedness" covenant, and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; provided that any person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market date)) most nearly equal to the period from the Redemption Date to March 1, 2002; provided, however, that if the period from the Redemption Date to March 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means any Subsidiary (other than a Subsidiary Guarantor) designated as an Unrestricted Subsidiary by the Board of Directors of the Company, provided that (i) such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary, (ii) if such Subsidiary is acquired by the Company, such Subsidiary is designated as an Unrestricted Subsidiary prior to the consummation of such acquisition, (iii) no portion of any Indebtedness or any other Obligation (contingent or otherwise) of such Subsidiary (a) is guaranteed by, or is otherwise the subject of credit support provided by, the Company or any

Restricted Subsidiary, (b) is recourse to or obligates the Company or any Restricted Subsidiary in any way, or (c) subjects any Property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingent or otherwise, to the satisfaction of such Indebtedness or other Obligation, (iv) neither the Company nor any of the Restricted Subsidiaries has any contract, agreement, arrangement or understanding with such Subsidiary other than on terms as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that might be obtained at the time from Persons that are not Affiliates of the Company, (v) after giving effect to such designation, no Default or Event of Default shall be continuing, and (vi) neither the Company nor any Restricted Subsidiary has any Obligation (a) to subscribe for additional shares of Capital Stock of such Subsidiary, or (b) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation and an Officers' Certificate stating that such designation complies with the foregoing conditions. Notwithstanding the foregoing or any other provision of the Indenture to the contrary, no assets owned by the Company or any Restricted Subsidiary on the Issue Date may be owned at any time by any Unrestricted Subsidiary.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or another Wholly Owned Restricted Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Exchange Notes (and the related guarantees) initially will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited promptly after the Expiration Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     Notes (i) originally purchased by or transferred to "foreign purchasers" or
(ii) held by qualified institutional buyers or Accredited Investors (as defined in Regulation D under the Securities Act) who are not "qualified institutional buyers " (as defined in Rule 144A under the Securities Act)("QIBs") who elect to take physical delivery of their certificates instead of holding their interests through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note. For a description of the restrictions on the transfer of Certificated Securities and any interest in the Global Note.

     The Global Note. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences of the Exchange Offer and the acquisition, ownership and disposition of the Exchange Notes. The summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. Further, there can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no rulings from the IRS have been or will be sought as to any of the matters discussed below.

     This summary is for general informational purposes only and generally addresses only the Original Notes and the Exchange Notes that are held as capital assets. This summary does not purport to discuss all of the tax consequences that may be relevant to the particular circumstances of a holder or to holders subject to special rules, such as financial institutions, broker-dealers, insurance companies, or tax exempt organizations, and persons in special situations such as those who hold the Exchange Notes as part of a straddle. In addition, this summary does not address any aspect of state, local or foreign taxation.

     PROSPECTIVE PURCHASERS OF THE EXCHANGE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE ORIGINAL NOTES AND EXCHANGE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     As used herein, the term "United States Holder" means a holder of an Exchange Note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created under the laws of the United States or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source. The term "Foreign Holder" means a holder of an Exchange Note that is not a United States Holder.

THE EXCHANGE

     The exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event to the holder and thus the holder should not recognize any taxable gain or loss as a result of the exchange. A holder's adjusted tax basis in the Exchange Notes will be the same as his adjusted tax basis in the Original Notes exchanged therefor, and his holding period for the Original Notes will be included in his holding period for the Exchange Notes. Although the exchange of the Original Notes for the Exchange Notes will not create additional "market discount" or "amortizable bond premium" (described below), to the extent that a holder acquired the Original Notes at a market discount or with amortizable bond premium, such discount or premium would generally carry over to the Exchange Notes received in exchange for the Original Notes. Such holders should consult their tax advisers regarding the United States federal income tax treatment of market discount or amortizable bond premium.

UNITED STATES HOLDERS

     Generally, interest paid on an Exchange Note will be taxable to a United States Holder as ordinary interest income in accordance with such holder's method of accounting for United States federal income tax purposes. Upon the sale, exchange, redemption, retirement or other disposition of an Exchange Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the Exchange Note. Subject to the market discount rules discussed below, gain or loss recognized by a holder on the disposition of an Exchange Note will be long-term capital gain or loss provided that the Exchange Note was a capital asset in the hands of the holder and had been held for more than one year.

ORIGINAL ISSUE DISCOUNT

     The amount payable upon maturity of the Original Notes exceeded the issue price of the Original Notes by approximately $3.98 per $1,000 Original Note, which amount generally would be regarded as "original issue discount." However, because such amount is less than 0.25% of the stated redemption price at maturity of the Original Notes multiplied times ten (the number of complete years to maturity), such original issue discount amount is treated as being equal to zero. Consequently, United States Holders generally will not be required to include any original issue discount as taxable income while holding the Exchange Notes.

BOND PREMIUM

     If a subsequent holder purchases an Exchange Note at a cost that is greater than its stated redemption price at maturity, the holder may elect to deduct the excess amount as amortizable bond premium (with a corresponding reduction in the holder's tax basis) over the remaining term of the Exchange Note. The election would apply to all taxable debt instruments held by the holder at any time during the first taxable year to which the election applies and to any such debt instruments which are later acquired by the holder. The election may not be revoked without the consent of the IRS. Under the amortizable bond premium rules, the amount of market discount, if any, which such holder must include in its gross income with respect to such Exchange Notes for any taxable year will be reduced by the portion of such premium properly allocable to such year.

MARKET DISCOUNT

     If a subsequent holder purchases an Exchange Note for an amount that is less than the stated redemption price at maturity of such Exchange Note, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any amount received on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of any market discount which has not previously been included in income and is treated as having accrued on such Exchange Note by the time of such payment or disposition. If a holder makes a gift of an Exchange Note, accrued market discount, if any, will be recognized as if such holder had sold such Exchange Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note.

     A holder of an Exchange Note acquired at a market discount may elect to include market discount in income as interest as it accrues, in which case the foregoing rules would not apply. This election would apply to all bonds with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS.

FOREIGN HOLDERS

     Payments of principal, retirement premium, if any, interest received or discount accrued by a Foreign Holder of an Exchange Note who is not engaged in a trade or business within the United States will not be subject to United States federal income or withholding tax provided that, in the case of interest, (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Foreign Holder is not a controlled foreign corporation for United States tax purposes that is related to the Company through stock ownership, and
(iii) such interest is not received by a bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary court of business and
(b) either (i) the beneficial owner of the Exchange Note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States Holder or (ii) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary court of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes the payor a copy thereof. A Foreign Holder, however, may be subject to United States federal income tax at the normal graduated rates on its net interest income if such interest is effectively connected with the conduct of a United States trade or business of such holder.

     A Foreign Holder will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of an Exchange Note, unless (a) the gain is effectively connected, or treated as effectively connected, with a United States trade or business of the Foreign Holder or (b) in the case of a Foreign Holder who is an individual, such Foreign Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the sale or exchange and either (i) the Foreign Holder has a "tax home" (as defined in Code section 911(d)(3)) in the United States or (ii) the gain is attributable to an office or other fixed place of business maintained by the Foreign Holder in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING ON EXCHANGE NOTES

     Certain noncorporate United States Holders generally will be subject to information reporting and may be subject to backup withholding at a rate of 31% on payments of principal, premium, if any, and interest (including "original issue discount" and market discount) on, and the proceeds of disposition of, an Exchange Note. Backup withholding will apply only if the United States Holder
(a) fails to furnish its Taxpayer Identification Number ("TIN"), which for an individual would be the holder's Social Security number, (b) furnishes an incorrect TIN, or (c) is notified by the Internal Revenue Service that it is subject to backup withholding for the failure to report interest and dividend payments. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     Information reporting and backup withholding will not apply to payments of principal, premium, if any, and interest made by the Company or a paying agent to a Foreign Holder on an Exchange Note if the certification described in clause
(b) of the first paragraph under "Foreign Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States person.

     Payments of the proceeds from the sale by a Foreign Holder of an Exchange Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of an Exchange Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company and the Subsidiary Guarantors will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requires such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions are concessions of any brokers or dealers, and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes offered will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of Tracor, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  TRACOR, INC.

                          AUDITED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                     TRACOR

                          AUDITED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-2
Consolidated Income Statements, years ended December 31,
  1996, 1995 and 1994.......................................  F-3
Consolidated Balance Sheets at December 31, 1996 and 1995...  F-4
Consolidated Statements of Shareholders' Equity, years ended
  December 31, 1996, 1995 and 1994..........................  F-5
Consolidated Statements of Cash Flows, years ended December
  31, 1996, 1995 and 1994...................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Tracor, Inc.

     We have audited the consolidated balance sheets of Tracor, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Tracor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tracor, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Austin, Texas
January 27, 1997
  except for Note N, as to which the date is February 17, 1997

                                     TRACOR

                         CONSOLIDATED INCOME STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1996         1995        1994
                                                            ----------    --------    --------
Net sales.................................................  $1,082,505    $886,920    $694,037
Cost of sales.............................................     866,234     713,802     568,020
                                                            ----------    --------    --------
          Gross profit....................................     216,271     173,118     126,017
Selling, administrative and general expenses..............     123,681     104,928      78,201
                                                            ----------    --------    --------
          Earnings before interest and income taxes.......      92,590      68,190      47,816
Interest expense..........................................      30,156      22,440      18,033
Interest income...........................................       3,686       2,944       1,262
                                                            ----------    --------    --------
          Income before income taxes......................      66,120      48,694      31,045
Income taxes..............................................      29,506      20,831      12,498
                                                            ----------    --------    --------
Net income................................................  $   36,614    $ 27,863    $ 18,547
                                                            ==========    ========    ========
Net income per common and common equivalent share:
  Primary.................................................  $     1.46    $   1.23    $    .96
                                                            ==========    ========    ========
  Fully diluted...........................................  $     1.46    $   1.23    $    .93
                                                            ==========    ========    ========

                See notes to consolidated financial statements.

                                     TRACOR

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                1996        1995
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $ 36,758    $ 59,478
  Accounts receivable.......................................   222,899     141,657
  Inventories...............................................    12,456       4,695
  Prepaid expenses and other................................    17,542       7,988
  Deferred income taxes.....................................    26,829      15,916
  Net assets held for sale..................................     3,530          --
                                                              --------    --------
          Total current assets..............................   320,014     229,734
Property, plant and equipment...............................   165,305     120,333
  Less allowances for depreciation and amortization.........    47,842      34,573
                                                              --------    --------
          Net property, plant and equipment.................   117,463      85,760
Goodwill, net of accumulated amortization of $11,590 in 1996
  and $5,219 in 1995........................................   236,047      99,813
Other intangibles, net of accumulated amortization of
  $13,517 in 1996 and $7,870 in 1995........................    12,947      18,385
Restricted cash.............................................    30,094          --
Prepaid pension costs.......................................    14,980      23,107
Deferred charges and other assets...........................    13,409      10,657
                                                              --------    --------
          Total assets......................................  $744,954    $467,456
                                                              ========    ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 47,696    $ 22,981
  Accrued liabilities.......................................   107,176      66,889
  Current portion of long-term debt.........................    24,712      10,735
                                                              --------    --------
          Total current liabilities.........................   179,584     100,605
Long-term debt, less current portion........................   292,172     180,440
Deferred revenue............................................    15,625      23,752
Other long-term liabilities.................................    34,656      25,694
Shareholders' equity:
  Preferred stock, par value $.01 per share: 1,000,000
     shares authorized; no shares issued or outstanding.....        --          --
  Common stock, par value $.01 per share: 53,000,000 shares
     authorized; shares issued and outstanding: 24,754,303
     net of 3,411 shares in treasury in 1996, 13,172,754 in
     1995...................................................       247         132
  Class A common stock, par value $.01 per share: 1,000,000
     shares authorized; 978,458 shares issued and
     outstanding in 1995....................................        --          10
  Additional capital paid in................................   125,839      76,606
  Retained earnings.........................................    96,831      60,217
                                                              --------    --------
          Total shareholders' equity........................   222,917     136,965
                                                              --------    --------
Total liabilities and shareholders' equity..................  $744,954    $467,456
                                                              ========    ========

                See notes to consolidated financial statements.

                                     TRACOR

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                COMMON STOCK
                                             ------------------   ADDITIONAL
                                                           PAR     CAPITAL     RETAINED
                                               SHARES     VALUE    PAID IN     EARNINGS    TOTAL
                                             ----------   -----   ----------   --------   --------
Balance at January 1, 1994.................  10,611,965   $106     $ 49,254    $13,807    $ 63,167
  Issuance of common stock for GDE
     acquisition...........................   1,928,050     19       16,345                 16,364
  Exercise of stock options and Series A
     Warrants..............................      92,169      1          309                    310
  Purchase of common stock, at cost........    (975,000)   (10)      (7,786)                (7,796)
  Net income...............................                                     18,547      18,547
                                             ----------   ----     --------    -------    --------
Balance at December 31, 1994...............  11,657,184    116       58,122     32,354      90,592
  Issuance of common stock, net of issuance
     costs.................................   2,216,875     22       17,857                 17,879
  Exercise of stock options and Series A
     Warrants, net of stock tendered as
     payment for options exercised.........     277,153      4          627                    631
  Net income...............................                                     27,863      27,863
                                             ----------   ----     --------    -------    --------
Balance at December 31, 1995...............  14,151,212    142       76,606     60,217     136,965
  Issuance of common stock, net of issuance
     costs.................................   3,000,000     30       48,014                 48,044
  Exercise of stock options and Series A
     Warrants, net of stock tendered as
     payment for options exercised.........     308,114      2          798                    800
  Income tax effect related to stock
     options and grants....................                             292                    292
  Issuance of common stock for Westmark
     acquisition...........................   7,288,977     73           24                     97
  Issuance of common stock pursuant to
     board of director stock plans.........       6,000                 105                    105
  Net income...............................                                     36,614      36,614
                                             ----------   ----     --------    -------    --------
Balance at December 31, 1996...............  24,754,303   $247     $125,839    $96,831    $222,917
                                             ==========   ====     ========    =======    ========

                See notes to consolidated financial statements.

                                     TRACOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                            1996        1995       1994
                                          ---------   --------   --------
Operating activities:
  Net income............................  $  36,614   $ 27,863   $ 18,547
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation of property, plant and
       equipment........................     18,319     13,524     12,236
     Amortization of goodwill...........      6,371      3,666      1,204
     Amortization of other
       intangibles......................      5,671      5,664      1,306
     Decrease in prepaid pension
       costs............................      8,127     11,686      3,489
     Decrease in debt issuance costs....      3,237      2,054      2,577
     Provision for deferred income
       taxes............................      7,778      2,796      2,067
     Decrease in deferred revenue.......     (8,127)   (11,686)    (3,489)
     Changes in operating assets and
       liabilities:
       (Increase) decrease in accounts
          receivable....................    (17,346)    (4,085)     9,616
       (Increase) decrease in
          inventories and prepaids......     (3,390)     3,220       (771)
       Increase (decrease) in accounts
          payable.......................      1,650      6,869     (8,326)
       Increase (decrease) in advance
          payments......................      6,195     (2,368)    (4,788)
       Due to Vitro's former parent.....         --         --     (7,197)
       Decrease in accrued expenses.....    (21,770)    (4,696)      (639)
       Increase in other................     (1,494)      (545)       (43)
                                          ---------   --------   --------
          Net cash provided by operating
            activities..................     41,835     53,962     25,789
Investing activities:
  Purchases of property, plant and
     equipment..........................    (19,623)   (13,676)   (11,007)
  Proceeds from sale of property, plant
     and equipment......................     14,610      2,382        897
  Acquisition of businesses, net of cash
     acquired...........................   (176,948)   (15,120)   (61,048)
                                          ---------   --------   --------
          Net cash used in investing
            activities..................   (181,961)   (26,414)   (71,158)
Financing activities:
  Payments of long-term debt............   (105,602)   (10,732)   (38,342)
  Purchase of treasury stock............         --         --     (7,796)
  Proceeds from stock offering, net of
     stock issuance costs...............     48,044     17,879         --
  Proceeds from issuance of long-term
     debt...............................    180,000         --     85,000
  Payment of debt issuance costs........     (5,836)        --     (3,229)
  Exercise of stock options and
     warrants...........................        800        631        310
                                          ---------   --------   --------
          Net cash provided by financing
            activities..................    117,406      7,778     35,943
                                          ---------   --------   --------
          Increase (decrease) in cash
            and cash equivalents........    (22,720)    35,326     (9,426)
Cash and cash equivalents at beginning
  of period.............................     59,478     24,152     33,578
                                          ---------   --------   --------
Cash and cash equivalents at end of
  period................................  $  36,758   $ 59,478   $ 24,152
                                          =========   ========   ========

                See notes to consolidated financial statements.

                                     TRACOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE A -- BUSINESS AND ACQUISITIONS

BUSINESS

     Tracor, Inc. and its subsidiaries (individually and collectively referred to as Tracor or the Company) operate in one business segment, providing a broad range of sophisticated electronic and information technology products, systems and services to its customers in the U.S. Department of Defense (DOD) as well as in nondefense U.S. government agencies, other governments and the commercial marketplace. Tracor primarily markets and sells its own products, systems and services. When marketing and selling to foreign customers, Tracor frequently engages the assistance of in-country representatives, distributors or trading companies.

     Sales to agencies of the U.S. government totaled $926 million in 1996, $773 million in 1995 and $611 million in 1994. The U.S. government, through more than 700 contracts with approximately 100 separate government agencies, was the only customer accounting for more than 10% of consolidated net sales. Sales to the DOD were $845 million in 1996, $717 million in 1995 and $563 million in 1994.

     Export sales, principally to Pacific Rim, European and Middle Eastern customers, totaled $95 million in 1996, $81 million in 1995 and $59 million in 1994. Income before income taxes from foreign-based operations was not significant.

ACQUISITIONS

  Cordant Acquisition

     On September 26, 1996, Tracor purchased all of the outstanding shares of Cordant Holdings, Inc. (Cordant), an employee-owned information systems company. Cordant focuses on the design, development and integration of information systems for a variety of applications, including mail processing, records management and CAD/GIS (computer-aided design/geographic information systems). The purchase price of $65.7 million is subject to a contingent payment up to an additional $10 million based upon the potential award of a large contract. The acquisition was financed by the use of $34.2 million of cash on hand and the issuance of two promissory notes totaling $31.5 million. One promissory note in the amount of $5 million, subject to adjustments for indemnification claims, is payable March 26, 1998. The other note in the amount of $26.5 million requires a payment of approximately $1.8 million on April 1, 1997, and an additional payment of $3.5 million on April 1, 1997, if the contingent payment discussed above does not occur. The remaining balance of this note is payable upon the resolution of a former Cordant minority shareholder's lawsuit. Both promissory notes are supported by irrevocable standby letters of credit which are fully collateralized by cash escrow deposits. Approximately $1.8 million of the restricted cash and promissory notes is classified as current and presented with other current assets and current portion of long-term debt, respectively, in the balance sheet. The remainder of the restricted cash and promissory notes is classified as long-term.

     The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price including transaction expenses ($66 million), and the liabilities assumed ($39 million) have been allocated to the assets acquired ($44.9 million) based on a preliminary estimate of their respective fair values at the date of acquisition. This preliminary estimate is subject to change based on finalization of certain fair value determinations which are not expected to have a material effect on the consolidated financial position or results of operations of Tracor. The resulting excess of the purchase price over the preliminary estimate of the fair value of the net assets acquired ($60.1 million) is being amortized over 25 years.

     During the fourth quarter of 1996, Tracor obtained the necessary information to complete its cost estimates related to the planned elimination of certain duplicative corporate functions and excess leased facilities. Estimated liabilities of approximately $1.9 million for employee severance and excess facilities costs

                                     TRACOR

                               DECEMBER 31, 1996

have been established and are included in the liabilities assumed of $39 million. As a result, goodwill increased $1.1 million, net of deferred taxes of $747,000, over the $59 million reported at acquisition date.

     The pro forma results for the effect of the Cordant acquisition are not presented as such effect is not material to the financial condition or results of operations of the Company.

  AEL Acquisition

     On February 22, 1996, Tracor purchased all of the outstanding common shares of AEL Industries, Inc. (AEL). AEL designs and manufactures sophisticated countermeasures, simulation and radar warning receiver systems; installs and integrates electronic avionics equipment in military and commercial aircraft; and provides state-of-the-art antenna, microwave and integrated circuit components.

     The purchase price, including acquisition expenses, was approximately $103.1 million. AEL's long-term indebtedness prior to the acquisition totaled approximately $20 million, of which approximately $10 million was retired and approximately $10 million was assumed by Tracor. The financing for the transaction and related expenses was obtained through an increase of the Company's existing bank term credit facility and from cash on hand.

     The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price ($103.1 million) and the liabilities assumed ($64 million) have been allocated to the assets acquired ($98.1 million) based on their respective fair values at the date of acquisition. Several changes to initial estimates are described below. The resulting excess of the purchase price over the fair value of the net assets acquired ($69 million) is being amortized over 30 years.

     In conjunction with the acquisition of AEL, Tracor developed and is executing a plan to exit certain non-strategic activities and product lines of AEL, dispose of certain AEL properties which are excess to the combined company, and to relocate certain AEL operations to other Tracor facilities. Tracor has completed the sale of AEL's Instruments Services Division and two excess AEL properties resulting in net proceeds of approximately $13 million. Based on the completion of a market study initiated in conjunction with the acquisition, Tracor also decided to exit AEL's Optical Communications Division product line. The sale of this product line resulted in proceeds of $1 million. One other facility remains to be sold at December 31, 1996. Finally, Tracor obtained the necessary information to finalize its review of AEL's cost estimates to complete certain contracts which were in loss positions at the date of acquisition.

     The above changes to initial fair value estimates of assets and liabilities of approximately $14.9 million, offset by a deferred tax asset increase of approximately $6 million, have resulted in an increase to goodwill related to the AEL acquisition of approximately $8.9 million. Such revisions are included in the liabilities assumed of $64 million and assets acquired of $98.1 million.

     As of December 31, 1996, the Company had substantially completed the relocation and consolidation of certain operations previously performed at AEL facilities into other Tracor facilities and the elimination of certain corporate functions at AEL's headquarters. Estimated liabilities of approximately $6 million for employee severance, relocation costs, facility closing-related costs and other miscellaneous liabilities were established at the date of acquisition. Approximately $4.1 million of these costs have been incurred through December 31, 1996.

                                     TRACOR

                               DECEMBER 31, 1996

     The following unaudited net sales, net income and net income per share are presented on a pro forma basis, assuming the acquisition of AEL had occurred on January 1, 1995 (in thousands, except per share data):

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                                   (UNAUDITED)
                                                              ----------------------
                                                                 1996         1995
                                                              ----------    --------
Net sales...................................................  $1,097,456    $996,839
Net income..................................................      26,801      27,033
Net income per share fully diluted..........................        1.07        1.19

     The unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisition of AEL occurred on January 1, 1995, nor of future results.

  Westmark Acquisition

     On June 13, 1996, Tracor concluded the acquisition of substantially all the assets of Westmark Systems, Inc. (Westmark), which primarily consisted of Tracor stock and warrants and certain other real estate holdings. Westmark held all of Tracor's Class A stock (978,458 shares), a Series B warrant to purchase 5,249,428 shares of Tracor common stock with an exercise price of $4.42 per share, and a Series C warrant to purchase 5,455,000 shares of Tracor common stock with an exercise price of $7.36 per share. Under the agreement, Tracor exchanged 8,267,435 shares of common stock for the Westmark assets. Westmark liquidated concurrently with the closing by distributing the Tracor shares to its shareholders. The agreement provided for a distribution of the Tracor shares through underwritten secondary offerings of a maximum of one-half of the shares during the first two years after the closing. Accordingly, 3,567,272 shares were sold in a public offering concluded on July 11, 1996. See Note I.

  Other Acquisitions

     During 1996 and 1995, Tracor completed several business acquisitions, none of which were individually or collectively material to the financial condition or results of operations of the Company. These acquisitions included, in 1996, the AEGIS shipbuilding program support business from Litton Industries, Inc., the Systems Integration Division of Codar Technology, Inc., and Aerial Data Reduction Associates, Inc. and, in 1995, the chaff manufacturing business of Lundy Technical Center (a division of TransTechnology Corporation), the Convair Twin Engine Program from General Dynamics' Convair Division, and the shaped-charge munitions business unit of The Titan Corporation. The aggregate cash purchase price of these acquisitions, including expenses, was approximately $25.8 million. The acquisitions have been accounted for using the purchase method, and, accordingly, the purchase price and liabilities assumed ($5.6 million) have been allocated to the assets acquired ($11.2 million) based on their respective fair values at the date of acquisition. The resulting excess of the purchase price over the fair value of the net assets acquired ($20.2 million) is being amortized over 10 to 20 years.

  GDE Acquisition

     On November 17, 1994, Tracor purchased all of the outstanding common stock of GDE Holdings, Inc. (GDE). GDE designs, develops, manufactures and supports automatic test systems, imagery and information systems and mission planning systems. The purchase price, including the effect of a post-closing amendment to the acquisition that was finalized in March 1995, and related acquisition expenses totaled $102 million. The purchase price was financed by the issuance of approximately 1.9 million shares of Tracor's common stock (recorded at $8.50 per share), the issuance of approximately $10.9 million of Series A Notes (see Note G),

                                     TRACOR

                               DECEMBER 31, 1996

the borrowing of $55 million under the Company's amended and restated credit agreement, and approximately $19.9 million of the Company's cash on hand.

     The acquisition has been accounted for using the purchase method and, accordingly, the purchase price and the liabilities assumed ($76 million) have been allocated to the assets acquired ($104 million) based on their respective fair values at the date of acquisition. The resulting excess of the purchase price over the fair value of the net assets acquired ($74 million) is being amortized over 30 years.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of Tracor, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts have been eliminated.

  Cash Equivalents

     All highly liquid investments, with a maturity of three months or less when purchased, are considered to be cash equivalents.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions, in particular, estimates of anticipated contract costs and revenues used in the earnings recognition process, which affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Long-term Contracts

     Long-term contracts are accounted for under the percentage of completion method, wherein revenue is recognized based on cumulative costs incurred and the estimated cost to complete as such relates to total contract price. All costs are expensed as incurred, and losses on contracts are estimated and recognized when it becomes apparent a loss is to be incurred. The revenue impact of pension costs is recognized as the pension costs are recognized for GAAP purposes. This results in the deferral of revenue where allowable pension costs under government accounting regulations exceed pension costs as prescribed by GAAP. The entire amount of deferred revenue in the accompanying consolidated balance sheets results from this accounting methodology.

     The progress payment provisions of certain contracts permit Tracor to bill for a percentage of costs incurred. The remainder of costs incurred and profit are included in unbilled costs and fees and are billed at the completion of the contract or upon delivery of the product. See Note C.

  Inventories

     Inventories, consisting principally of raw materials and purchased components, are stated at the lower of cost (generally first-in, first-out method) or market.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost, and depreciation is calculated on both the straight-line and accelerated methods over the useful lives of the related assets.

                                     TRACOR

                               DECEMBER 31, 1996

  Goodwill, Other Intangibles and Deferred Charges and Other Assets

     Goodwill, the excess cost over the fair value of net assets acquired, is amortized using the straight-line method over 10 to 30 years. Other intangibles are recorded at cost and amortized using the straight-line method over their economic lives. Deferred debt issuance costs, included in deferred charges and other assets, are capitalized and amortized to interest expense using the interest method.

     It is Tracor's policy to value goodwill and other intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value. If this review indicates goodwill will not be recoverable, the carrying value of the goodwill will be reduced in accordance with the provisions of Financial Accounting Standards Board (FASB) Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

  Research and Development Costs

     Tracor-funded research and development costs are expensed as incurred. Such costs were $11.1 million in 1996, $5.4 million in 1995 and $4.7 million in 1994.

  Income Taxes

     In accordance with FASB Statement No. 109, Accounting for Income Taxes, deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting purposes and for income tax return purposes.

  Reclassifications

     For comparative purposes, certain reclassifications have been made to amounts previously reported.

NOTE C -- ACCOUNTS RECEIVABLE

     The following table shows the components of accounts receivable (in thousands), which include unbilled costs and fees under fixed-price and cost-reimbursement type contracts. Billed accounts receivable are shown net of allowances for doubtful accounts.

                                                                1996        1995
                                                              --------    --------
Billed:
  U.S. government, including Foreign Military Sales (FMS)...  $105,288    $ 72,338
  Foreign...................................................    27,909       6,591
  Domestic commercial.......................................    22,236      13,238
                                                              --------    --------
                                                               155,433      92,167
Unbilled costs and fees:
  U.S. government, including FMS............................    49,892      41,599
  Foreign...................................................     6,345       5,266
  Domestic commercial.......................................    11,229       2,625
                                                              --------    --------
                                                                67,466      49,490
                                                              --------    --------
                                                              $222,899    $141,657
                                                              ========    ========

                                     TRACOR

                               DECEMBER 31, 1996

     Amounts included in unbilled costs and fees comprise contract amounts for which billings have not been presented. The requirements for billing are those commonly found in contracting situations, such as meeting contractual milestones and fulfilling retainage provisions. Substantially all amounts not billed at December 31, 1996, will be billed during 1997. It is also anticipated that substantially all billed accounts receivable and unbilled costs and fees will be collected within one year.

     The following table summarizes the changes in the allowance for doubtful accounts for 1994, 1995 and 1996 (in thousands):

Balance at January 1, 1994..................................  $   78
  Additions charged to costs and expenses...................       2
  Additions due to GDE acquisition..........................     804
  Write-off of uncollectible accounts.......................     (16)
                                                              ------
Balance at December 31, 1994................................     868
  Additions charged to costs and expenses...................     285
  Write-off of uncollectible accounts.......................    (195)
  Reduction in allowance....................................    (492)
                                                              ------
Balance at December 31, 1995................................     466
  Additions charged to costs and expenses...................     223
  Additions due to acquisitions.............................   1,508
  Write-off of uncollectible accounts.......................    (251)
                                                              ------
Balance at December 31, 1996................................  $1,946
                                                              ======

     Although Tracor has a concentration of credit risk with the U.S. government, Tracor has not historically experienced significant collection losses on U.S. government contracts. Also, Tracor's foreign receivables are not concentrated within any one geographic region, nor are they subject to economic conditions that would subject Tracor to unusual risk.

NOTE D -- INVENTORIES

     The components of inventories are as follows (in thousands):

                                                                1996       1995
                                                              --------   --------
Raw materials and purchased components......................  $  8,996   $  2,824
Work in process.............................................     2,859      1,651
Finished goods..............................................       601        220
                                                              --------   --------
                                                              $ 12,456   $  4,695
                                                              ========   ========

NOTE E -- PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment are as follows (in thousands):

                                                                1996       1995
                                                              --------   --------
Land........................................................  $ 13,644   $  8,942
Buildings...................................................    50,635     34,394
Equipment...................................................    94,658     71,179
Leasehold improvements......................................     6,368      5,818
                                                              --------   --------
                                                              $165,305   $120,333
                                                              ========   ========

                                     TRACOR

                               DECEMBER 31, 1996

NOTE F -- ACCRUED LIABILITIES

     The components of accrued liabilities are as follows (in thousands):

                                                                1996       1995
                                                              --------   --------
Payroll and related items...................................  $ 47,553   $ 44,493
Advance payments from customers.............................     9,519      3,324
Other.......................................................    50,104     19,072
                                                              --------   --------
                                                              $107,176   $ 66,889
                                                              ========   ========

NOTE G -- LONG-TERM DEBT

     The components of long-term debt are as follows (in thousands):

                                                                1996       1995
                                                              --------   --------
Revolving loan..............................................  $     --   $     --
Term loans..................................................   163,205     74,550
Senior Subordinated Notes...................................   105,000    105,000
Series A Notes..............................................    10,947     10,947
Promissory Notes payable to former Cordant shareholders (See
  Note A)...................................................    31,500         --
Other.......................................................     6,232        678
                                                              --------   --------
                                                               316,884    191,175
Less current maturities.....................................    24,712     10,735
                                                              --------   --------
                                                              $292,172   $180,440
                                                              ========   ========

     Interest paid totaled $25.9 million in 1996, $20.6 million in 1995 and $13.8 million in 1994.

  Amended and Restated Credit Agreement

     Tracor's amended and restated credit agreement (Amended Credit Agreement) consists of a $180 million term loan facility, a $60 million revolving loan facility and a $50 million letters of credit facility. Substantially all assets of Tracor and certain domestic, wholly-owned subsidiaries are pledged or mortgaged under the Amended Credit Agreement, and all borrowings are guaranteed by such subsidiaries.

     The term loans are comprised of a $64 million A Term Loan, a $49.6 million B Term Loan, and a $49.6 million C Term Loan. The A Term Loan facility is evidenced by promissory notes maturing October 31, 1999, requiring quarterly principal payments of approximately $5.3 million. The B Term Loan facility is evidenced by promissory notes maturing October 31, 2000, requiring quarterly payments of $133,333 through and including October 31, 1999, and quarterly payments of $12 million from January 31, 2000, through October 31, 2000. The C Term Loan facility is evidenced by promissory notes maturing April 30, 2001, requiring quarterly payments of $131,578 through and including October 31, 2000, and two payments of $23.8 million on January 31 and April 30, 2001. The revolving loans facility is evidenced by promissory notes maturing December 31, 2000. The letters of credit facility provides for the issuance of letters of credit with expiration dates generally 18 months or less from the date of issuance (automatically renewable unless a default exists at the expiration date) but in any event not later than December 31, 2000.

     Certain mandatory prepayments may also be required from the net proceeds of asset or equity sales and annual excess cash flow. Such mandatory repayments are to be applied to equally and ratably prepay the A, B and C Term Loans based on the relative principal amounts outstanding.

                                     TRACOR

                               DECEMBER 31, 1996

     Term loans under the A Term Loan facility and the revolving loans bear interest at Tracor's option at either the lender's base rate plus .75% or the eurodollar rate plus 1.75% less a reduction ranging from .25% to 1.125% per annum based on Tracor's leverage ratio, as defined. Loans under the B Term Loan facility bear interest at Tracor's option at either the lender's base rate plus 1% or the eurodollar rate plus 2%. Loans under the C Term Loan facility bear interest at Tracor's option at either the lender's base rate plus 1.25% or the eurodollar rate plus 2.25%. Interest rates on the A, B and C Term Loans at December 31, 1996, were 7.3%, 7.8% and 8.1% per annum, respectively. Interest on base rate loans is payable quarterly, and interest on eurodollar loans is payable at the end of the applicable interest period or every three months in the case of interest periods in excess of three months. A commitment fee of .5% per annum, less a reduction ranging from .125% to .25% per annum based on Tracor's leverage ratio as defined, is charged on the unused revolving loans and letters of credit facility and is payable quarterly in arrears. The commitment fee at December 31, 1996, was .375% per annum. Each letter of credit bears an issuance fee of .125% per annum plus a fee equal to .25% less than the interest margin in effect for revolving loans maintained as eurodollar loans. The fee at December 31, 1996, was 1.375%. At December 31, 1996, the Company had outstanding letters of credit totaling $32.1 million relating to commitments for performance on certain contracts with foreign customers and as collateral on certain insurance policies.

     The Amended Credit Agreement contains covenants which, among other things, impose limitations and restrictions on the incurrence of additional indebtedness, capital expenditures, future mergers and acquisitions, sales of assets, payment of dividends and changes in control, as defined. In addition, Tracor is required to satisfy certain financial covenants and tests relating to, among other matters, interest coverage, working capital, leverage and net worth.

  Senior Subordinated Notes

     The acquisition of Vitro Corporation (Vitro) on August 23, 1993, was financed by the issuance of $105 million aggregate principal amount of Senior Subordinated Notes due August 15, 2001 (the Notes). The Notes bear interest at an annual rate of 10 7/8%, payable semiannually on February 15 and August 15. There is no sinking fund requirement.

     The acquisition of GDE was financed in part by the issuance of approximately $10.9 million (as adjusted by a post-closing amendment to the acquisition that was finalized in March 1995) aggregate principal amount of Series A Notes due August 15, 2001 (Series A Notes) in a private placement in November 1994. The Series A Notes rank on the same level as, and are a part of the same series of securities as, the Company's existing Notes discussed above. The Series A Notes bear interest at an annual rate of 10 7/8%, payable semiannually on February 15 and August 15. There is no sinking fund requirement.

     The Notes and Series A Notes are redeemable, in whole or in part, at the option of Tracor, on or after August 15, 1997, at the redemption prices of 104.661% in 1997, 103.107% in 1998, 101.554% in 1999 and 100% thereafter. In the event of a change of control, as defined in the indenture, each holder may require Tracor to repurchase such holder's Notes or Series A Notes, as applicable, at 101% plus accrued and unpaid interest. Tracor is also required to offer to repurchase a specified portion of the Notes and Series A Notes in the event of certain asset sales.

     The Notes and Series A Notes are subordinated to all senior debt, subordinated on an equal basis with any future senior subordinated indebtedness, and senior to all other subordinated debt of Tracor. Substantially all of Tracor's wholly-owned subsidiaries have guaranteed the Notes and Series A Notes on a senior subordinated basis.

     The indentures pertaining to the Notes and Series A Notes contain restrictions on the incurrence of additional indebtedness, dividends on and redemptions of capital stock, redemptions of certain subordinated

                                     TRACOR

                               DECEMBER 31, 1996

obligations, the making of certain investments, transactions with affiliates, sales of assets, and mergers or consolidations with or transfers of assets to other persons.

     Aggregate annual long-term debt maturities for each of the next five years are as follows (in thousands):

1997....................................  $ 24,712
1998....................................    27,692
1999....................................    22,714
2000....................................    48,839
2001....................................   163,777
2002 and thereafter.....................    29,150
                                          --------
Total...................................  $316,884
                                          ========

  Fair Value

     The fair value of Tracor's outstanding debt under the Amended Credit Agreement approximates its carrying value. This assessment is based on the fact that the debt has a variable interest rate. Based on the market prices for the Notes, the fair values of Tracor's Notes and Series A Notes are $111 million and $11.6 million, respectively, at December 31, 1996, and $108.4 million and $11.3 million, respectively, at December 31, 1995.

     Subsequent to December 31, 1996, Tracor initiated transactions to restructure its long-term debt. See Note N.

NOTE H -- RETIREMENT BENEFIT PLANS

     Tracor provides retirement benefits through contributory and noncontributory defined benefit and defined contribution plans.

  Defined Benefit Pension Plan

     Tracor's defined benefit pension plan (Pension Plan) covers most of its employees. Retirement benefits are generally based on years of service and final average compensation. Tracor's contributions are made in amounts sufficient to satisfy funding requirements under the Employee Retirement Income Security Act of 1974, as amended (ERISA). Significant amendments include the merger of GDE's defined benefit plan with the Pension Plan on December 31, 1994.

     Assumptions used in accounting for the Pension Plan were:

                                                             1996     1995     1994
                                                             -----    -----    -----
Weighted-average discount rate:
  January 1................................................  7.25%    8.75%    7.50%
  December 31..............................................  7.75%    7.25%    8.75%
Rate of increase in compensation levels:
  January 1................................................  4.00%    5.00%    4.00%
  December 31..............................................  4.00%    4.00%    5.00%
Expected long-term rate of return on assets................  9.50%    9.50%    9.50%

                                     TRACOR

                               DECEMBER 31, 1996

     Substantially all Pension Plan assets are invested in publicly traded stocks and bonds. The funded status and the amount recognized in the consolidated balance sheets are as follows (in thousands):

                                                                1996        1995
                                                              --------    --------
Actuarial present value of benefit obligations:
  Vested benefit obligation.................................  $296,648    $304,687
                                                              ========    ========
  Accumulated benefit obligation............................  $306,739    $315,351
                                                              ========    ========
Projected benefit obligation................................  $353,421    $365,648
Pension Plan assets at fair value...........................   370,422     350,570
                                                              --------    --------
Pension Plan assets in excess of (less than) the projected
  benefit obligation........................................    17,001     (15,078)
Unrecognized prior service cost.............................     6,668       7,394
Unrecognized net loss (gain)................................    (8,689)     30,791
                                                              --------    --------
Net prepaid pension costs recognized........................  $ 14,980    $ 23,107
                                                              ========    ========

     The components of pension expense are as follows (in thousands):

                                                       1996        1995        1994
                                                     --------    --------    --------
Service cost, benefits earned during the year......  $ 14,487    $ 12,458    $  7,877
Interest cost on projected benefit obligation......    25,149      25,891      13,221
Actual return on Pension Plan assets...............   (42,961)    (73,856)      7,200
Net amortization and deferral......................    11,452      47,193     (24,367)
                                                     --------    --------    --------
                                                     $  8,127    $ 11,686    $  3,931
                                                     ========    ========    ========

  Defined Contribution Retirement Plans

     Tracor's contributions under its defined contribution plans, which together cover substantially all employees, are generally based upon a percentage of an eligible employee's covered compensation or employee contributions. Expenses recorded under defined contribution plans were $10 million in 1996, $9.2 million in 1995 and $7.2 million in 1994.

     Effective December 1, 1996 the Company established the Tracor Deferred Compensation Plan for eligible employees. The plan is a nonqualified deferred compensation plan pursuant to which certain eligible employees of the Company may elect to defer compensation. The plan is maintained primarily for the purpose of providing deferred compensation for highly compensated employees, within the meaning of Section 201(2); 301(3); and 401(a)(1) of ERISA. The Company will match contributions up to the extent of the allowable scheduled match under the Defined Contribution Retirement Plan. Expenses under this plan were approximately $88,000 in 1996.

  Postretirement Health Care Plans

     Tracor, principally through Vitro and GDE, provides postretirement health care and life insurance benefits to certain retired employees who meet minimum age and service requirements. The health care and life insurance plans are contributory and contain other cost-sharing features such as deductibles and coinsurance. Tracor's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

                                     TRACOR

                               DECEMBER 31, 1996

     Upon Tracor's acquisition of Vitro, the postretirement health care plans for Vitro employees were discontinued, leaving only the obligation that existed at the acquisition date for eligible employees and retirees. Accordingly, the cost of providing these benefits under the Tracor and Vitro plans is not significant to the consolidated financial statements, and information regarding actuarial methods and assumptions, health care cost assumptions, and components of the obligation and annual expense is not provided. Other long-term liabilities include $5 million at December 31, 1996, and $5.5 million at December 31, 1995, for such benefits.

     The defined benefit health care and life insurance plans sponsored by GDE currently provide postretirement benefits; however, the salaried retiree medical plans will terminate effective July 1, 2008. The current GDE retiree plans will continue until that time with the premium capped at the rate in effect July 1, 1993, plus an escalation of 5% per year through 1997.

     The following table (in thousands) presents the GDE plans' funded status and the amounts recognized in the consolidated balance sheets:

                                                               1996      1995
                                                              ------    -------
Accumulated postretirement benefit obligation:
  Retirees..................................................  $7,000    $ 8,149
  Fully eligible active plan participants...................     840      1,596
  Other active plan participants............................     466        842
                                                              ------    -------
                                                               8,306     10,587
  Plan assets at fair value.................................      --         --
                                                              ------    -------
Accrued postretirement obligation, included in other
  long-term liabilities.....................................  $8,306    $10,587
                                                              ======    =======

     Net periodic postretirement benefit cost for the GDE plans was approximately $610,000 in 1996 and $961,000 in 1995.

     For measurement of the GDE plans, 9% to 11% annual rates of increase, depending on participant criteria, in the per capita cost of covered benefits (i.e. health care cost trend rate) were assumed for 1996 and 1995. The rates were assumed to decrease gradually to 6% for most participants by the year 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rate by one percentage point would increase the accumulated postretirement benefit obligation at December 31, 1996, by $130,000 and the net periodic postretirement benefit cost for 1996 by $67,000.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation for the GDE plans was 7.75% at December 31, 1996, and 7.25% at December 31, 1995.

NOTE I -- SHAREHOLDERS' EQUITY

  Common Stock

     Under certain conditions, as set forth in a registration rights agreement, the initial holders of common stock may request Tracor to register its securities with the Securities and Exchange Commission (SEC) for resale. This registration right is generally not transferable to subsequent shareholders. Tracor must bear the cost of any registration, except for underwriting commissions, sellers' counsel fees and other selling expenses. Tracor may include in any registration shares of common stock to be sold for its own account, subject to certain limitations.

     The acquisition of Westmark (see Note A), completed on June 13, 1996, resulted in the issuance of 8,267,435 shares of Tracor common stock, the retirement of the Company's Class A common stock (978,458

                                     TRACOR

                               DECEMBER 31, 1996

shares) and two series of warrants to purchase a total of 10,704,428 shares of the Company's common stock. Subsequent to the Westmark acquisition, Tracor concluded a public offering on July 11, 1996, of 6,567,272 shares of common stock at a price of $17.50 per share. Of the shares sold, the Company sold 3,000,000 shares and certain former shareholders of Westmark sold 3,567,272 shares. The net proceeds to the Company from the primary shares sold in the offering totaled approximately $48 million.

     On May 2, 1995, Tracor concluded a public offering of 4,600,000 shares of common stock at a price of $11.50 per share. Of the 4,600,000 shares, Tracor sold 1,600,000 shares and a selling stockholder sold 3,000,000 shares. Included in shares sold by the stockholder were 616,875 shares obtained upon the exercise of Series A Warrants. The net proceeds to Tracor from the exercise of Series A Warrants and the primary shares sold in the offering totaled approximately $18 million.

     During 1994, Tracor purchased from a major shareholder 975,000 shares of its common stock for $7.8 million. These shares were classified as treasury shares. In November 1995, Tracor's board of directors retired all 982,653 shares of common stock held as treasury stock. The shares returned to the status of authorized but unissued shares.

  Common Stock Purchase Warrants

     At December 31, 1996, there were outstanding 1,227,788 Series A warrants, which entitle the holders to purchase shares of common stock at an exercise price of $2.54. The warrants are exercisable at the option of the holder at any time prior to December 27, 2001, and are not callable by Tracor. Under certain conditions, as defined in the warrant agreement, the number of shares purchasable and the exercise price may be adjusted. The holders may also request Tracor to register the underlying securities with the SEC under substantially the same terms described above for holders of common stock, except that the registration rights are generally transferable to subsequent warrant holders. Series A warrants exercised totaled 122,900 shares in 1996, 829,175 shares in 1995 and 46,472 shares in 1994.

  Common Stock Option Plan

     Tracor's stock option plans provide for the grant of restricted stock, stock appreciation rights and both incentive and non-qualified options to employees. The exercise price of each currently outstanding option is the fair value of a share of Tracor's common stock on the date of grant. Up to 30% of each option is exercisable one year after the grant, up to an additional 30% is exercisable two years after the grant, and the remainder is exercisable three years after the grant. The term of each option is 10 years from the date of grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                                     TRACOR

                               DECEMBER 31, 1996

     Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December, 31, 1994 under the fair value method prescribed by FAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively:

                                           1996       1995
                                          -------    -------
Risk-free interest rate.................     5.8%       6.3%
Dividend yield..........................       0%         0%
Volatility factor of the expected market
  price of Tracor's common stock........     .576       .576
Weighted-average expected life of the
  options...............................  5 years    5 years

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, this option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                             1996       1995
                                            -------    -------
Pro forma stock-based compensation
  expense...............................    $ 2,021    $   773
Pro forma net income....................     34,593     27,090
Pro forma earnings per share:
  Primary...............................       1.39       1.20
  Fully diluted.........................       1.39       1.20

     Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

     The effects of applying FAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

                                     TRACOR

                               DECEMBER 31, 1996

     A summary of changes in common stock options during 1994, 1995 and 1996 is as follows:

                                                                                WEIGHTED
                                                                RANGE OF        AVERAGE
                                                                EXERCISE        EXERCISE
                                                  SHARES         PRICES          PRICE
                                                 ---------   ---------------    --------
Options outstanding, January 1, 1994...........    914,200   $ 1.75 - $ 8.13     $ 3.09
  Granted......................................     71,700     7.88 -  12.25      11.83
  Exercised....................................    (48,500)    1.75 -   3.63       2.46
  Surrendered..................................     (4,200)             3.13       3.13
                                                 ---------   ---------------     ------
Options outstanding, December 31, 1994.........    933,200     1.75 -  12.25       3.60
  Granted......................................    487,500    13.00 -  15.25      13.02
  Exercised....................................    (69,703)    1.75 -   8.13       2.22
  Surrendered..................................         --                --         --
                                                 ---------   ---------------     ------
Options outstanding, December 31, 1995.........  1,350,997     1.75 -  15.25       7.07
  Granted......................................    374,600    16.13 -  21.88      16.96
  Exercised....................................   (188,625)    2.00 -  13.00       2.90
  Surrendered..................................     (5,399)     8.12 - 13.00      10.84
                                                 ---------   ---------------     ------
Options outstanding, December 31, 1996.........  1,531,573   $ 1.75 - $21.88     $10.00
                                                 =========   ===============     ======

     Options outstanding at December 31, 1996 are comprised of the following:

                                                                           RANGE OF
                                                                           EXERCISE
                                                            OPTIONS         PRICES
                                                           ---------    ---------------
                                                             548,773    $ 1.75 - $ 3.50
                                                              80,000      7.88 -   8.13
                                                             842,100     12.25 -  16.13
                                                              60,700     19.13 -  21.88
                                                           ---------    ---------------
                                                           1,531,573    $ 1.75 - $21.88
                                                           =========    ===============
Options exercisable, December 31,
  1996...................................................    797,143    $ 1.75 - $15.25
  1995...................................................    653,400      1.75 -  12.25
  1994...................................................    376,600      1.75 -   8.13

                                                                1996         1995
                                                              ---------    ---------
Weighted-average fair value of options granted during the
  year......................................................      $9.39        $7.28
Weighted-average remaining contractual life of options at
  December 31...............................................  7.5 years    7.8 years

     Common stock reserved at December 31, 1996, consists of the following:

  For exercise of outstanding warrants......................               1,227,788
  For exercise of stock options.............................               1,668,872
                                                                           ---------
                                                                           2,896,660
                                                                           =========

                                     TRACOR

                               DECEMBER 31, 1996

NOTE J -- INCOME TAXES

     Income before income taxes consists of the following (in thousands):

                                                         1996       1995       1994
                                                        -------    -------    -------
Domestic..............................................  $64,990    $48,212    $31,111
Foreign...............................................    1,130        482        (66)
                                                        -------    -------    -------
                                                        $66,120    $48,694    $31,045
                                                        =======    =======    =======

     The provision for income taxes consists of the following (in thousands):

                                                         1996       1995       1994
                                                        -------    -------    -------
Current:
  Federal.............................................  $17,442    $14,887    $ 8,708
  State...............................................    4,269      3,308      1,723
  Foreign.............................................       17       (160)        --
                                                        -------    -------    -------
                                                         21,728     18,035     10,431
Deferred:
  Federal.............................................    6,995      2,309      1,978
  State...............................................      528        487        218
  Foreign.............................................      255         --       (129)
                                                        -------    -------    -------
                                                          7,778      2,796      2,067
                                                        -------    -------    -------
                                                        $29,506    $20,831    $12,498
                                                        =======    =======    =======

     A reconciliation between income taxes computed on income before taxes at the statutory federal rate (35% in 1996, 1995 and 1994) and the provision for income taxes is as follows (in thousands):

                                                         1996       1995       1994
                                                        -------    -------    -------
Income taxes at the statutory federal rate............  $23,142    $17,043    $10,866
Goodwill..............................................    2,115      1,240        553
State income taxes, net of federal tax benefits.......    3,118      2,467      1,262
Other.................................................    1,131         81       (183)
                                                        -------    -------    -------
                                                        $29,506    $20,831    $12,498
                                                        =======    =======    =======

                                     TRACOR

                               DECEMBER 31, 1996

     A summary of the tax effects of temporary differences comprising deferred income tax assets and liabilities is as follows (in thousands):

                                                               1996       1995
                                                              -------    -------
Deferred income tax assets:
  Contracts.................................................  $13,383    $ 6,509
  Postretirement medical obligation.........................    1,942      1,982
  Accrued vacation/employee benefits........................    8,834      8,332
  Expense accruals not yet deductible.......................    4,612        820
  Deferred compensation.....................................    6,894      3,426
  Pension...................................................    6,891      9,243
  Other.....................................................    2,242        783
                                                              -------    -------
          Total deferred tax assets.........................   44,798     31,095
  Valuation allowance for deferred tax assets...............       --         --
                                                              -------    -------
          Net deferred tax assets...........................   44,798     31,095
Deferred income tax liabilities:
  Depreciation/amortization.................................   11,055     11,083
  Pension...................................................    6,257      9,501
  Other.....................................................    9,941      1,921
                                                              -------    -------
          Total deferred tax liabilities....................   27,253     22,505
                                                              -------    -------
Net deferred income taxes...................................  $17,545    $ 8,590
                                                              =======    =======

     Net deferred income taxes are reflected on the consolidated balance sheet as follows (in thousands):

                                                               1996       1995
                                                              -------    -------
Current deferred income taxes...............................  $26,829    $15,916
Other long-term liabilities.................................   (9,284)    (7,326)
                                                              -------    -------
Net deferred income taxes...................................  $17,545    $ 8,590
                                                              =======    =======

     Based on Tracor's taxable income in prior carryback years and forecast of future income, management believes, it is more likely than not, that all net deferred tax assets will be realized. The valuation allowance for capital losses was eliminated in 1995 as a result of realized capital gains, and the related tax benefit reduced the goodwill of GDE.

     For tax purposes, the acquisitions of GDE, AEL and Cordant were accounted for using their carryover tax basis, which resulted in the recording of significant deferred income tax assets.

     By a letter dated January 23, 1997, the Internal Revenue Service (IRS) notified the Company of various proposed adjustments to the federal income tax returns of GDE for its tax periods beginning November 20, 1992, and ending November 17, 1994 (the date the Company acquired GDE). The proposed adjustments relate primarily to GDE's acquisition of its business from General Dynamics in 1992. The Company plans to contest the proposed adjustments through the IRS's administrative appeals process. While it is not possible to determine the final adjustments resulting from this matter, management believes the ultimate resolution will have no material adverse effect on the financial position or results of operations of the Company.

     Income taxes paid, net of refunds, totaled $17.4 million in 1996, $20 million in 1995 and $8.6 million in 1994.

                                     TRACOR

                               DECEMBER 31, 1996

NOTE K -- LEASE COMMITMENTS

     Tracor leases office space under various operating leases, which generally contain renewal options and are subject to increases based on formulas such as changes in the Consumer Price Index. Future minimum payments at December 31, 1996, for all noncancelable operating leases with initial terms of one year or more are as follows (in thousands):

1997...............................................  $16,882
1998...............................................   13,878
1999...............................................   11,946
2000...............................................   10,082
2001...............................................    6,351
2002 and thereafter................................   25,074
                                                     -------
                                                     $84,213
                                                     =======

     Rental expense for all operating leases was $16.6 million in 1996, $17.4 million in 1995 and $15.8 million in 1994.

NOTE L -- CONTINGENCIES

     Tracor is involved in various lawsuits and is subject to certain contingencies incidental to its business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the consolidated financial position of Tracor.

NOTE M -- NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     Beginning in the second quarter of 1996, both primary and fully diluted net income per share amounts are computed in accordance with the treasury stock method using the weighted average common shares outstanding and equivalents assuming the exercise of all outstanding warrants and options for common shares.

     Prior to the second quarter of 1996, both primary and fully diluted net income per share amounts were computed in accordance with the modified treasury stock method using the weighted average common shares outstanding and equivalents assuming the exercise of all outstanding warrants and options for common shares. For purposes of net income per share computations, net income is adjusted for the pro forma reduction of interest expense, net of investment income (where applicable) and income taxes, resulting from the assumed use of warrant and option exercise proceeds to reduce outstanding debt.

     The weighted average common and common equivalent shares used in the fully diluted calculation were 25,353,000 in 1996; 24,168,000 in 1995; and 22,113,000 in 1994.

NOTE N -- SUBSEQUENT EVENTS

     On February 14, 1997, Tracor commenced a tender offer to purchase for cash up to the entire outstanding principal amount of its 10 7/8% Senior Subordinated Notes due 2001 (Old Notes) and a related solicitation of consent to modify certain other terms of the indentures under which the Old Notes were issued. On February 17, 1997, the Company also commenced a private placement offering (Offering) of $250 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2007 (New Notes). The Offering is conditioned upon receipt of consents and tenders representing at least a majority in aggregate principal amount of Old Notes outstanding. Subject to the completion of the Offering, the Company will also refinance its outstanding indebtedness under its existing bank agreement and will obtain a new bank credit facility (New Bank Credit Facility) providing for a five-year revolving credit facility in the initial principal amount of

                                     TRACOR

                               DECEMBER 31, 1996

$200 million. The consummation of these transactions is subject to the execution and delivery of definitive documentation and the satisfaction of other customary closing conditions. The financings are expected to close on or before March 31, 1997.

     Interest on the New Notes will be payable semiannually commencing September 1997. The New Notes will be redeemable in whole or in part at the option of the Company in or after March 2002, at specified redemption prices. In addition, prior to March 2000, the Company, at its option, may redeem certain percentages of the aggregate principal amount of the New Notes with the net cash proceeds of one or more public equity offerings at specified redemption prices. The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior indebtedness of the Company. The New Notes will be subject to a registration rights agreement, pursuant to which Tracor has agreed to file a registration statement with respect to an offer to exchange the New Notes for registered identical senior subordinated notes of the Company.

     The New Bank Credit Facility shall be subject to commitment reductions of $25 million on February 28, 2000, and $50 million on February 28, 2001. Certain mandatory prepayments will also be required. All of Tracor's stock in its subsidiaries will be pledged under the New Bank Credit Facility, and all borrowings will be guaranteed by such subsidiaries.

     The New Bank Credit Facility will bear interest at Tracor's option at either the lender's base rate plus up to .75% or the eurodollar rate plus .625% to 1.75%, in each case based on certain financial ratios, as defined. Interest on base rate loans will be payable quarterly, and interest on eurodollar loans will be payable at the end of the applicable interest period or every three months in the case of interest periods in excess of three months. A commitment fee ranging from .25% to .375% per annum will be charged on the unused revolving loans and will be payable quarterly in arrears. Each letter of credit will bear customary fees and administrative charges.

     The New Bank Credit Facility and New Notes will contain covenants which, among other things, impose limitations and restrictions on the incurrence of additional indebtedness, capital expenditures, future mergers and acquisitions, sales of assets, and payment of dividends. In addition, Tracor will be required to satisfy certain financial covenants relating to, among other matters, interest coverage, working capital, leverage, and net worth.

     The above transactions will result in a one-time extraordinary charge of approximately $10.4 million, net of an income tax benefit of $7.3 million, consisting of $7.5 million premium to retire the Old Notes and a $10.2 million write-off of unamortized debt issuance costs.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................   ii
Prospectus Summary....................    1
Risk Factors..........................   11
The Transactions......................   15
Use of Proceeds.......................   15
Capitalization........................   16
Selected Pro Forma and Historical
  Financial Data......................   17
Selected Pro Forma and Historical
  Sales Percentages...................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   23
Management............................   37
Certain Transactions..................   47
Recent Developments...................   47
Principal Stockholders................   48
Description of New Bank Credit
  Facility............................   51
The Exchange Offer....................   52
Description of Notes..................   62
Book Entry; Delivery and Form.........   85
Certain Federal Income Tax
  Considerations......................   87
Plan of Distribution..................   89
Legal Matters.........................   90
Experts...............................   90
Financial Statements..................  F-1

======================================================

======================================================

                   ------------------------------------------

                                   PROSPECTUS
                   ------------------------------------------

                                     TRACOR

                                  $250,000,000
OFFER TO EXCHANGE ITS 8 1/2% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2007 FOR ANY
            AND ALL OF ITS 8 1/2% SENIOR SUBORDINATED NOTES DUE 2007
                                                                          , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the provisions of Section 145(a) of the Delaware General Corporation Law, the Company has the power to indemnify anyone made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) because such person is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in the defense or settlement of such action, suit or proceeding, provided that (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest and
(ii) in the case of a criminal proceeding such person had no reasonable cause to believe his conduct was unlawful.

     With respect to an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145 (b) of the Delaware General Corporation Law provides that the Company shall have the power to indemnify anyone who was, is or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the Company to procure a judgment in its favor because such person is or was a director or officer of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

     Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if such quorum cannot be obtained or if a quorum of disinterested directors so directs, or (c) the stockholders of the Company.

     Section 145(g) of the Delaware General Corporation Law permits the purchase and maintenance of insurance to indemnify directors and officers against any liability asserted against or incurred by them in any such capacity, whether or not the Company itself would have the power to indemnify any such director or officer against such liability. The Company has such insurance.

     The Certificate of Incorporation of the Company provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented. The Certificate of Incorporation further provides that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Reference is hereby made to the relevant provisions of the Certificate of Incorporation of the Company which has previously been filed. Any such provision of the Certificate of Incorporation is valid only to the extent it is consistent with Section 145 of the Delaware General Corporation Law.

     The Certificate of Incorporation also contains a provision that eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not limit a director's liability for (i) breaches of duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith, involving intentional misconduct or involving knowing violations of law,
(iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law, or (iv) transactions in which the director received an improper personal benefit. Depending on judicial interpretation, the provision may not affect liability for violations of the federal securities laws.

     The Company maintains insurance for its officers and directors which provides for indemnification of directors and officers. The premiums for such insurance are paid by the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

      EXHIBIT NO.                                  EXHIBIT
      -----------                                  -------
          3.1            -- Restated Certificate of Incorporation, as amended, of the
                            Company(5)
          3.2            -- Bylaws, as amended and restated, of the Company(5)
          4.1            -- Registration Rights Agreement, dated as of March 14,
                            1997, among the Company, the Subsidiary Guarantors named
                            therein and BT Securities Corporation.(9)
          4.2            -- Indenture, dated as of March 14, 1997, among the Company and U.S. Trust Company of Texas, N.A. relating to the
                            8 1/2% Senior Subordinated Notes Due 2007.(9)
          4.3            -- Form of Exchange Notes (included in Exhibit 4.2).
          4.4            -- Series A Indenture, dated as of November 17, 1994, among the Company, each Subsidiary Guarantor, and U.S. Trust
                            Company of Texas, N.A., as Trustee, relating to the
                            Series A Notes (the "Series A Indenture")(4)
          4.5            -- First Supplemental Indenture, dated as of April 11, 1995, to the Series A Indenture(5)
          4.6            -- Second Supplemental Indenture, dated as of February 2,
                            1996, to the Series A Indenture(5)
          4.7            -- Third Supplemental Indenture, dated September 26, 1996, to the Series A Indenture.(9)
          4.8            -- Fourth Supplemental Indenture, dated March 14, 1997, to the Series A Indenture.(9)
          4.9            -- Specimen Series A Note(4)
          4.10           -- Indenture, dated as of August 15, 1993, among the
                            Company, each Subsidiary Guarantor, and U.S. Trust
                            Company of Texas, N.A., as Trustee, relating to the
                            Existing Notes (the "Existing Note Indenture")(2)
          4.11           -- First Supplemental Indenture, dated as of November 17,
                            1994, to the Existing Note Indenture(4)
          4.12           -- Second Supplemental Indenture, dated as of February 22,
                            1996, to the Existing Note Indenture(5)
          4.13           -- Third Supplemental Indenture, dated September 26, 1996, to the Existing Note Indenture(9)
          4.14           -- Fourth Supplemental Indenture, dated March 14, 1997, to the Existing Note Indenture(9)
          4.15           -- Credit Agreement among Tracor, the lending institutions party to the Credit Agreement, Credit Lyonais, The First
                            National Bank of Chicago and Wells Fargo (Texas),
                            National Association, as Co-Agents and Bankers Trust
                            Company, as Agent, dated as of March 14, 1997.(9)
          4.16           -- 1995 Stock Plan for Employees of Tracor, Inc. and
                            Subsidiaries(6)
          4.17           -- Specimen Certificate representing Common Stock of Tracor,
                            Inc.(7)
          5.1            -- Opinion of Winstead Sechrest & Minick P.C.**

      EXHIBIT NO.                                  EXHIBIT
      -----------                                  -------
          8.1            -- Opinion of Winstead Sechrest & Minick P.C. regarding tax matters**
         10.1            -- Form of Employment Agreement (Form One)(9)
         10.2            -- Form of Employment Agreement (Form Two)*
         10.3            -- Employment Agreement and Executive Stock Agreement, dated
                            November 20, 1995 between GDE Systems and Dr. Terry A.
                            Straeter(9)
         11.1            -- Computation of Income per Common and Common Equivalent
                            Share*
         11.2            -- Computation of Unaudited Pro Forma Income per Common and
                            Common Equivalent Share*
         12.1            -- Computation of Historical Ratio of Earnings to Fixed
                            Charges*
         12.2            -- Computation of Pro Forma Ratio of Earnings to Fixed
                            Charges*
         21.1            -- Subsidiaries of the Registrant(9)
         23.1            -- Consent of Ernst & Young LLP*
         23.2            -- Consent of Winstead Sechrest & Minick P.C. (contained in their opinion filed as Exhibit 5.1 to the Registration
                            Statement)**
         24.1            -- Powers of Attorney (set forth on the signature page
                            hereof)*
         25.1            -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Trust Company of
                            Texas, N.A.*
         99.1            -- Form of Letter of Transmittal**
         99.2            -- Form of Notice of Guaranteed Delivery**

---------------

 *  Filed herewith.

**  To be filed by amendment

(1) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-65448) on July 2, 1993 and incorporated herein by reference.

(2) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-67562) on August 18, 1993 and incorporated herein by reference.

(3) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-89886) on March 2, 1995 and incorporated herein by reference.

(4) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-89578) on February 17, 1995 and incorporated herein by reference.

(5) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-4/S-3 (No. 333-03330) on April 10, 1996 and incorporated herein by reference.

(6) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-8 (No. 33-93186) on June 2, 1995 and incorporated herein by reference.

(7) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-10 (No. 0-20227) on July 17, 1992 and incorporated herein by reference.

(8) Previously filed with the Commission as an exhibit to the Registrant's Current Report on Form 8-K dated March 9, 1996 and incorporated herein by reference.

(9) Previously filed with the Commission as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

     (b) FINANCIAL STATEMENT SCHEDULES.

     All schedules are omitted because the required information is included elsewhere in the financial statements or is otherwise inapplicable.

ITEM 22. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

     (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on the 28th day of March, 1997.

                                            TRACOR, INC.

                                            By:      /s/ JAMES B. SKAGGS
                                              ----------------------------------
                                                Name:  James B. Skaggs
                                                Title:    President and Chief
                                                          Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints James B. Skaggs and Robert K. Floyd, and each of them, any one of whom may act without the joinder of the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below, all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

  By:             /s/ JAMES B. SKAGGS                   Director, President and Chief    March 28, 1997
  -------------------------------------------------      Executive Officer (Principal
                   James B. Skaggs                       Executive Officer)

  By:              /s/ ROBERT K. FLOYD                  Vice President, (Principal       March 28, 1997
  -------------------------------------------------      Financial and Accounting
                   Robert K. Floyd                       Officer of Registrant)

  By:              /s/ JULIAN DAVIDSON                  Director                         March 28, 1997
  -------------------------------------------------
                   Julian Davidson

  By:              /s/ ANTHONY GRILLO                   Director                         March 28, 1997
  -------------------------------------------------
                   Anthony Grillo

  By:                /s/ BOB MARBUT                     Director                         March 28, 1997
  -------------------------------------------------
                     Bob Marbut

  By:              /s/ ELVIS L. MASON                   Director                         March 28, 1997
  -------------------------------------------------
                   Elvis L. Mason

  By:             /s/ WILLIAM E. CONWAY                 Director                         March 28, 1997
  -------------------------------------------------
                  William E. Conway

  By:            /s/ THOMAS P. STAFFORD                 Director                         March 28, 1997
  -------------------------------------------------
                 Thomas P. Stafford

                               INDEX TO EXHIBITS

      EXHIBIT NO.                                  EXHIBIT
      -----------                                  -------
          3.1            -- Restated Certificate of Incorporation, as amended of the
                            Company(5)
          3.2            -- Bylaws, as amended and restated of the Company(5)
          4.1            -- Registration Rights Agreement, dated as of March 14,
                            1997, among the Company, the Subsidiary Guarantors named
                            therein and BT Securities Corporation.(9)
          4.2            -- Indenture, dated as of March 14, 1997, among the Company and U.S. Trust Company of Texas, N.A. relating to the
                            8 1/2% Senior Subordinated Notes Due 2007.(9)
          4.3            -- Form of Exchange Notes (included in Exhibit 4.2).
          4.4            -- Series A Indenture, dated as of November 17, 1994, among the Company, each Subsidiary Guarantor, and U.S. Trust
                            Company of Texas, N.A., as Trustee, relating to the
                            Series A Notes (the "Series A Indenture")(4)
          4.5            -- First Supplemental Indenture, dated as of April 11, 1995, to the Series A Indenture(5)
          4.6            -- Second Supplemental Indenture, dated as of February 2,
                            1996, to the Series A Indenture(5)
          4.7            -- Third Supplemental Indenture, dated September 26, 1996, to the Series A Indenture.(9)
          4.8            -- Fourth Supplemental Indenture, dated March 14, 1997, to the Series A Indenture.(9)
          4.9            -- Specimen Series A Note(4)
          4.10           -- Indenture, dated as of August 15, 1993, among the
                            Company, each Subsidiary Guarantor, and U.S. Trust
                            Company of Texas, N.A., as Trustee, relating to the
                            Existing Notes (the "Existing Note Indenture")(2)
          4.11           -- First Supplemental Indenture, dated as of November 17,
                            1994, to the Existing Note Indenture(4)
          4.12           -- Second Supplemental Indenture, dated as of February 22,
                            1996, to the Existing Note Indenture(5)
          4.13           -- Third Supplemental Indenture, dated September 26, 1996, to the Existing Note Indenture(9)
          4.14           -- Fourth Supplemental Indenture, dated March 14, 1997, to the Existing Note Indenture(9)
          4.15           -- Credit Agreement among Tracor, the lending institutions party to the Credit Agreement, Credit Lyonais, The First
                            National Bank of Chicago and Wells Fargo (Texas),
                            National Association, as Co-Agents and Bankers Trust
                            Company, as Agent, dated as of March 14, 1997.(9)
          4.16           -- 1995 Stock Plan for Employees of Tracor, Inc. and
                            Subsidiaries(6)
          4.17           -- Specimen Certificate representing Common Stock of Tracor,
                            Inc.(7)
          5.1            -- Opinion of Winstead Sechrest & Minick P.C.**
          8.1            -- Opinion of Winstead Sechrest & Minick P.C. regarding tax matters**
         10.1            -- Form of Employment Agreement (Form One)(9)
         10.2            -- Form of Employment Agreement (Form Two)*
         10.3            -- Employment Agreement and Executive Stock Agreement, dated
                            November 20, 1995 between GDE Systems and Dr. Terry A.
                            Straeter(9)
         11.1            -- Computation of Income per Common and Common Equivalent
                            Share*

      EXHIBIT NO.                                  EXHIBIT
      -----------                                  -------
         11.2            -- Computation of Unaudited Pro Forma Income per Common and
                            Common Equivalent Share*
         12.1            -- Computation of Historical Ratio of Earnings to Fixed
                            Charges*
         12.2            -- Computation of Pro Forma Ratio of Earnings to Fixed
                            Charges*
         21.1            -- Subsidiaries of the Registrant(9)
         23.1            -- Consent of Ernst & Young LLP*
         23.7            -- Consent of Winstead Sechrest & Minick P.C. (contained in their opinion filed as Exhibit 5.1 to the Registration
                            Statement)**
         24.1            -- Powers of Attorney (set forth on the signature page
                            hereof)*
         25.1            -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Trust Company of
                            Texas, N.A.*
         99.1            -- Form of Letter of Transmittal**
         99.2            -- Form of Notice of Guaranteed Delivery**

---------------

 *  Filed herewith.

**  To be filed by amendment

(1) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-65448) on July 2, 1993 and incorporated herein by reference.

(2) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-67562) on August 18, 1993 and incorporated herein by reference.

(3) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-89886) on March 2, 1995 and incorporated herein by reference.

(4) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-89578) on February 17, 1995 and incorporated herein by reference.

(5) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-4/S-3 (No. 333-03330) on April 10, 1996 and incorporated herein by reference.

(6) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-8 (No. 33-93186) on June 2, 1995 and incorporated herein by reference.

(7) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-10 (No. 0-20227) on July 17, 1992 and incorporated herein by reference.

(8) Previously filed with the Commission as an exhibit to the Registrant's Current Report on Form 8-K dated March 9, 1996 and incorporated herein by reference.

(9) Previously filed with the Commission as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.